As filed with the Securities and Exchange Commission on September 29, 2005

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BLAST ENERGY SERVICES, INC.

(Exact name of registrant as specified in its charter)

California	1382	22-3755993
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

14550 Torrey Chase Boulevard, Suite 330

Houston, Texas 77014-1022

(281) 453-2888

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

John O’Keefe, Chief Financial Officer

14550 Torrey Chase Boulevard, Suite 330

Houston, Texas 77014-1022

(281) 453-2888

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies to:

Michael T. Larkin

Adams and Reese, LLP

4400 One Houston Center

1221 McKinney Street

Houston, Texas 77010

(713) 652-5151

Approximate date of commencement of proposed to the public: As soon as practicable after this registration statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434 check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, no par value per share	4,125,000	$0.45	$1,856,250	$218.48

*	Stated for the purpose of calculation of the registration fee only.

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h)(1) under the Securities Act of 1933, as amended and based on the average of the high and low sales prices of our common stock reported on the OTB Bulletin Board on September 26, 2005.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Subject to Completion, dated September 29, 2005

The information in this prospectus may not be complete and is subject to change. Selling security holders may not sell these securities until the registration statement, of which this prospectus is a part, filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

BLAST ENERGY SERVICES, INC.

14550 TORREY CHASE BOULEVARD, SUITE 330

HOUSTON, TEXAS 77014-1022

PROSPECTUS

4,125,000 SHARES

COMMON STOCK

We are registering up to 4,125,000 shares of our common stock for sale by certain shareholders of our company identified in this Prospectus. These shareholders are referred to throughout this Prospectus as “selling stockholders.” Of the 4,125,000 shares of our common stock subject to this Prospectus, 3,095,000 shares of our common stock are currently issued and outstanding; 1,030,000 shares of our common stock are issuable upon the exercise of certain warrants, options and other rights.

The selling stockholders who wish to sell their shares of our common stock may offer and sell their shares on a continuous or delayed basis in the future. These sales may be conducted at fixed prices, market prices or at negotiated prices, and the selling stockholders may engage a broker or dealer to sell their shares. We will not receive any proceeds from these sales, but we will receive proceeds from the exercise of any warrants, options or other rights. For additional information on possible methods of sale, you should see ‘Plan of Distribution’ on page 16.

The securities being registered trade on the OTC Bulletin Board under the symbol “BESV.OB”. On September 26, 2005, the last reported sales price of our common stock was $0.44 per share.

Investment in small businesses involves a high degree of risk, and investors should not invest any funds in Blast Energy Services, Inc. unless they can afford to lose their entire investment. See Risk Factors, beginning on Page 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is                     , 2005.

BLAST ENERGY SERVICES, INC.

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BLAST ENERGY SERVICES, INC.

Summary Information and Risk Factors

Summary Information

PROSPECTUS SUMMARY

You should read the following summary together with the more detailed information regarding us and the securities being offered for sale by means of this Prospectus and our financial statements and notes to those statements appearing elsewhere in this Prospectus. This summary highlights material information contained elsewhere in this Prospectus.

General

Our mission is to substantially improve the economics of existing oil and natural gas (“oil and gas”) operations through the application of our licensed and proprietary technologies.

Our primary segment will be our abrasive jetting business. We have been striving to develop a commercially viable lateral drilling technology with the potential to penetrate through well casing and into reservoir formations to stimulate oil and gas production. In 2003, with the acquisition of exclusive rights to a proprietary horizontal drilling process we began to deploy lateral drilling services in the field. During 2004, it became apparent that this process was limited in its application and not able to succeed in a wide variety of oil and gas formations. After redesigning and improving the existing process and designing and testing some newer technologies, we continue to believe that we can deliver a valuable and cost effective production enhancement service to onshore oil and gas producers, particularly operators of marginal wells. The goal is to make this new service reliably predictable and consistently dependable for our customers. We are currently building our first new generation lateral drilling rig with the capability of abrasive fluid jetting by use of much higher hydraulic horsepower. During this period of development and construction, we have conducted no drilling operations and the only income provided by our primary segment has been the proceeds from the sale of equipment. The capabilities of this new generation rig should allow us to expand our market opportunities to a wider range of services, including specialty casing cutting, long reach perforating, lateral jetting and specialty completions. Following favorable results and customer acceptance of this initial rig’s capabilities, we intend to order the construction of additional rigs and significantly grow the deployment of our abrasive jetting service.

Funding for developing this abrasive cutting service has been primarily met by a $1 million loan from Berg McAfee Companies, our major shareholder. The loan has a senior and subordinated structure and has been fully funded except for the final advance of $100,000 which is due by October 1, 2005. The loans carry a combined interest rate of 7.4% and will share in 10% of the future gross revenues from the abrasive jetting rig for a period of ten years. In addition, working capital needs have been met through the assignment of our exclusive rights acquired in 2003 for the previous generation technology to Maxim TEP, Inc. (“Maxim”). Maxim is in default on both the $500,000 payment due June 3, 2005 and the $500,000 payment due September 2, 2005. To date Maxim has paid $535,000 in principal and has entered into several amendments to extend the payments resulting in penalties of $300,000. The CEO of Maxim is Dan Williams, one of our former officers. No assurances can be given that the capital from these sources or any other, if received, will be adequate or timely.

Our secondary business segment is providing satellite services to oil and gas companies. This service allows them to remotely monitor and control well head, pipeline or drilling operations through low cost broadband data and voice services to remote operations where conventional land based communication networks do not exist or are too costly to install. Longer term, our vision is to introduce additional early stage technologies in the energy services sector, all of which would fit our mission of helping energy companies economically produce more oil and gas.

Corporate History

We were originally incorporated in California in September 2000. In April 2003, we entered into a merger agreement with Verdisys, Inc. (“Verdisys”). Verdisys was initially incorporated as TheAgZone Inc. in 1999 as a California corporation. Its purpose was to provide e-commerce satellite services to agribusiness. We changed our name to Verdisys in 2001, and in 2003, with the acquisition of exclusive rights to a proprietary lateral drilling process throughout most of the U.S. and Canada, we changed our market focus to concentrate on services to the oil and gas industry.

BLAST ENERGY SERVICES, INC.

The merger agreement with Verdisys called for us to be the surviving company. In connection with the merger, our name changed to Verdisys, our articles of incorporation and bylaws remained in effect, the officers and directors of Verdisys became our officers and directors, each share of Verdisys’ common stock was converted into one share of our common stock, and our accident reconstruction assets were sold.

Effective June 6, 2005, we formally changed our name to Blast Energy Services, Inc. from Verdisys in part to reflect our focus on the energy service business. We have shifted our business strategy away from an agricultural related business toward energy services. We believe such a name change creates better name recognition related to the types of service that we intend to provide and the ability to trademark new applications and services in a way to uniquely identify them with our company.

BLAST ENERGY SERVICES, INC.

Summary of the Offering

Shares outstanding before the offering	39,519,665 (1)

Shares offered by selling stockholders	4,125,000 shares of our common stock. (1)(2)

Use of proceeds	We will not receive any of the proceeds from the sale of our common stock offered by the selling stockholders. However, we may receive an aggregate of $ 116,000 upon the exercise of all of the warrants or options held by the selling stockholders if such warrants or options are exercised for cash. Such funds, if any, will be used for working capital and general corporate purposes.

Risk factors	The shares offered hereby involve a high degree of risk. You should carefully consider the information set forth in the ‘Risk Factors’ section of this Prospectus as well as other information set forth in this Prospectus, including our financial statements and related notes.

Plan of distribution	The offering of our shares of common stock is being made by stockholders of our company who may wish to sell their shares. Sales of our common stock may be made by the selling stockholders in the open market or in privately negotiated transactions and at market prices, fixed prices or negotiated prices.

OTC Bulletin Board Trading Symbol	“BESV.OB”(3)

(1)	As of September 26, 2005.

(2)	Includes 1,030,000 shares of common stock issuable upon exercise of rights, warrants, or options.

(3)	Effective June 10, 2005.

BLAST ENERGY SERVICES, INC.

Risk Factors

Investing in our common stock is highly speculative and risky. You should be able to bear a complete loss of your investment. You should carefully consider the following risks and the other information in this Prospectus before investing in the shares. If any of the following risks and uncertainties develops into actual events, the business, financial condition and operating results could be materially adversely affected, and you could lose your entire investment. The risks and uncertainties described below are not the only ones which we face; there may be additional risks and uncertainties not presently known to us or those we currently believe are immaterial which could also have a negative impact on our business, financial condition, and operating results.

This Prospectus contains forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those discussed in the forward-looking statements as a result of certain factors, including the risk factors described below. The following risk factors should be considered carefully in addition to the other information contained in this Prospectus before purchasing the shares offered hereby.

GENERAL RISKS RELATING TO OUR COMPANY

1. Cash flow from our current operations does not cover overhead expenses and our future financial security depends on the successful deployment of our abrasive jetting service. The deployment of our abrasive jetting rig may be put in jeopardy due to funding issues.

Funding for developing our abrasive cutting service was expected to come from current capital commitments as well as from the proceeds of the assignment of the exclusive rights acquired in 2003. The rig has largely been funded from a loan from our major shareholder, Berg McAfee Companies. In addition, on March 8, 2005, we agreed to sell our master license for the Landers lateral drilling technology to Maxim for $1.3 million in cash to be received over four installments. To date Maxim has paid $535,000 in principal payments and $300,000 in penalties for extending the payment deadlines. Due to the delay in these funding sources and other factors, we have slowed down the construction of our first abrasive jetting rig. If this funding does not materialize or new funding is not developed, the construction of the rig may have to be halted.

2. We have a limited operating history, which makes it difficult to evaluate our business performance.

We have been in existence for a few years, but we have been conducting drilling operations using the proprietary lateral drilling technology only since June 2003 and satellite services to the oil and gas industry only since June 2002. We have commenced the construction of our first rig utilizing the abrasive jetting technology to the down-hole milling and lateral jetting techniques. Abrasive jetting has been successfully commercialized in several industries but is not yet proven in the energy drilling industry. Because we have a limited operating history, there is little historical financial data upon which an investor may evaluate our business performance. Our revenue and income potential are unproven. An investor must consider the risks, uncertainties, expenses and difficulties frequently encountered by companies in their early stages of development, particularly companies with limited capital in a rapidly evolving market. These risks and difficulties include our ability to develop our infrastructure, reliability in the milling process in our lateral drilling technology, attract and maintain a base of customers, provide customer support, personnel, and facilities to support our business, and respond effectively to competitive and technological developments. Our business strategy may not be successful or may not successfully address any of these risks or difficulties. While we believe our business model will permit us to generate substantial revenues, there is no guarantee that the revenues will be realized. Failure to realize the revenue will have a material adverse effect on our financial condition.

3. We are an investment risk because business and marketing strategies planned are not yet proven.

We have no established basis to assure investors that our business or marketing strategies will be successful. We are highly dependent upon the acquisition of subscribers for our satellite division; selection of, and productivity from, appropriate oil and gas wells; as well as the effective application of technologies and services within operations. Our business model and marketing strategies anticipate such application and productivity, yet are unproven by a significant history of business operations. Failure to prove that our business model and strategies work through continued operations will have a material adverse effect on our business and financial condition.

BLAST ENERGY SERVICES, INC.

4. We may require additional capital in the future, which may not be available to us.

We may need to raise additional funds through public or private debt or equity financing or other various means. Adequate funds may not be available when needed or may not be available on favorable terms. If we raise additional funds by issuing equity securities, dilution to existing stockholders will result, and such equity may have rights, preferences and privileges senior to those of our common stock. If we raise additional funds by issuing debt securities, we may be required to agree to covenants that may restrict our ability to expend or raise capital in the future. If funding is insufficient at any time in the future, we may be unable to fund acquisitions, take advantage of business opportunities or respond to competitive pressures. Failure to raise additional capital in the future may have a material adverse effect on our financial condition.

5. Our auditors have expressed doubt as to our ability to continue as a going concern.

As noted in the Independent Auditors Report (See Financial Note 2 to our December 31, 2004 Financial Statements), our continued substantial operating losses raise substantial doubt as to our ability to continue as a going concern. We are in an early stage of development and are rapidly depleting our cash resources, therefore we have determined that we will need to raise additional financing in the short term to continue in operation and fund future growth. We incurred liquidated damages claimed by an investor of $500,000 related to the timing of providing registration rights for the private financing that we arranged in November 2003. We also have significant contingent liabilities, which may be determined adversely to us. If we are unable to raise additional financing to satisfy these obligations this would have a material adverse effect on our operations.

We currently plan to raise additional financing. The use of stock for currency in financing or making acquisitions may be heavily curtailed while we are under SEC investigation. (See Financial Note 17 to our December 31, 2004 Financial Statements). If we are unable to arrange new financing or generate sufficient revenue from new business arrangements, we will be unable to continue in our current form and will be forced to restructure or seek creditor protection.

6. We experienced operating losses in 2002, 2003, 2004 and 2005, and this trend may continue.

We suffered net losses of $3,128,782, $7,356,045 and $5,590,275 for the years ended December 31, 2002, 2003 and 2004, respectively and $1,941,407 for the six months ended June 30, 2005. These losses are the result of a sporadic revenue stream which has been inadequate to compensate for our operating and overhead costs. The volatility underlying the early stage nature of our business and our industry prevents us from accurately predicting future operating conditions and results, and we could continue to have losses. It is uncertain when, if ever, we will have significant operating income or cash flow from operations sufficient to sustain operations. If cash needs exceed available resources, there can be no assurances that additional capital will be available through public or private equity or debt financings. Sustained losses will continue to have a material adverse effect on our business.

7. We have negative working capital.

We had negative working capital of $2,549,209 and $2,698,022 as of December 31, 2004 and June 30, 2005, respectively. Due to this situation we have structured payments to vendors in a manner to continue operations. Our vendors may decide to stop providing services and or materials until we are able to pay them according to their terms. Our vendors may decide to no longer offer credit to us. A large portion of our accounts payable are due to our legal support vendors and they may cease to assist us until we can make satisfactory payment arrangements. If we cannot raise capital, we will need our lenders to extend payment terms or accept stock in lieu of cash. Lack of current cash liquidity will continue to have a material adverse effect on our business.

8. Significant amounts of our outstanding common shares are restricted from immediate resale but will be available for resale into the market in the near future, thereby possibly causing an imbalance of supply and demand with a potential for the market price of our common stock to drop significantly.

As of September 26, 2005, we had 39,519,665 shares of common stock issued and outstanding held by approximately 460 shareholders of record. The shares we are registering in this offering once registered may be resold in the public market immediately, resulting in an additional 4,125,000 common shares available for resale.

As restrictions on resale for these shares being registered and the remaining outstanding shares end, the market price could drop significantly if the holders of these restricted shares sell them or are perceived by the market as intending to sell them in an excessive amount relative to the market demand for our shares. An excessive sale of our shares may result in a material adverse effect on the price of our common stock, and our ability to raise capital.

BLAST ENERGY SERVICES, INC.

9. One principal stockholder can influence the corporate and management policies of our company.

Berg McAfee Companies, and its affiliates, effectively control approximately 30% of the outstanding common stock. Therefore, Berg McAfee Companies, and its affiliates, may have the ability to substantially influence all decisions made by us. Additionally, Berg McAfee Companies and its affiliates’ control could have a negative impact on any future takeover attempts or other acquisition transactions. Furthermore, certain types of equity offerings require stockholder approval depending on the exchange on which shares of a company’s common stock are traded. In the event we are required to obtain stockholder approval of a financing, Berg McAfee Companies, and its affiliate ownership, could block such a financing. The control by one principal stockholder results in less control by our board of directors, management and the remaining stockholders. Please read ‘Certain Relationships and Related Transactions.’

11. SEC investigation and inquiries may continue to draw on our limited financial resources and continue to negatively impact our ability to raise additional capital.

We received notice that the Securities and Exchange Commission initiated a formal investigation into our reporting practices and public statements about the company in 2003.

The SEC has requested substantiation and documentary evidence from us concerning the performance of certain lateral drilling services by subcontractors in the period from May 2003 to September 2003, supervision of such services by our executive management at the time, revenue recognition related to the performance of such services, the third quarter 2003 earnings restatement, public statements concerning the services performed, and related matters. The SEC has also requested information and documentary evidence related to our acquisition of certain assets of QuikView, Inc., a related party company, in June, 2003.

In December 2004, the staff of the SEC notified us that it was considering recommending that the SEC bring a civil injunction (including a possible permanent injunction and a civil penalty) against us alleging violations of provisions of the Sections 10(b), 13(b)(2)(A), 13(b)(2)(B) and 15(d) of the Securities Exchange Act of 1934 and rules promulgated thereunder in connection with the purchase and sale of our securities, recordkeeping, internal controls, certification and disclosure obligations. We were notified of our right to make a Wells submission. We have provided information to the SEC setting forth the specific steps we have taken to upgrade the quality and effectiveness of our board of directors, replace the previous management team with industry experts, improve our recordkeeping, internal and disclosure controls, and revenue recognition procedures. Although we are working to bring the matter to a prompt conclusion and have been engaged in settlement talks with the SEC, we cannot make any assurance that the investigation will be resolved positively or that it will not have negative effects on our limited resources or our ability to raise capital and use our stock as acquisition currency during the period of the investigation.

12. We are subject to certain additional lawsuits. If these lawsuits are successful and substantial damages are awarded, these damages would have a material adverse effect on our financial condition.

In February 2005, we entered into an Agreed Judgment and Order of Severance with Gryphon Master Fund, L.P. (“Gryphon”) as to all breach of contract claims related to our delay in registering common stock acquired by Gryphon in October 2003. Under the terms of the Agreed Judgment, we are obligated to pay $500,000 to Gryphon on or before September 30, 2005. Our current cash position is not sufficient to meet this obligation. Additional financing or positive cash flow will be required to satisfy this obligation. Gryphon agreed to abate their remaining claims and related discovery on the lawsuit against us until after September 30, 2005. In the lawsuit, Gryphon has also claimed that it has sustained actual damages in excess of $6.2 million. In July 2004, Gryphon filed a lawsuit in state district court in Dallas, Texas against us, alleging, among other things, breach of contract and securities fraud by us. In connection with the lawsuit, Gryphon requested liquidated damages, actual damages, punitive damages, interest, cost and attorneys’ fees among other claims. We intend to vigorously defend ourselves in this matter with respect to the remaining claims of Gryphon. If Gryphon prevails, it may obtain significant damages that may have a material adverse effect on our financial condition.

An adverse outcome in any of the above litigation would have a material adverse effective on our financial condition and result of operations.

Please see the section ‘Legal Proceedings.’

BLAST ENERGY SERVICES, INC.

13. Our common stock is currently traded over the counter on the OTC Bulletin Board and is considered a “penny stock” resulting in potential illiquidity and high volatility in the market price of our common stock.

The market price of our common stock is likely to be highly volatile, as is the stock market in general, as well as the capital stock of most small cap companies. Our common stock currently trades over the counter on the OTC Bulletin Board, where stocks typically suffer from lower liquidity. This may lead to depressed trading prices, greater price volatility and difficulty in buying or selling shares in large quantities. Currently, there is a limited trading market for our common stock, and we cannot predict when, if ever, a fully developed public market for the common stock will occur.

14. Because our common stock is considered a “penny stock,” certain rules may impede the development of increased trading activity and could affect the liquidity for stockholders.

Penny stocks generally are equity securities with a price of less than $5.00 per share other than securities registered on certain national securities exchanges or quoted on the NASDAQ stock market, subject to certain exceptions for companies which exceed certain minimum tangle net worth requirements.

Our common stock is subject to the SEC’s “penny stock rules”. The rules impose additional sales practice requirements on broker-dealers who sell penny stock securities to persons other than established customers and accredited investors. For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of penny stock securities and have received the purchaser’s written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the “penny stock rules” require the delivery, prior to the transaction, of a disclosure schedule relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. And, monthly statements must be sent disclosing recent price information on the limited market in penny stocks. These rules may restrict the ability of broker-dealers to sell our securities and may have the effect of reducing the level of trading activity of our common stock in the secondary market. In addition, the penny-stock rules could have an adverse effect on our ability to raise capital in the future from offerings of our common stock.

On July 7, 2005, the SEC approved amendments to the penny stock rules to ensure that investors continue to receive the protections of those rules. The amendments also provide that broker-dealers be required to enhance their disclosure schedule to investors who purchase penny stocks, and that those investors have an explicit “cooling-off period” to rescind the transaction. These amendments could place further constraints on broker-dealers’ ability to sell our securities.

15. Our operations are subject to inherent risks that are beyond our control and such risks may not be fully covered under our insurance policies.

We plan to deploy the first drilling rig utilizing high pressure abrasive jetting and the application of the technology does not have a safety history. However, we expect our operations to be subject to hazards inherent in the oil and gas industry, such as accidents, blowouts, explosions, craterings, fires and oil spills. These conditions can cause:

•	personal injury or loss of life;

•	damage to or destruction of property, equipment and the environment; and

•	suspension of operations.

In addition, claims for loss of oil and gas production and damage to formations can occur in the well service industry. Litigation arising from a catastrophic occurrence at a location where our equipment and services are being used may result in us being named as a defendant in lawsuits asserting large claims.

We maintain insurance coverage that we believe to be customary in the industry against these hazards. However, we may not be able to maintain adequate insurance in the future at rates we consider reasonable. In addition, our insurance is subject to coverage limits and some policies exclude coverage for damages resulting from environmental contamination. The occurrence of a significant event or adverse claim in excess of the insurance coverage that we maintain or that is not covered by insurance could have a materially adverse effect on our financial condition and results of operations.

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16. We are subject to various operational and performance risks related to projects that we undertake and services that we provide.

We are subject to various operational and performance risks related to projects that we undertake and services that we provide. These risks include:

•	changes in the price or the availability of commodities that we use;

•	non-performance, default or bankruptcy of key suppliers or subcontractors;

•	cost over-runs and operating cost inflation resulting from fixed-price projects; and

•	failure by one or more parties to a complex business arrangement for technically demanding projects.

Failure to guard against operational and performance risks may have a material adverse effect on our financial condition.

17. Our markets may be adversely affected by oil and gas industry conditions that are beyond our control.

Oil and gas industry conditions are influenced by numerous factors over which we have no control, such as the supply of and demand for oil and gas, domestic and worldwide economic conditions, political instability in oil producing countries and merger and divestiture activity among oil and gas producers. Those conditions could adversely impact the level of drilling and workover activity by some of our customers. This reduction in activity may cause a decline in the demand for our services or adversely affect the price of our services. We cannot accurately predict either the future level of demand for our services or future conditions of the well service industry. A decline in the demand for our services may have a material adverse effect on our business.

18. Our success depends on key members of our management, the loss of whom could disrupt our business operations.

We depend to a large extent on the services of some of our executive officers and directors. The loss of the services of either John O’Keefe or David Adams could disrupt our operations. We have entered into employment agreements with several of our key executives that contain non-compete provisions. Notwithstanding these agreements, we may not be able to retain our executive officers and may not be able to enforce the non-compete provisions in the employment agreements. Failure to retain key members of our management may have a material adverse effect on our business.

19. Failure to maintain effective internal controls could have a material adverse effect on our business operations.

We may need to comply with the requirements of Section 404 of the Sarbanes-Oxley Act (“Sarbanes”) for our fiscal year ended 2006, which requires annual management assessments of the effectiveness of our internal controls over financial reporting. During the course of our testing we may identify deficiencies, which we may not be able to remediate in time to meet the deadline imposed. Effective internal controls are necessary for us to produce reliable financial reports and may be important to prevent financial fraud. If we cannot comply with Section 404, our stock price may decrease as investors lose confidence in the accuracy of our reported financial information. Compliance with Section 404 will likely require the Company to expend significant financial and management resources, which may have a material adverse effect on our business.

RISKS RELATED TO OUR ABRASIVE JETTING BUSINESS

1. We currently have no active customers and in the past we were highly dependent on a small number of customers, two of whom are related parties.

We have no active customers or revenue for our abrasive jetting services since we are in the construction mode. We currently have indications of interest in the new AFJ drill rig once it is placed into service. We can give no assurance that these indications of interest will convert into cash revenue.

In the past, a relatively limited number of customers has accounted for a substantial portion of our revenue. One customer accounted for 14%, 38% and 87% of total revenues in 2004, 2003, and 2002, respectively. In the second

BLAST ENERGY SERVICES, INC.

half of 2003, 53% of our revenue was derived from services provided to three customers. Of those three customers, two may be considered related parties. In the same period, 52% of our revenue was derived from services provided to the two related parties. In addition, Edge, our only non-related customer in that period, has refused to pay for wells drilled in the second half of 2003, resulting in a total of $1,993,000 being reversed or deferred.

2. Our business plan relies on the successful deployment of a new generation drilling rig utilizing abrasive fluid jetting.

Our abrasive jetting service intends to provide casing milling, well stimulation and lateral drilling services to oil and gas producers. Applications of such abrasive cutting techniques are a proven feature in industries as diverse as munitions disposal in the military, offshore platform dismantlement in the salvage industry and cutting specialty glass and steel in the machining business. We would be among the first to commercially apply the proven abrasive jetting techniques to the energy producing business. We are currently building a custom drilling rig based on the abrasive jetting concept. There can be no guarantee that the rig design will be adequate, that the rig will be built correctly or timely, or that the abrasive jetting technology will stimulate additional oil and gas production. We may not achieve the designed results for the rig. The rig may cost more than our current estimate of $1.2 million. Customers may not accept the services we offer. Any of these results would have a negative impact on our abrasive jetting business.

3. We may not be able to protect our abrasive jetting technology, which could result in competition with service providers utilizing an infringing technology.

The technology purchase agreement between Alberta Energy Holding (“Alberta”) and Blast Energy allocates responsibility for maintaining the status of the patents underlying the technology with the US Patent and Trademark Office to Alberta. Although Alberta has performed this obligation in the past, there can be no assurance that they will have the ability to continue to maintain the patents. In the event we had to assume these responsibilities, additional pressure on our financial resources would result. Competition from infringers of our technology may have a material adverse effect on our abrasive jetting business.

4. Our customers may not realize the expected benefits from our abrasive jetting technology, which may impair market acceptance of our drilling services. Such concerns will cause Blast to provide additional technical screening of market opportunities.

Our abrasive jetting business will be heavily dependent upon our clients achieving enhanced production, or lower costs, from certain types of existing oil and gas wells. Many of the wells for which the abrasive jetting technology will be used on have been abandoned for some time due to low production volumes or other reasons. In some cases, we have experienced difficulty in having the enhanced production reach the market due to the gathering field pipeline system’s disrepair resulting from the age of the fields and the reliability of the milling process. There can be no assurance that our abrasive jetting technology will achieve enhanced production from every well drilled, or that, if enhanced production is achieved initially, it will continue for the duration necessary to achieve payout or that it will reach the market on a timely basis. The failure to screen adequately and achieve projected enhancements could result in making the application of the technology uneconomic for our clients. Failure to achieve an economic benefit for our clients in the provision of this service may have a material adverse effect on our business.

5. Geological uncertainties may negatively impact the effectiveness of abrasive jetting services.

Oil and gas fields may be depleted and zones may not be capable of stimulation by our abrasive jetting technology due to geological uncertainties such as lack of reservoir drive or adequate well pressure. There are no guarantees that such shortcomings may be identifiable. The failure to avoid such shortcomings could have a material adverse effect on our abrasive jetting business, financial condition, and operating results.

6. Competition within the well service industry may adversely affect our ability to market our services.

The well service industry is highly competitive and includes several large companies, such as Halliburton, Baker Hughes, Schlumberger and other independent drilling companies that possess substantially greater financial and other resources than we do. These greater resources could allow those competitors to compete more effectively than we can. Additionally, the number of rigs available continues to exceed demand, resulting in active price

BLAST ENERGY SERVICES, INC.

competition. Moreover, many contracts are awarded on a bid basis, which further increases competition based on price. Failure to successfully compete within our industry may have a material adverse effect on our business.

7. We may be subject to environmental requirements which may increase our costs or liabilities related to our abrasive jetting operations.

Given the manner in which we currently operate our business, we are not regulated to the extent that an oil and gas company is with respect to environmental laws, rules and regulations in the U.S. and other countries, including those covering hazardous materials, because we generally do not own the properties we service. However, environmental requirements generally are becoming increasingly strict. In the future, we may be held liable for certain failures relating to environmental regulations. Sanctions for failure to comply with these requirements, many of which may be applied retroactively, may include:

•	administrative, civil and criminal penalties;

•	revocation of permits; and

•	corrective action orders, including orders to investigate and/or clean up contamination.

Liability for damages arising as a result of environmental laws could be substantial and could have a material adverse effect on our results of operations. The liabilities incurred as a result of complying with environmental requirements or failure on our part to comply with applicable environmental requirements may have a material adverse effect on our financial condition. There can be no assurance that governmental laws will not broaden in scope in the future to cover the types of services that we currently provide. Failure to comply with environmental laws could have a material negative impact on our financial condition.

8. Changes in environmental laws may decrease demand for our services.

Changes in environmental laws may negatively impact demand for our services. Activity by oil and gas exploration and production companies may decline if, for example, the Environmental Protection Agency promulgates more stringent environmental regulations such as land use policies. If oil and gas exploration and production activities decline, this could have a material adverse effect on our operating results.

RISKS RELATED TO OUR SATELLITE BUSINESS

1. We are highly dependent upon a few key providers, who furnish satellite networking components, hardware, and technological services.

Our satellite business is heavily dependent on agreements with Spacenet, ViaSat and other equipment and service providers. These strategic relationships provide key network technology, satellite data transport, hardware and software. Failure of Spacenet, ViaSat or other key relationships to meet our expectations or termination of a relationship with one of our key providers may have a material adverse effect on our business.

2. We depend upon our vendors and their affiliates to provide services that we require to operate the network we use to provide services to our customers.

We are not and do not plan to become a licensee of the Federal Communications Commission (“FCC”) and do not hold any authorization to operate satellite communications facilities. We depend upon licenses held by Spacenet and ViaSat and their subsidiaries for our satellite communications. If the licenses held by Spacenet and ViaSat are limited or revoked, if the FCC limits the number of its customer premises earth stations or if Spacenet or ViaSat fails to operate the earth stations providing service to us and our subscribers in a satisfactory manner, our operating results may be materially adversely affected.

BLAST ENERGY SERVICES, INC.

3. We rely on third-party independent contractors to install our customer premises equipment at new subscribers’ businesses and homes.

We do not control the hiring, training, certification and monitoring of the employees of our third-party independent contractors. If growth of our new subscriber base outpaces growth of our installer base or if the installers fail to provide the quality of service that our customers expect, our operating results may be materially adversely affected.

4. The service we provide is entirely dependent on the functionality of satellites on which we lease transponders and on our computer and communications hardware and software.

Our ability to provide service is entirely dependent on the functionality of satellites on which we lease transponders. These satellites may experience failure, loss, damage or destruction from a variety of causes, including war, anti-satellite devices and collision with space debris. If this occurs, we are likely to suffer:

•	permanent loss of service;

•	temporary gaps in service availability; or

•	decreased quality of service.

Such a failure in the service we provide may have a material adverse effect on our business, financial condition and operating results.

The ability to provide timely information and services depends also on the efficient and uninterrupted operation of our computer and communications hardware and software systems. These systems and operations are vulnerable to damage or interruption from human error, natural disasters, telecommunication failures, break-ins, sabotage, computer viruses, intentional acts of vandalism and similar events. We are in the process of designing and plan to implement a disaster recovery plan. Despite precautions, there is always the danger that human error or sabotage could substantially disrupt the system. Any such failure may have a material adverse effect on our business.

5. We may be unable to attract or retain subscribers.

If we are unable to attract or retain subscribers, our telecommunications business will be harmed. Our success depends upon our ability to rapidly grow our subscriber base. Several factors may negatively impact this ability, including:

•	loss of our existing sales employees, resulting in our lack of access to potential subscribers;

•	failure to establish and maintain the Blast Energy Services brand through advertising and marketing, or erosion of our brand due to misjudgments in service offerings;

•	failure to develop or acquire technology for additional value added services that appeals to the evolving preferences of our subscribers;

•	failure to meet our expected minimum sales commitments to Spacenet and ViaSat; and

•	failure to provide the minimum transmission speeds and quality of service our customers expect.

In addition, our service may require customers to purchase our satellite system equipment and to pay our monthly subscriber fees. The price of the equipment and the subscription fees may be higher than the price of many dial-up, DSL and cable modem internet access services, where available. In some instances, we expect to subsidize our subscribers’ customer premises equipment to encourage the purchase of our service and to offset our higher relative costs but such subsidy may not be possible. Failure to attract or retain subscribers may have a material adverse effect on our business.

6. We may fail to manage any potential growth or expansion, negatively impacting our quality of service or overcapacity impacting profitability.

If we fail to manage our potential rapid growth and expansion effectively or expand and allocate our resources efficiently, we may not be able to retain or grow our subscriber base. If our assumptions regarding the usage patterns of our subscribers are wrong or if our subscribers’ usage patterns change, we will have either too little or too much satellite capacity, both of which could harm our business.

BLAST ENERGY SERVICES, INC.

If we achieve the substantial subscriber growth that we anticipate, we will need to procure additional satellite capacity. If we are unable to procure this capacity, we may be unable to provide service to our subscribers or the quality of service we provide may not meet their expectations. Failure to manage any potential growth may have a material adverse effect on our business.

7. Our current services may become obsolete due to the highly competitive and continued advancement of the satellite industry. Larger service providers may provide services reduced pricing.

Intense competition in the internet services market and inherent limitations in existing satellite technology may negatively affect the number of our subscribers. Competition in the market for consumer internet access services is intense, and we expect the level of competition to intensify in the future. We compete with providers of various high-speed communications technologies for local access connections such as cable modem and DSL. We also may face competition from traditional telephone companies, competitive local exchange carriers and wireless communication companies. As our competitors expand their operations to offer high speed internet services, we may no longer be the only high-speed service available in certain markets. We also expect additional competitors with satellite-based networks to begin operations soon. In particular, some satellite companies have announced that in the future they may offer high-speed internet service at the same price or at a lower price than we currently intend to offer and are offering our services. Many of our current and potential competitors have longer operating histories, greater brand name recognition, larger subscriber bases and substantially greater financial, technical, marketing and other resources than we have. Therefore, they may be able to respond more quickly than we can respond to new or changing opportunities, technologies, standards or subscriber requirements. Any such competition may have a material adverse effect on our business.

8. We may be mistaken in our belief as to future growth of the satellite broadband market.

While we believe that the trend toward satellite broadband information services in the energy market will continue to develop, our future success is highly dependent on increased use of these services within the sector. The number of satellite broadband users willing to pay for online services and information may not continue to increase. A failure in the market for satellite broadband services to develop as expected may have a material adverse effect on our business.

9. We may be subject to significant liability for our products.

If our products contain defects, we may be subject to significant liability claims from subscribers and other users of our products and incur significant unexpected expenses or lost revenues. Our telecommunications products are complex and may contain undetected errors or failures. If this happens, we may experience delay in or loss of market acceptance and sales, products returns, diversion of research and development resources, injury to our reputation or increased service and warranty costs. We also have exposure to significant liability claims from our customers because our products are designed to provide critical communications services. Although we attempt to limit such exposure through product liability insurance and through contractual limitations in our customer agreements, such precautions may not cover all potential claims resulting from a defect in one or more of our products. Failure of our products to perform satisfactorily may have a material adverse effect on our operating results.

BLAST ENERGY SERVICES, INC.

Use of Proceeds

We will not receive any of the proceeds from the sale of our common stock offered by the selling stockholders. However, we may receive proceeds upon the exercise of all of the warrants, options or other rights held by the selling stockholders if such warrants, options or other rights are exercised for cash. Such funds, if any, will be used for working capital and general corporate purposes. We have agreed to bear all costs associated with the registration of the shares covered by this registration statement.

Selling Security Holders

This Prospectus covers a total of 4,125,000 shares of our common stock to be sold by the selling stockholders, including:

•	3,095,000 shares of our common stock issued and outstanding;

•	1,030,000 shares of common stock issuable upon exercise of outstanding warrants, options, or other rights.

After the registration statement of which this prospectus is a part becomes effective and subject to applicable rules and restrictions of the Securities Act of 1933, security holders may from time to time sell the shares on the OTC Bulletin Board or any other securities exchange or automated quotation system on which the common stock may be listed or traded, in negotiated transactions or otherwise, at the prices then prevailing or related to the then current market price or at negotiated prices. We shall neither be involved in determination of the price nor shall receive any proceeds from the sale of any shares sold by selling security holders. Shares being registered were issued to the selling stockholders in connection with transactions exempt from the registration requirements of the Securities Act of 1933, as amended.

Our common shares are currently traded on the OTC Bulletin Board under the symbol “BESV.OB”.

The following table lists:

•	all of the stockholders and amount of shares to be registered under this offering;

•	the number of shares of our common stock (including those shares of our common stock underlying warrants) covered by this offering; and

•	the amount of shares of our common stock owned by each such selling stockholder as of September 26, 2005 assuming that each such stockholder would sell all of his or her shares of our common stock that this offering registers.

BLAST ENERGY SERVICES, INC.

Name of Selling Stockholder	Number of Shares of Common Stock Beneficially Owned as of Sept. 26, 2005 (1)	Number of Shares of Common Stock Offered Hereby		Number of Shares of Common Stock Beneficially Owned After Offering
Alberta Energy Holdings	4,000,000	3,000,000		1,000,000
BlausenLisi, L.P.	35,000	35,000		0
McGuinness Ltd Partnership	235,000	100,000	(2)	135,000
Prima Capital Group	446,500	60,000		386,500
Joseph Sofia	10,000	10,000	(2)	0
Charles Steinberger	900,000	900,000	(3)	0
Colt Stewart	20,000	20,000	(2)	0
Totals	5,646,500	4,125,000		1,521,500

(1)	Alberta Energy Holdings will own approximately 2.5% of the outstanding shares of our common stock after this offering (assuming the sale of all of its shares of common stock covered by this prospectus). All of the other selling stockholders listed in the table shall hold less than 1% of the outstanding shares of our common stock after this offering (assuming the sale of all of the shares of our common stock covered by this prospectus).

(2)	Represents shares of common stock underlying unexercised warrant agreements.

(3)	Represents shares of common stock underlying unexercised options.

With respect to the above selling stockholders which are entities, to our knowledge the natural persons that have ultimate beneficial ownership of such entities are as follows:

Alberta Energy Holdings – Mark McAfee and Mark Alley;

BlausenLisi, L.P.– Bruce Blausen and Barbara Lisi;

McGuinnes Ltd. Partnership – Brady K. McGuinness;

Prima Capital Group, Inc. – Elias Argyropolous.

None of these persons are directors, officers, or employees of us.

BLAST ENERGY SERVICES, INC.

Plan of Distribution

We are registering the shares of common stock on behalf of the selling stockholders. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected at various times in one or more of the following transactions, or in other kinds of transaction:

•	transactions on any national securities exchange or U.S. inter-dealer system of a registered national securities association on which the common stock may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in private transactions and transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	in connection with short sales of the shares;

•	by pledge to secure or in payment of debt and other obligations;

•	through the writing of options, whether the options are listed on an options exchange or otherwise;

•	in connection with the writing of non-traded call options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options; or

•	by a combination of any of the above transactions.

The selling stockholders and their successors, including their transferees, pledges or donatees or their successors, may sell the common stock directly to the purchaser or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholder or the purchaser. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus.

We entered into a registration rights agreement for the benefit of the selling stockholders to register our common stock under applicable federal and state securities laws. We have agreed to bear certain expenses in connection with the registration of the shares subject to this Prospectus, but we will not receive any of the proceeds from the sale of the shares of common stock subject to this Prospectus by the selling stockholders except for payment of the exercise price in the event that the warrants are exercised. The registration rights agreement provides for cross-indemnification of the selling stockholders and us and our respective directors, officers and controlling persons against specific liabilities in connection with the offer and sale of the common stock, including liabilities under the Securities Act.

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Legal Proceedings

Lawsuits Involving Edge Capital Group, Inc. (Settled)

Effective January 19, 2005, Edge Capital Group, Inc. (“Edge”), certain entities affiliated with Edge, Eric McAfee (our former Vice Chairman) and us, entered into a Settlement Agreement and Mutual Release to fully settle and resolve the disputes between Edge and its affiliated entities, Mr. McAfee, our directors and us. As part of the settlement, we issued an aggregate of 750,000 shares of our common stock along with warrants to purchase 750,000 shares of our common stock to Edge. In addition, we agreed to provide Edge a drilling rig to provide certain lateral drilling services. As part of the drilling services, Edge has agreed to provide a fee per well, along with a share of the revenues generated from each will drilled. At closing, we sublicensed our Landers horizontal drilling technology to Edge for a period of five years and for the purpose of marketing and using the technology and trade secrets within North America for the sole purpose of entering into production sharing transactions or joint ventures in oil and gas production. As part of the settlement, the parties to the agreement have agreed to a mutual release and have agreed to dismiss all pending claims and litigation between them upon performance of the obligations in the settlement agreement. The remaining obligations under the settlement agreement have been performed by us and the lawsuit has been dismissed.

Class Action Lawsuits (Settled)

In March 2005, we entered into an agreement, to settle the class action lawsuit brought by former shareholders in March 2004 in the U.S. District Court for the Southern District we and our former CEO, Dan Williams, and our former CFO, Andrew Wilson, violated Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, and Rule 10b-5 promulgated thereunder. The terms of the settlement were approved by the court in August 2005. Under terms of the agreement, we will issue to the class 1,150,000 shares of common stock. We have also agreed to pay approximately $55,000 in legal and administrative fees for the plaintiffs.

Securities and Exchange Commission Investigation

We received notice in January 2004 that the Securities and Exchange Commission has initiated a formal investigation into our reporting practices and our public statements in 2003.

The SEC has requested substantiation and documentary evidence from us concerning the performance of certain lateral drilling services by subcontractors in the period from May, 2003 to September 2003, supervision of such services by our executive management at the time, revenue recognition related to the performance of such services, the third quarter 2003 earnings restatement, public statements concerning the services performed, and related matters. The SEC has also requested information and documentary evidence related to our acquisition of certain assets of QuikView, Inc., a related party company, in June, 2003.

Since December 2003, we have taken several steps to address issues related to the SEC’s inquiries, including the termination and replacement of the previous CEO and COO. Two directors have resigned from our board and we have appointed a new CFO. Internal controls have been strengthened overall, particularly with respect to the public release of information and the recognition of revenue. We had also initiated an internal investigation of the matters of concern to the SEC. Consequently, we restated our second and third quarter financial statements from fiscal year 2003 to reverse all revenue related to the aforementioned period.

We are cooperating fully with the SEC, including the provision of numerous documents and voluntary testimony by our current executives. In December 2004, the staff of the SEC notified us that it was considering recommending that the SEC bring a civil injunction (including a possible permanent injunction and a civil penalty) against us alleging violations of provisions of the Sections 10(b), 13(b)(2)(A), 13(b)(2)(B) and 15(d) of the Securities Exchange Act of 1934 and rules promulgated thereunder in connection with the purchase and sale of our securities, recordkeeping, internal controls, certification and disclosure obligations. We were notified of our right to make a Wells submission. We have provided information to the SEC setting forth the specific steps we have taken to upgrade the quality and effectiveness of our board of directors, replace the previous management team with industry experts, improve our recordkeeping, internal and disclosure controls, and revenue recognition procedures. Although we are working to bring the matter to a prompt conclusion and have been engaged in settlement discussions with the SEC, we cannot make any assurance that the investigation will be resolved positively or that it will not have negative effects on our limited resources or our ability to raise capital and use its stock as acquisition currency during the period of the investigation.

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Claims by Investor

In February 2005, we entered into an Agreed Judgment and Order of Severance with Gryphon Master Fund, L.P. (“Gryphon”) as to all breach of contract claims related to our delay in registering common stock acquired by Gryphon in October 2003. Under the terms of the Agreed Judgment, we are obligated to pay $500,000 to Gryphon on or before September 30, 2005. Our current cash position is not sufficient to meet this obligation. Additional financing or positive cash flow will be required to satisfy this obligation. Gryphon agreed to abate their remaining claims and related discovery on the lawsuit against us until after September 30, 2005. In the lawsuit, Gryphon has also claimed that it has sustained actual damages in excess of $6.2 million. In July 2004, Gryphon filed a lawsuit in state district court in Dallas, Texas against us, alleging, among other things, breach of contract and securities fraud by us. In connection with the lawsuit, Gryphon requested liquidated damages, actual damages, punitive damages, interest, cost and attorneys’ fees among other claims. We intend to vigorously defend ourselves in this matter with respect to the remaining claims of Gryphon. If Gryphon prevails, it may obtain significant damages that may have a material adverse effect on our financial condition.

Claim by Former CEO (Settled)

On August 12, 2005, Blast Energy entered into a settlement agreement with Charles Steinberger, a former CEO of the company. The settlement involves neither admitting nor denying liability as well as the reinstatement of 900,000 stock options at a price of $0.10 per share and the creation of a Promissory Note by Blast Energy for $500,000. The Note becomes due June 30, 2007 and carries no interest. Mr. Steinberger may exercise up to 300,000 options until July 1, 2006, but if he does, we may credit the Note with the amount of the net proceeds he receives. Blast Energy also has the option to pay the Note early and, in the event that the price of our common stock trades on average greater that $2.00 per share for the 20 trading days prior to the due date, the Note will no longer be payable. Since the Company had reserved the full amount of the disputed options, this agreement will result in an approximately 700,000 reduction in the amount of shares reserved for unexercised option or warrant agreements.

Energy 2000 (Settled)

In October 2004, we entered into an agreement with Berg McAfee Companies, Energy 2000, and Eric McAfee (collectively “McAfee Group”) to settle several outstanding legal issues. Energy 2000 has agreed to settle a finder’s fee and lateral drilling services dispute by delivering 300,000 shares of Natural Gas Systems, Inc. (“NGS”) stock into escrow for us as collateral for a payment of $375,000. In April 2005, we received $375,000 from Energy 2000 and the NGS shares were released back to Energy 2000. Furthermore, to settle the “Lawsuits Involving Edge Capital Group, Inc.”, the McAfee Group exchanged 500,000 shares of NGS stock for 500,000 shares of our common stock. In January 2005, the McAfee Group replaced the 500,000 shares of NGS stock with $625,000 cash. We submitted that cash and an additional 250,000 shares of our common stock to Edge as part of that settlement. We have also agreed to dismiss the QuickView, Inc. lawsuit, which we had filed against certain individuals.

Concluding Statement

We have never been in bankruptcy, receivership or any similar legal proceeding. Other than described above, we are not aware of any other threatened legal proceedings. The foregoing is also true with respect to each officer, director and control shareholder as well as any entity owned by any officer, director and control shareholder, over the last five years. As part of its regular operations, we may become party to various pending or threatened claims, lawsuits and administrative proceedings seeking damages or other remedies concerning our commercial operations, products, employees and other matters. Although we can give no assurance about the outcome of these or any other pending legal and administrative proceedings and the effect such outcomes may have on the company, except as described above, we believe that any ultimate liability resulting from the outcome of such proceedings, to the extent not otherwise provided for or covered by insurance, will not have a material adverse effect on our financial condition or results of operations.

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Directors, Executive Officers and Control Persons

The names of our directors and executive officers and certain additional information with respect to each of them are set forth below. The dates set forth under “Year First Became Director” below indicate the year in which our directors first became a director of our predecessor in interest, Verdisys, Inc.

Name	Age	Current Position	Year First Became Director
David M. Adams	53	President	N/A

		Co-CEO

John O’Keefe	56	Co-CEO	N/A

		CFO

John R. Block	70	Director[1]	2000

Roger P. (Pat) Herbert	58	Director	2005

Joseph J. Penbera, Ph.D.	57	Director[1]	1999

Frederick R. Ruiz	62	Director	1999

O. James Woodward, III	69	Chairman of the Board[1]	1999

1 – Member of Audit Committee

Statements below pertaining to the time at which an individual became one of our directors, executive officers or founders refers to the time at which the respective individual achieved his respective status with our predecessor in interest, Verdisys, Inc.

David M. Adams has served as our President and COO since January 2004, and became Co-CEO in May 2004. From 1989 to 2000, Mr. Adams served as General Manager of Baker Hughes, E&P Solutions, and from 2001 to 2004; he served as President and General Manager of Subsea Mudlift Drilling Co., LLC, a subsidiary of Hydril Co., LP. Mr. Adams has a degree in petroleum engineering from the University of Texas and is a registered Professional Engineer.

John O’Keefe has served as our Executive Vice President and CFO since January 2004 and became Co-CEO in May 2004. From 1999 to 2000, Mr. O’Keefe served as Vice President of Investor Relations of Santa Fe Snyder, and from 2000 to 2003, he served as Executive Vice President and CFO of Ivanhoe Energy. Mr. O’Keefe has a B.A. in Business from the University of Portsmouth, is a Chartered Accountant and graduated from the Program for Management Development (PMD) from the Harvard Graduate School of Business in 1985 under sponsorship of Sun Oil Co.

John R. Block has served as a director on our Board since May 2000. He currently serves as President of the Food Distributors International, an organization that represents the wholesale grocery and foodservice distribution industry. Prior to that, Mr. Block served as Secretary of Agriculture for the U.S. Department of Agriculture from 1981 to 1986. He currently serves as a director of John Deere and Co. and Hormel Foods Corp.

Roger P. (Pat) Herbert was elected to the Board of Directors at the 2005 Annual Meeting held June 6, 2005. He has worked in the energy services business for nearly 30 years. Since 1988 he has held senior executive positions for several privately held businesses supporting the energy industry, including: Founder, Chairman & CEO of GeoNet Energy Services; COO of Petris Technology; and currently Director and CEO of JDR Cable Systems (Holdings) Ltd. From 1988-1998, Mr. Herbert was with Baker Hughes as a Division President and as Executive Vice President & Corporate Officer. Prior to that he was a Vice President and Corporate Officer with Smith International where he worked from 1976-1988. Mr. Herbert received his M.B.A. from Pepperdine University, his B.S.E. from California State University-Northridge and is a registered professional engineer in the State of Texas.

Joseph J. Penbera, Ph.D. co-founded our company and has served as a director on our Board since its inception in April 1999. Since 1985, he has been a Professor of Business at California State University, Fresno, where he previously served as Dean of the Craig School of Business, and was appointed a Senior Fulbright Scholar in 2005. Dr. Penbera was Senior Economist at Westamerica Bank, Regency Bancorp and California Bank from 1999 to 2002. Dr. Penbera is on the board of directors of Gottschalks, Inc., a publicly traded regional department store and Rug

BLAST ENERGY SERVICES, INC.

Doctor, Inc. Dr. Penbera received his Ph.D. from American University, his M.P.A. from Bernard Baruch School and his B.A. from Rutgers University.

Frederick R. Ruiz has served as a director on our Board since its inception in April 1999. He co-founded and is Chairman of the Board of Ruiz Food Products, Inc., a privately held frozen food company. Mr. Ruiz currently serves as a director of McClatchy Newspapers, Inc. and Gottschalks, Inc., each of which are publicly traded, the California Chamber of Commerce and the Hispanic College Fund. During 2004, Mr. Ruiz was named to the California University System Board of Regents.

O. James Woodward III has served as a director on our Board since its inception in April 1999 and was elected Chairman of the Board in May 2004. From 1992 to 1999, Mr. Woodward was an attorney in private practice in Fresno, California. From 1995 to 2000, he was Chairman of MJ Construction Co., a Fresno, California based construction company, and from 2001 to 2003, he served as a consultant in Fresno, California. Mr. Woodward has been in private practice as an attorney since 2003 and is currently Of Counsel with Baker, Manock and Jensen. He currently serves on the board of directors of Gottschalks, Inc. Mr. Woodward received his M.B.A. from Stanford Graduate School of Business and his J.D. from the University of California, Berkeley Law School.

All directors will serve in such capacity until the next annual meeting of our shareholders and until their successors have been elected and qualified. The officers serve at the discretion of our directors. There are no familial relationships among the our officers and directors, nor are there any arrangements or understanding between any of our directors or officers or any other person pursuant to which any officer or director was or is to be selected as an officer or director.

We have group life, health, hospitalization, medical reimbursement or relocation plans in effect. Further, we have a 401(k) savings plan in effect and agreements which provide compensation on the event of termination of employment or change in control of us.

We pay members of our Board of Directors fees for attendance at Board and other committee meetings in the form of cash compensation or similar remuneration, and reimburses them for any out-of-pocket expenses incurred by them in connection with our business. Currently, each independent director earns compensation of $1,000 per month with an additional $1,000 per month for chairing a committee with the exception of the audit committee chair who receives an additional $2,000 per month and the Chairman of the Board who receives an additional $3,000 per month. Meeting fees are earned at a rate of $1,000 per day for regularly scheduled Board meetings and $500 per day for committee meetings. Currently, only the Chairman of the Board is receiving cash payments towards fees earned. Additionally, the Chairman receives options to purchase 24,000 shares of our common stock per year and all other independent directors receive options to purchase 12,000 shares per year.

No non-compete or non-disclosure agreements exist between our management and any prior or current employer. All key personnel are employees or under contracts with us.

Our directors are aware of no petitions or receivership actions having been filed or court appointed as to our business activities, officers, directors, or key personnel.

We have not, nor anticipate making loans to any of our officers, directors, key personnel, 10% stockholders, relatives thereof, or controllable entities.

None of our officers, directors, key personnel, or 10% stockholders has guaranteed or co-signed any bank debt, obligation, or any other indebtedness pertaining to us.

Audit Committee

Our Board of Directors has established an Audit Committee. The Audit Committee meets with management and our independent auditors to determine the adequacy of internal controls and other financial reporting matters. In addition, the committee provides an avenue for communication between the independent auditors, financial management and the Board. Our Board of Directors have determined that for the purpose of and pursuant to the instructions of item 401(e) of regulation S-B titled Audit Committee Financial Expert, Joseph J. Penbera, PhD possesses the attributes of an audit committee financial expert. Dr. Penbera is one of our Board members and is the Chairman of the Audit Committee. Dr. Penbera is independent as defined by item 401(e)(ii) of regulation S-B. He receives compensation for board service only and is not otherwise an affiliated person.

BLAST ENERGY SERVICES, INC.

Code of Ethics

We have adopted a code of ethics that applies to our senior officers such as the principal executive officer, principal financial officer, principal accounting officer and persons performing similar functions. A code of ethics relates to written standards that are reasonably designed to deter wrongdoing and to promote:

•	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	Full, fair, accurate, timely and understandable disclosure in reports and documents that are filed with, or submitted to, the SEC and in other public communications made by an issuer;

•	Compliance with applicable governmental laws, rules and regulations;

•	The prompt internal reporting of violations of the code to an appropriate person or persons identified by the code; and

•	Accountability for adherence to the code.

Our code of ethics was filed as Exhibit 14.1 of our 10-KSB for the year ended December 31, 2003. Our code of ethics is posted on our website at www.blastenergyservices.com. We will provide to any person without charge, upon written request to our corporate secretary at our principal executive office, a copy of our code of ethics.

BLAST ENERGY SERVICES, INC.

Security Ownership of Certain Beneficial Owners and Management

The following table presents certain information regarding the beneficial ownership of our common stock as of September 26, 2005 by (i) each person who is known by us to own beneficially more than 5% of the outstanding shares of our common stock, (ii) each of our directors, (iii) our Named Executive Officers, and (iv) all directors and executive officers as a group. Each of the persons listed in the table has sole voting and investment power with respect to the shares listed.

Common Stock

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Owner		Percentage of Class (1)
Berg McAfee Companies (2) 100600 N. De Anza Blvd., #250 Cupertino, California 95014	9,875,458	(3)	25%

Alberta Energy Holding, Inc 43 Brookgreen Circle North Montgomery, Texas 77356	4,000,000	(14)	10.1%

Eric McAfee 100600 N. De Anza Blvd., #250 Cupertino, California 95014	1,135,106	(4)(5)	2.9%

David M. Adams President & Co-CEO	666,666	(6)	1.7%

John O’Keefe Co-CEO & CFO	628,334	(7)	1.6%

John R. Block Director	229,000	(8)	*

Roger P. (Pat) Herbert Director	5,000	(9)	*

Joseph J. Penbera Director	1,083,452	(10)	2.7%

Frederick R. Ruiz Director	488,382	(11)	1.2%

O. James Woodward III Director	250,500	(12)	*

Total Shares of 5% or more Beneficial Ownership	15,010,564	(13)	38.0%

Total Shares of Officers and Directors as a group	3,351,334		8.5%

*	Less than 1%

Notes:

(1)	Each beneficial owner’s percentage ownership is based upon 39,519,665 shares of common stock outstanding as of September 26, 2005 and assumes the exercise or conversion of all options, warrants and other convertible securities held by such person and that are exercisable or convertible within 60 days after September 26, 2005.

(2)	Berg McAfee Companies is controlled by Clyde Berg and Eric McAfee. Mr. McAfee is our former Vice-Chairman.

(3)	Includes 820,014 shares issuable upon exercise of warrants and 54,082 shares issuable upon conversion of convertible debt.

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(4)	Includes 50,000 shares issuable upon exercise of warrants and 54,082 shares issuable upon conversion of convertible debt.

(5)	Does not include shares beneficially owned by Berg McAfee.

(6)	Includes 325,000 shares issuable upon exercise of options.

(7)	Includes 290,000 shares issuable upon exercise of options.

(8)	Includes 87,000 shares issuable upon exercise of options.

(9)	5,000 shares issuable upon exercise of options.

(10)	Includes 87,000 shares issuable upon exercise of options.

(11)	Includes 87,000 shares issuable upon exercise of options.

(12)	Includes 104,000 shares issuable upon exercise of options.

(13)	Includes shares beneficially owned by Berg McAfee and Eric McAfee.

(14)	Includes 1,000,000 shares issuable upon exercise of warrants

Holders

As of September 26, 2005, we had 39,519,665 shares of common stock issued and outstanding held by approximately 460 shareholders of record.

Description of Securities

General

The following description of our common stock does not purport to be complete. For a complete description please refer to our certificate of incorporation and bylaws, which are included as exhibits to the registration statement of which this Prospectus forms a part, and by applicable provisions of California law.

Common Stock

We are authorized to issue up to 100,000,000 shares of common stock, no par value per share, of which 39,519,665 were issued and outstanding as of September 26, 2005.

Holders of shares of our common stock are entitled to share equally on a per share basis in such dividends as may be declared by our Board out of funds legally available therefore. There are presently no plans to pay dividends with respect to the shares of our common stock. Upon our liquidation, dissolution or winding up, after payment of creditors and the holders of any of our senior securities, if any, our assets will be divided pro rata on a per share basis among the holders of the shares of our common stock. The common stock is not subject to any liability for further assessments. There are no conversion or redemption privileges, nor any sinking fund provisions with respect to our common stock, and our common stock is not subject to call. The holders of our common stock do not have any pre-emptive or other subscription rights.

Holders of shares of our common stock are entitled to cast one vote for each share held at all stockholders’ meetings for all purposes, including the election of directors. Our common stock does not have cumulative voting rights.

Shares Outstanding and Freely Tradable After Offering.

As of September 26, 2005, we had 39,519,665 shares of common stock issued and outstanding. The shares to be sold by the selling stockholders in this offering will be freely tradable without restriction or limitation under the Securities Act, except for any such shares held our by “affiliates,” as such term is defined under Rule 144 of the Securities Act, which shares will be subject to the resale limitations under Rule 144.

Rule 144.

In general, under Rule 144, as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned shares for at least one year, including an affiliate of us, would be entitled to sell, within any three-month period, that number of shares that does not exceed the greater of 1% of the then-outstanding shares of our common stock or the average weekly trading volume in our common stock during the four calendar weeks immediately preceding the date on which the notice of sale is filed with the SEC, provided certain manner of sale

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and notice requirements and requirements as to the availability of current public information about us is satisfied. Affiliates of ours must comply with additional restrictions and requirements of Rule 144, other than the one-year holding period requirement, in order to sell shares of our common stock. As defined in Rule 144, an “affiliate” of an issuer is a person who, directly or indirectly, through the use of one or more intermediaries controls, or is controlled by, or is under common control with, such issuer. Under Rule 144(k), a holder of “restricted securities” who is not deemed an affiliate of the issuer and who has beneficially owned shares for at least two years would be entitled to sell shares under Rule 144(k) without regard to the limitations described above.

Effect of Substantial Sales on the Market Price of our Common Stock.

We are unable to estimate the number of shares that may be sold in the future by our existing shareholders or the effect, if any, that such sales will have on the market price of the common stock prevailing from time to time. Sales of substantial amounts of our common stock, or the prospect of such sales in the absence of buying pressure, could adversely affect the market price of our common stock.

Interest of Named Experts and Counsel

We did not hire or cause to be hired any “expert” or “counsel” on a contingent basis, whereas such “expert” or “counsel” would receive a direct or indirect interest in us; or was a promoter, underwriter, voting trustee, director, officer, or employee of us.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Every person who was or is a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or a person of whom he is the legal representative is or was a director or officer of the corporation or is or was serving at the request of the corporation for its benefit as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the general corporation law of the State of California from time to time against all expenses, liability and loss (including attorney’s fees, judgments, fines, and amounts paid or to be paid in settlement) reasonably incurred and in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. Such right of indemnification shall be a contract right which may be enforced in any manner desired by such person; and shall not be exclusive of any other right which such directors, officers or representatives may have or hereafter acquire and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any bylaw, agreement, vote of stockholders, provision of law or otherwise, as well as their rights under our Articles of Incorporation.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

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Description of Business

Forward-Looking Statements

Certain statements concerning our plans and intentions included herein may constitute forward-looking statements, including, but not limited to, statements identified by the words “anticipate”, “believe”, “expect” and similar expressions and statements regarding our business strategy, plans, beliefs and objectives for future operations. Although management believes that the expectations reflected in these forward-looking statements are reasonable, we can give no assurance that such expectations will prove to have been correct. There are a number of factors that may affect our future results, including, but not limited to, (a) our ability to obtain additional funding for development and operations, (b) the continued availability of management to execute the business plan, (c) successful deployment and market acceptance of our products, and (d) the resolution of legal matters that may inhibit the execution of the business plan.

This Prospectus may contain both historical facts and forward-looking statements. Any forward-looking statements involve risks and uncertainties. Moreover, future revenue and margin trends cannot be reliably predicted.

Business Development

In September 2000 we were incorporated as Rocker & Spike Entertainment, Inc, a California corporation. Until December 31, 2000, operations consisted of organizational matters and the search for an operating company with which to perform a merger or acquisition. Effective January 1, 2001, we purchased the assets and web domain of Accident Reconstruction Communications Network from its sole proprietor. Following the acquisition, we changed our name from Rocker & Spike Entertainment, Inc. to Reconstruction Data Group, Inc. At that time, we provided research, communication and marketing exposure to the accident reconstruction industry through our website and seminars.

In April 2003, we entered into a merger agreement with Verdisys, Inc. (“Verdisys”). Verdisys was initially incorporated as TheAgZone Inc. in 1999 as a California corporation. Its purpose was to provide e-Commerce satellite services to agribusiness. They changed their name to Verdisys in 2001, and in 2003, with the acquisition of exclusive rights to a proprietary lateral drilling process throughout most of the U.S. and Canada, they changed their market focus to concentrate on services to the oil and natural gas (“oil and gas”) industry.

The merger agreement with Verdisys called for us to be the surviving company. In connection with the merger, our name changed to Verdisys, our articles of incorporation and bylaws remained in effect, the officers and directors of Verdisys became our officers and directors, each share of Verdisys’ common stock was converted into one share of our common stock, and our accident reconstruction assets were sold.

Effective June 6, 2005, we formally changed our name to Blast Energy Services, Inc. from Verdisys in part to reflect our focus on the energy service business. We have shifted our business strategy away from an agricultural related business toward energy services. We believe such a name change creates better name recognition related to the types of service that we intend to provide and the ability to trademark new applications and services in a way to uniquely identify them with our company.

Business of Issuer

Our mission is to substantially improve the economics of existing oil and gas operations through the application of our licensed and proprietary technologies.

Our primary segment will be our abrasive jetting lateral drilling business. We have been striving to develop a commercially viable lateral drilling technology with the potential to penetrate through well casing and into reservoir formations to stimulate oil and gas production. In 2003, with the acquisition of exclusive rights to a proprietary horizontal drilling process we began to deploy lateral drilling services in the field. During 2004, it became apparent that this process was limited and was not able to succeed in a wide variety of oil and gas formations. After redesigning and improving the existing process and designing and testing some newer technologies, we now believe that we can deliver a valuable and cost effective production enhancement service to onshore oil and gas producers, particularly operators of marginal wells. The goal is to make this new service reliably predictable and consistently dependable for our customers. We are currently building our first new generation lateral drilling rig with the capability of abrasive fluid jetting by use of much higher hydraulic horsepower. During this period of development

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and construction, we have conducted no drilling operations and the only income provided by our primary segment has been the proceeds from the sale of equipment. The capabilities of this new generation rig should allow us to expand our market opportunities to a wider range of well services, including specialty casing cutting, long reach perforating, lateral jetting and specialty completions. Following favorable results and customer acceptance of this initial rig’s capabilities, we intend to order the construction of additional rigs and significantly grow the deployment of our abrasive jetting service.

Funding for developing this abrasive cutting service has been primarily met by a $1 million loan from Berg McAfee Companies, our major shareholder. The loan has a senior and subordinated structure and has been fully funded except for the final advance of $100,000 which is due by October 1, 2005. The loans carry a combined interest rate of 7.4% and will share in 10% of the future gross revenues from the abrasive jetting rig for a period of ten years. In addition, working capital needs have been through the assignment of our exclusive rights acquired in 2003 for the previous generation technology to Maxim TEP, Inc. (“Maxim”). Maxim is in default on both the $500,000 payment due June 3, 2005 and the $500,000 payment due September 2, 2005. To date Maxim has paid $535,000 in principal and has entered into several amendments to extend the payments resulting in penalties of $300,000. The CEO of Maxim is Dan Williams, one of our former officers. No assurances can be given that the capital from these sources or any other, if received, will be adequate or timely. Without additional funding, the construction of the rig will have to be halted until we are able to secure alternate funding.

Our secondary business segment is providing satellite services to oil and gas companies. This service allows them to remotely monitor and control well head, pipeline or drilling operations through low cost broadband data and voice services to remote operations where conventional land based communication networks do not exist or are too costly to install. Longer term, our vision is to introduce additional early stage technologies in the energy services sector, all of which would fit our mission of helping energy companies economically produce more oil and gas.

Industry

We operate in the oilfield service industry which services the broader energy industry, where companies explore, develop and produce oil and gas. This industry is comprised of a diversity of operators, ranging from the very small to the extremely large. While the major portion of oil and gas production is provided by very large international oil companies, there are also a large number of smaller independent companies who own the vast majority of existing wells.

As a smaller firm with a specialized service, we intend to provide lateral drilling and satellite services to both small and large operators in the energy industry. Initially, the lateral drilling business will be focused toward North American onshore-based independent producers while the satellite business already has the large oil and gas operators as customers. As we grow, we intend to cater to all segments of the industry in situations where the application of our services can add value to our customers.

Demand for our services depends on our ability to demonstrate improved economics to the oil and gas production sector we serve. We believe that they will use our abrasive jetting service where it costs less than alternative services and/or when they perceive it enhances production. It will also be driven by macro-economic factors driving oil and gas fundamentals. The report of the Energy Information Agency of the U.S. Department of Energy entitled “International Energy Outlook 2000” forecasts that world oil consumption will increase at an annual rate of approximately 2% through 2020 and that world gas consumption will increase at an annual rate of approximately 3% over the same period. The projected increase in demand for oil is based on worldwide economic and population growth, primarily in developing countries. The projected increase in gas consumption over this period is expected to result from higher demand across residential, industrial and commercial sectors, as well as from the increasing use of gas as a source of fuel for electric power generation, particularly in North and South America. We also believe that reliance on traditional sources of oil and gas will be limited due to the inadequate delivery infrastructure and political unrest in major supplying countries.

The U.S. Geological Survey estimates there are 1,400 Tcf of recoverable gas resources in the U.S. – enough to last decades – “But most of it is off-limits to recover because of restrictive environmental rules and lawsuits.” This is particularly the case with drilling moratoriums on the East and West Coasts of America, parts of the Rocky Mountain Area and Alaska. On its website, www.naturalgasfacts.org, the American Petroleum Institute advocates “A multi-pronged approach is essential for meeting future U.S. gas demand: (1) using energy wisely and conserving where possible; (2) developing more U.S. supplies; (3) diversifying supplies through pipelines to bring Arctic gas to consumers; (4) facilitating more liquefied natural gas (LNG) imports.” We believe a more immediate impact can be

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made by exploiting existing U.S. supplies. Developing such supplies is dependent on drilling new wells in existing fields, or new reserves in expensive less accessible fields. We believe our lateral drilling technology can access previously uneconomic reserves and bring them to market cost effectively thereby helping to resolve this supply/demand imbalance.

The Office of Fossil Energy, U.S. Department of Energy, estimates there are nearly 500,000 oil wells and 230,000 gas wells that are marginal or classified as “stripper” wells. These stripper wells produce either 15 barrels or less of oil a day or 60 thousand cubic feet of gas or less a day. Although low producing stripper wells account for the “same of the amount of oil that America imports from Saudi Arabia” according to the Office of Fossil Energy “together (stripper wells) account for 1.25 trillion cubic feet of gas, or about 8 percent of the gas produced.” Such wells are potentially considered uneconomic or marginal with the strong potential of being abandoned due to poor production economics. Indeed approximately 150,000 marginal wells were abandoned between 1993 and 2000 “costing the U.S. more than $3.5 billion in lost economic output” according to the Office of Fossil Energy. In seeking to revitalize marginal and stripper wells both the Department of Energy and American Petroleum Institute have emphasized the need for new technologies to access more of the reserves available. We believe we have the ability to generate new business by re-entering existing wells rather than being dependent on the production companies drilling new wells. With our unique abrasive jetting drilling technology, we believe we can provide potentially improved recovery rates rather than abandoning a field because of the depletion of its oil or gas reserves.

We believe that producing companies will react to the combination of the increased demand and the decreased supply of oil and gas in a manner that requires them to utilize both segments of our business. We believe that oil and gas producers have great economic incentive to recover additional production and reserves from known reservoirs rather than pursuing a more risky exploration approach. Our extraction methods may permit producers to add value by potentially recovering a significant additional percentage of the oil and gas from a reservoir. We believe that there exists a large potential market in North America that comprises logical candidates to apply our abrasive jetting drilling method.

Activity in the energy services industry tends to be cyclical with oil and gas prices. In addition to the currently positive industry fundamentals, we believe the following sector-specific trends enhance the growth potential of our business:

•	While oil prices are unpredictable, they have remained and are projected to remain relatively high by historic terms for several years. Continuing high consumption, limitations in delivery infrastructures and political unrest in major supplying countries are expected to be contributing factors.

•	Gas prices are projected to remain high for several years due to the combination of strong demand and major supply constraints. About one-half of U.S. reserves have been depleted with the remainder increasingly expensive and difficult to reach. Significant new supplies from Alaska and the Canadian north require the construction of new pipelines which are estimated to be several years away. The situation is serious enough that Federal Reserve Bank Chairman Greenspan has expressed concern as to its effect as a constraint to US economic growth.

•	There is no substitution threat to oil and gas in the foreseeable future. In particular, any significant substitution by hydrogen or any other potential source is believed by management to be some decades away.

Abrasive Jetting Drilling Services

Our abrasive jetting service intends to provide casing milling, well stimulation and lateral drilling services to oil and gas producers. As a co-owner of the intellectual property along with Alberta Energy Holding, Inc., we also have exclusive worldwide licensing rights for the application of their patent pending Abrasive Fluid Jet (“AFJ”) cutting technique to cut through well casing and formation rock in oil and gas wells. AFJ is being added to, and will enhance the existing principles of lateral drilling and completion techniques utilized by us and the industry. Applications of such abrasive cutting techniques are a proven feature in industries as diverse as munitions disposal in the military, offshore platform dismantlement in the salvage industry and cutting specialty glass and steel in the machining business. We would be among the first to commercially apply the proven abrasive jetting techniques to the energy producing business.

We have commenced the construction of a new generation drilling rig based upon modifications using existing coiled tubing technology. The capabilities of our new rig will include: one-inch coiled tubing with a depth

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capability of 8,500 feet; a fluid pressure pumping system; an abrasive slurry system; and a computer-controlled system to guide and control the down hole formation access tool for precise casing milling and jetting services. Based upon our current schedule we expect this rig to be completed and commercially ready for service during October, 2005. After the initial rig establishes a reliable and commercial oilfield service, we intend to begin construction on additional rigs with similar capabilities as the market demands.

Abrasive cutting utilizes high-pressure fluid and up to 15% of abrasives, such as fine garnet sand, to cut through surfaces as tough as four inches of steel as well as granite rock. Abrasive cutting represents an off-the-shelf technology requiring application to drilling rather than developing a new invention. The successful application of abrasive cutting should allow us to provide a range of services to well operators such as conventional milling, specially designed completions and well stimulation.

We believe that our abrasive jetting lateral drilling will have the ability to access previously uneconomic reserves and bring them to market cost effectively, due to our unique and environmentally sound drilling process. These services have appeal for both small independent operators as well as large integrated companies. At our lower comparative costs, we can make it feasible to enhance production from a large potential market in North America and worldwide that would otherwise be cost prohibitive to recover. The existing oil and gas independent producers in North America are leading potential customers of these services.

Many of the nation’s mature oil and gas fields contain new infield reservoir compartments and bypassed pockets of productive zones that have not been economic to produce. By extending 2” or greater diameter channels extended distances in multiple directions from the casing of the well, our lateral drilling provides an economic way to enhance production levels of existing reservoirs. Our lateral drilling process uses high pressure abrasive fluid jetting process, capable of drilling lateral holes from existing wells extended distances beyond the near well bore damage in wells as deep as 8,500 feet.

With conventional horizontal drilling, the transition from drilling vertically to horizontal drilling may take 200 feet or more and take many days to accomplish. With our patented technology, we can make this transition in two feet in a rapid fashion. This enables us to be extremely precise in targeting and staying within specific pay zones for a potentially significant enhancement to the production of the well.

We are developing abrasive jetting technology using specially designed deflection shoes, nozzles and hoses to drill 2” and larger diameter well bores into the producing formation in multiple directions. By increasing the surface area opened to the producing reservoir, oil or gas production should be increased, potentially a large value-added application in conventional drilling and completion operations. The figure below more precisely illustrates the process.

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Our abrasive jetting process is designed to work on both new and existing wells, but may have greater attraction to operators of marginal wells who may be otherwise ready to abandon these wells because they are no longer economically viable. The strong market potential is that this negates the continual need for more exploration, new drilling and denser infield drilling. Such fields that may be ready to be abandoned and have remaining resource potential can have their production re-established and their economic lives significantly extended.

The figure below demonstrates how drilling multiple lateral wells from existing vertical well bores can drastically expand the production area within a given field. An average vertical well will recover petroleum from an area of up to 120 feet from the well bore. However, each lateral can extend in multiple directions from the well bore, thus potentially increasing the area of productive capacity several fold. With our lateral drilling process we have the ability to drill multiple laterals in different directions and at multiple depths within the same producing intervals in a matter of days. The average price for our service will range from $25,000 to $40,000 per well depending upon the size of the project. Specialized directional drilling companies typically charge $250,000 or more to drill horizontally in one direction and in only one horizon and may require weeks to drill each well.

Potential Benefits of our abrasive jetting service:

•	Increase production rate and recoverable reserves from marginal wells.

•	Allows stimulation of wells with acid, steam, CO2, etc.

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•	Allows multi-layer application in thicker reservoir zones.

•	Provides an economic alternative to conventional infield drilling programs.

•	Provides a time efficient and cost effective casing milling process.

•	Offers and alternative to high cost well stimulation services such as hydraulic fracturing.

•	Limits the time the well is out of production due to rapid jetting times.

Major Customers

We currently have no active customers as we are in the construction mode. However, we have strong indications of interest in using the new AFJ drill rig once it is placed into service.

Customer Acceptance

We are encouraged by the level of interest from several existing and prospective customers in the abrasive jetting technology as it relates to conventional oil and gas production as well as coal bed methane opportunities.

Our abrasive jetting service directly competes with the need for new wells by laterally drilling from existing wells to extend the pay zone resulting in increased production through existing well bores. Our ability to target new or previously untapped deposits makes our technology potentially very compelling. By cost effectively extending the accessibility of reserves through the existing well bore, our technology can provide an economic alternative for a customer to add value to an existing field. The field operator’s next best economic alternatives are all more expensive than our service. This has the potential to be not only compelling economically but also very environmentally friendly because it uses previously established well bores rather than building new surface locations to drill new wells.

According to the Department of Energy Report – Natural Gas Fundamentals, June, 2003, there are “Over 7,000 small independent businesses (that) drill 85% of wells and produce 65% of gas in the U.S. from over 350,000 U.S. wells.” These independent producers are potential customers for our abrasive jetting service. In the same report it estimates 10,000 to 15,000 new gas wells are drilled and completed each year costing anywhere from less than $100,000 to several million. These new wells are necessary just to replace depleted supplies from existing wells in an effort to maintain current U.S. production levels.

Recent changes in U.S. tax laws provide for incentives to keep smaller oil and gas wells pumping even at lower energy prices. Operators of the nation’s 650,000 marginally producing wells, representing approximately 25% of total U.S. production, receive tax credits of up to $9 per well per day. We believe such credits will be reinvested by the operators toward services such as abrasive jetting in an effort to increase production and the value of their oil and gas fields.

Market

It has become clear in recent years that while the demand of oil and gas in the U.S. is growing, its ability to meet this demand from existing and new sources is declining. This accelerated decline will require producers to seek new extraction methods or technologies to exploit oil and gas production from existing fields and our abrasive jetting process is expected to help supply the need for these new technologies. According to the Department of Energy, there have been 2.25 million wells drilled in the US since 1949. Many oil reservoirs have only had 35% of their reserves produced, leaving huge potential upsides.

Emphasis on Gas

The U.S. consumed 22.78 trillion cubic feet (Tcf) of gas in 2002 - heating over 60 million households and meeting 25% of the country’s energy requirements, according to the U.S. Energy Information Administration (EIA). In that same year, U.S. production of gas totaled 19.13 Tcf, 84% of the amount consumed. According to the EIA, this gap between demand and supply is estimated to grow over the next decade. Demand will grow because gas is a versatile, clean burning and, historically, an economic fuel. At the same time, the new domestic fields being found are smaller and have shorter productive lives. So, with legal and political barriers to drilling on new lands, producers will seek alternative to extend the lives from existing fields, such as new energy service technologies.

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Competition

Source: Department of Energy – Natural Gas Fundamentals, June, 2003

Our abrasive jetting business should operate in a niche that lies below the more expensive and higher impact conventional horizontal drilling business and the much cheaper and lower impact perforation business. Our abrasive jetting service can provide significant reservoir exposure, and therefore greater production potential, like horizontal drilling at closer to the cost of the perforation service.

Conventional horizontal or directional drilling is slow and significantly more expensive to the extent that it is only being used if its much longer drilling radius was required as is necessary in offshore or environmentally sensitive areas. Companies offering this service include Halliburton, Baker Hughes, Schlumberger and other independent service companies. They traditionally drill one lateral through the existing well bore. That lateral can take over 200 feet to achieve the turn to the horizontal and be limited to only one “pay” zone. It usually costs over $250,000 and positive financial returns require very high producing rates.

However, many of our competitors are better financed, equipped and resourced than us.

Satellite Services

Our second business segment provides satellite services to oil and gas producers. It has been common practice to gather much of the data involved in energy management manually. This is not only expensive but also causes a significant time lag in the availability of critical management information. The Blast Satellite Private Network (“BSPN”) services utilize two-way satellite broadband to provide oil and gas companies with a wide variety of remote energy management applications. Our satellite services can be optimized to provide cost effective applications such as Voice over Internet “VoIP”, Virtual Private Networking “VPN” and Real-time Supervisory Control and Data Acquisition Systems, commonly referred to as SCADA. SCADA permits oil and gas companies to dispense with a manual structure and move to a real-time, automated, energy management program. Utilizing SCADA, a service we currently offer, production levels can be optimized to meet current market conditions and commitments.

At present, we are shipping modem hardware from ViaSat, Isotropic Networks and Spacenet, space segment services from SES and Loral and hub services from Constellation, Spacenet and Immeon.

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BSPN uses satellite communications that are low cost and that ensure worldwide availability, even in geographic areas with a poor communications infrastructure. BSPN is based on industry standards to lower implementation costs and to simplify the integration into existing systems. Reliability and availability are critical considerations for SCADA. BSPN is provided twenty four hours a day, seven days a week with 98.2% availability virtually anywhere in the world and there are fewer points of failure than comparable terrestrial services. It provides uniform service levels, and is faster and more cost effective to deploy. BSPN is also very flexible and easily accommodates site additions, relocations, bandwidth expansion, and network reconfiguration.

Additionally, security, integrity, and reliability have been designed into BSPN to ensure that information is neither corrupted nor compromised. BSPN communications are more secure than many normal telephone lines.

Major Customers

Our current satellite services customers include Apache Corporation with 40 remote sites, BP America Production Company with 20 remote sites, Noble Energy with 22 remote sites and Dynegy Inc. with 11 remote sites. We are also breaking into new markets in West Africa with ExxonMobil, Kellogg Brown & Root Inc. and General Electric Power Company. Contracts are usually for hardware, backhaul, and bandwidth. We are dependent upon a small number of customers which tend to be large companies with extensive remote operations. However, virtually any oil and gas producer, of which there are thousands, is a potential customer for our satellite services.

Market

There are more than two million oil and gas wells in existence in the U.S. alone, many of which could benefit from the economics of our high speed connectivity services. Our focus is serving the needs of oil and gas producers worldwide to control their production effectively and to enhance customer satisfaction by providing worldwide real-time access to information. This market for satellite services is very competitive with increasing pressure on margins our larger competitors offer services at substantially discounted prices. We attempt to compete against such competitors by addressing niche market needs and offering alternative solutions that solve customers’ more difficult communication problems at more cost effective rates. We utilize satellite, Wi-Fi and other wireless technology for the last mile of wellhead connectivity for these customers and focus almost exclusively on the oil and gas market. The common denominator throughout is Multiple Protocol Label Switching “MPLS/ATM” network transport services.

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Competition

The satellite communication industry is intensely competitive due to overcapacity, but the competition is less severe in the oil and gas producing sector. Other satellite services providers in the oil and gas industry include Petrocom, Stratus Global, Tachyon, Schlumberger and Caprock. Caprock, Schlumberger and Stratus are focused on the top 5% of the market, particularly offshore platforms, and Petrocom and Stratus Global are focused on the offshore market using a traditional wireless network. Our satellite services offer advantages over those services by:

•	Customizing the provided service to better meet the customer’s needs;

•	Offering superior speed;

•	Providing single vendor convenience; and

•	Offering lower up-front infrastructure and operating costs.

Patents & Licenses

Effective August 25, 2005, Blast entered into a definitive agreement to purchase from Alberta an interest in the abrasive fluid jetting technology. The purchased interest enables Blast the unrestricted right to use the technology and license the technology worldwide to others. Blast expects to utilize the technology as the foundation for its energy services business. Blast has acquired a 20% interest in the technology that can increase to up to a 50% interest as described below. The agreement supercedes the existing licensing agreement between the parties.

As part of the agreement, Blast has agreed to issue to Alberta 3,000,000 shares of restricted common stock, with registration rights, and warrants to purchase 750,000 shares of Blast common stock at an exercise price of $0.45 per share. The warrants have a three-year term and are exercisable when Blast receives $225,000 in revenue from its initial rig utilizing the technology. Blast has agreed to pay a royalty payment of $2,000 per well bore or 2% of the gross revenues received, whichever is greater. The parties also agreed to share any revenues received by Blast from licensing the technology, with Alberta receiving 75% of licensing revenues until it receives $2,000,000 and then decreasing to 50% thereafter. Blast’s ownership interest in the technology would increase on a sliding scale from 20% up to 50% based on the licensing revenues received by Alberta. Either party has a right of first refusal on any new applications of the technology by the other party, or any sale of the other party’s interest in the technology.

Blast Energy and Alberta also agreed to amend the existing construction agreement between the parties. The amendment increased the construction cost of the rig by $50,000 to $900,000. Under the amendment, the parties agree to share cost overruns, if any, equally up to a rig cost of $1,000,000, with Blast assuming responsibility of any costs above that amount. Alberta has agreed to use its best efforts to deliver to Blast the initial rig using the technology by October 1, 2005.

On April 24, 2003 we entered into an agreement to license the Landers Horizontal Drilling Process, based on U.S. Patent Nos. 5,413,184, 5,853,056, and 6,125,949 relating to certain oil and gas well production enhancement techniques and devices and related trade secrets with the inventor and holder of the patents and trade secrets, Carl Landers. The license gives us exclusive rights to apply the technology and the related trade secrets in all of the U.S. (except for part of Colorado West of the Rockies, and Utah) and Canada. Mr. Landers also reserves the rights to certain applications in which he has a direct interest but may not compete with us. Any improvements to the technology remain the sole property of the licensor but are provided to us without additional licensing fees. The license terminates upon the expiration of the underlying patents, the earliest date being October 1, 2013. We amended the license on September 4, 2003, to provide for consideration to Mr. Landers of a fixed amount of $500 for every well drilled in which the Landers Horizontal Drill method is utilized, instead of the original 10% royalty payment, and 500,000 shares of our restricted common stock. In addition, in exchange for a reduction of the note payable associated with the license from $2,750,000 to $2,500,000, we issued an additional 125,000 shares of our restricted common stock. We amended the license again in February 2004 when $1,695,000 of outstanding payment obligations to Mr. Landers for technology fees was waived in exchange for the issuance of 300,000 shares of our common stock and the payment of $500,000 in cash.

On March 8, 2005, we entered into an Assignment of License Agreement (“Assignment”) with Maxim. The President and CEO of Maxim is Dan Williams, our former President and CEO. Under the assignment, we assigned to Maxim our rights in the license of the Landers Horizontal Drilling Process; all current and future negotiations for assignments, sublicenses or territorial royalty pertaining to the license and two lateral drilling rigs. As consideration, Maxim agreed to pay us a total sum of $1.3 million payable in four installments and release a $270,000 credit obligation we owe to Maxim. The Assignment is in default as Maxim has not made the $500,000

BLAST ENERGY SERVICES, INC.

payment due to us on June 3, 2005. We have put Maxim on notice that they are in default and to date they have paid $535,000 in principal and have entered into several amendments to extended the payment dates by paying penalties of $300,000. We will retain a non-exclusive sublicense interest in the Landers license, as long as we pay all required royalties on which the Landers Horizontal Technology is utilized.

The lateral drilling technology and related trade secrets are instrumental to our competitive edge in the oil and gas service industry. We are committed to protecting the technology. We cannot assure our investors that the scope of any protection we are able to secure for our license will be adequate to protect it, or that we will have the financial resources to engage in litigation against parties who may infringe on our exclusive license. We also can not provide our investors with any degree of assurance regarding the possible independent development by others of technology similar to that which we have licensed, thereby possibly diminishing our competitive edge.

Governmental Regulation

Our operations are subject to various local, state and federal laws and regulations intended to protect the environment. Our operations routinely involve the handling of waste materials, some of which are classified as hazardous substances. Consequently, the regulations applicable to our operations include those with respect to containment, disposal and controlling the discharge of any hazardous oilfield waste and other non-hazardous waste material into the environment, requiring removal and cleanup under certain circumstances, or otherwise relating to the protection of the environment. Laws protecting the environment have become more stringent in recent yeas, and may in certain circumstances impose “strict liability,” rendering a party liable for environmental damage without regard to negligence or fault on the part of such party. Such laws may expose us to liability for the conduct of, or conditions caused by, others, or for our acts, which were in compliance with all applicable laws at the times such acts were performed. Cleanup costs and other damages arising as a result of environmental laws, and costs associated with changes in environmental laws could be substantial and could have a material adverse effect on our financial condition. Management believes that it conducts our operations in substantial compliance with all material federal, state and local laws as they relate to the environment. Although we have incurred certain costs in complying with environmental laws, such amounts have not been material to our financial results.

We depend on the demand for our products and services from oil and natural gas companies. This demand is affected by changing taxes, price controls and other laws relating to the oil and gas industry generally, including those specifically directed to oilfield operations. The adoption of laws curtailing exploration and development drilling for oil and natural gas in our areas of operation could also adversely affect our operations by limiting demand for our products and services. We cannot determine the extent to which our future operations and earnings may be affected by new legislation, new regulations or changes in existing legislation regulations or enforcement.

Our satellite services utilize products that are incorporated into wireless communications systems that must comply with various government regulations, including those of the Federal Communications Commission (FCC). In addition, we provide services to customers through the use of several satellite earth hub stations, which are licensed by the FCC. Regulatory changes, including changes in the allocation of available frequency spectrum and in the military standards and specifications that define the current satellite networking environment, could materially harm our business by (1) restricting development efforts by us and our customers, (2) making our current products less attractive or obsolete, or (3) increasing the opportunity for additional competition. Changes in, or our failure to comply with, applicable regulations could materially harm our business and impair the value of our common stock. In addition, the increasing demand for wireless communications has exerted pressure on regulatory bodies worldwide to adopt new standards for these products and services, generally following extensive investigation of and deliberation over competing technologies. The delays inherent in this government approval process have caused and may continue to cause our customers to cancel, postpone or reschedule their installation of communications systems. This, in turn, may have a material adverse effect on our sales of products to our customers.

Research and Development Activities

During 2004 and 2003, we incurred an insignificant amount of research and development costs as it relates to our lateral drilling process. We incurred no research and development costs in our satellite business.

Employees

As of December 31, 2004, we had a total of seven employees, all of which were full-time employees. A new president and CFO were brought into the company in January 2004. We also utilize a number of independent

BLAST ENERGY SERVICES, INC.

contractors and consultants to assist us conducting the drilling operations, installing the telecommunications equipment, maintaining and supervising such services, and the like, in order to complement our existing work force, as needed from time to time. Our agreements with these independent contractors and consultants are usually short-term. We are not a party to any collective bargaining agreement with any employees, and believe relations with our employees, independent contractors and consultants are good.

Management’s Discussion and Analysis or Plan of Operation

The following discussion does not purport to be complete and should be read in conjunction with the Financial Statements and Notes thereto included in this report. All statements that are included in this Report, other than statements of historical fact, are forward-looking statements. You can identify forward-looking statements by words such as “anticipate”, “believe” and similar expressions and statements regarding our business strategy, plans and objectives for future operations. Although management believes that the expectations reflected in these forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. The forward-looking statements in this filing involve known risks and uncertainties, which may cause our actual results in future periods to be materially different from any future performance suggested in this report. Such factors may include, but are not limited to, such risk factors as: changes in technology, reservoir or sub-surface conditions, the introduction of new services, commercial acceptance and viability of new services, fluctuations in customer demand and commitments, pricing and competition, reliance upon subcontractors, the ability of our customers to pay for our services, together with such other risk factors as may be included in this report.

Our mission is to substantially improve the economics of existing oil and natural gas operations through the application of our licensed and proprietary technologies. We have been striving to develop a commercially viable lateral drilling technology with the potential to penetrate through well casing and into reservoir formations to stimulate oil and gas production. In 2003, with the acquisition of exclusive rights to a proprietary horizontal drilling process we began to deploy lateral drilling services in the field. During 2004, it became apparent that this process was limited in its application to various types of oil and gas formations. After redesigning and improving the existing process and designing and testing some newer technologies, we now believe that we can deliver a valuable and cost effective production enhancement service to onshore oil and gas producers, particularly operators of marginal wells. The goal is to make this new service reliably predictable and consistently dependable for our customers. We are currently building our first new generation lateral drilling rig with the capability of abrasive fluid jetting by use of much higher hydraulic horsepower. During this period of development and construction, we have conducted no drilling operations and the only income provided by our primary segment has been the proceeds from the sale of equipment. The capabilities of this new generation rig should allow us to expand our market opportunities to a wider range of well services, including specialty casing cutting, long reach perforating, lateral jetting and specialty completions. Following favorable results and customer acceptance of this initial rig’s capabilities, we intend to order the construction of additional rigs and significantly grow the deployment of our abrasive jetting service. Funding for developing this abrasive cutting service has been primarily met by a $1 million loan from Berg McAfee Companies, our major shareholder. The loan has a senior and subordinated structure and has been fully funded except for the final advance of $100,000 which is due by October 1, 2005. The loans carry a combined interest rate of 7.4% and will share in 10% of the future gross revenues from the abrasive jetting rig for a period of ten years. In addition, working capital needs have been through the assignment of our exclusive rights acquired in 2003 for the previous generation technology to Maxim TEP, Inc. (“Maxim”). Maxim is in default on both the $500,000 payment due June 3, 2005 and the $500,000 payment due September 2, 2005. To date Maxim has paid $535,000 in principal and has entered into several amendments to extend the payments resulting in penalties of $300,000. The CEO of Maxim is Dan Williams, one of our former officers. No assurances can be given that the capital from these sources or any other, if received, will be adequate or timely.

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Three Months Ended June 30, 2005 Compared to Three Months Ended June 30, 2004

Satellite Communications

Satellite Communications’ revenues increased by $74,000 to $236,000 for the quarter ended June 30, 2005 compared to $162,000 for the quarter ended June 30, 2004. The increase in revenue can be attributed to both new customers and an increase in service provided to existing customers. The operating margin from Satellite Communications improved by $17,000 to a margin of $25,000 for the quarter ended June 30, 2005 compared to $8,000 for the quarter ended June 30, 2004. As this segment of our business grows, it benefits from economies of scale.

Downhole Services

Downhole Services’ revenues decreased by $155,000 to $4,000 for the quarter ended June 30, 2005 compared to $159,000 for the quarter ended June 30, 2004. The revenue in 2005 is generated from the direct financing lease of one of our older rigs. Our drilling operations have ceased until such time as our new generation abrasive jetting rig is deployed, currently projected to occur in the fourth quarter of 2005. The operating margin from Downhole Services decreased by $105,000 to a loss of $114,000 for the quarter ended June 30, 2005 compared to a loss of $9,000 for the quarter ended June 30, 2004. The expenses for the quarter ended June 30, 2005 were primarily labor related as we continued the supervision of the construction of the new abrasive fluid jetting rig. Our negative margin results for the second quarter of 2004 highlighted the problems of consistency and reliability that we encountered with the old technology.

Selling, General and Administrative

Selling, general and administrative (“SG&A”) expenses decreased by $416,000 to $487,000 for the quarter ended June 30, 2005 compared to $903,000 for the quarter ended June 30, 2004. The following table details major components of SG&A expense over the periods.

	For The Three Months Ended June 30,		Increase (Decrease)
	2005	2004
Payroll and related costs	$141,594	$211,685	$(70,091)
Option and warrant expense	25,000	69,348	(44,348)
Legal fees	124,190	132,433	(8,243)
External services	90,321	135,123	(44,802)
Insurance	49,956	113,973	(64,017)
Liquidated damages	—	150,000	(150,000)
Travel & entertainment	12,142	30,364	(18,222)
Office rent	8,401	6,866	1,535
Communications	3,691	16,454	(12,763)
Miscellaneous	32,042	36,768	(4,726)

	$487,337	$903,014	$(415,677)

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Due to the lack of drilling activity during the second quarter of 2005, we focused on technology development and lowering our controllable overhead, which has resulted in a decrease in payroll, external services, travel and entertainment, communications and miscellaneous. The decrease in insurance expense can be attributable to a reduction in the premium for our directors and officers liability coverage. The liquidated damages incurred in the second quarter of 2004 related to our delay in registering shares that we sold in 2003.

Net Loss

The net loss for the second quarter of 2005 decreased to $723,000 from $1.0 million for the corresponding period in 2004. The decrease is attributable to the major revenue and expense items explained above. The tax benefit associated with our loss has been fully reserved as we have recurring net losses and it is more likely than not that the tax benefits will not be realized.

Six Months Ended June 30, 2005 Compared to the Six Months Ended June 30, 2004

Satellite Communications

Satellite Communications’ revenues increased by $255,000 to $509,000 for the six months ended June 30, 2005 compared to $254,000 for the six months ended June 30, 2004. The increase in revenue can be attributed to both new customers and an increase in service provided to existing customers. The operating margin from Satellite Communications improved by $188,000 to a margin of $124,000 for the six months ended June 30, 2005 compared to a loss of $64,000 for the six months ended June 30, 2004. As this segment of our business grows, it benefits from economies of scale.

As hardware is sold, we recognize the revenue in the period it is delivered to the customer. There were no significant hardware sales during the six months ended June 30, 2005 and 2004. We bill some of our bandwidth contracts in advance, but recognize the revenue over the period benefited.

Downhole Services

Downhole Services’ revenues decreased by $254,000 to $19,000 for the six months ended June 30, 2005 compared to $273,000 for the six months ended June 30, 2004. The revenue in 2005 is generated from the direct financing lease of one of our older rigs. Our drilling operations have ceased until such time as our new generation abrasive jetting rig is deployed, currently projected to occur in the third quarter of 2005. The revenues earned for the six months ended June 30, 2004 were primarily associated with the commencement of the Amvest Osage and Maxim Energy contracts and recovery of certain third party expenses from related parties.

The operating margin from Downhole Services decreased by $69,000 to a loss of $219,000 for the six months ended June 30, 2005 compared to a loss of $150,000 for the six months ended June 30, 2004. The expenses for the six months ended June 30, 2005 were primarily labor related as we redesigned and improved the existing process as well as designing and supervising the construction of the new abrasive fluid jetting rig. Our negative margin results for the first six months of 2004 highlighted the problems of consistency and reliability that we encountered with the old technology.

Selling, General and Administrative

SG&A expenses decreased by $1.3 million to $1.5 million for the six months ended June 30, 2005 compared to $2.8 million for the six months ended June 30, 2004. The following table details major components of SG&A expense over the periods.

BLAST ENERGY SERVICES, INC.

	For The Six Months Ended June 30,		Increase (Decrease)
	2005	2004
Payroll and related costs	$425,762	$473,222	$(47,460)
Option and warrant expense	50,000	149,447	(99,447)
License fee	—	735,192	(735,192)
Legal fees	181,773	263,177	(81,404)
External services	191,565	376,967	(185,402)
Insurance	91,741	331,748	(240,007)
Liquidated damages	—	400,000	(400,000)
Travel & entertainment	18,441	79,016	(60,575)
Office rent	17,044	43,632	(26,588)
Communications	5,293	35,710	(30,417)
Class action settlement	503,500	—	503,500
Miscellaneous	36,845	(42,648)	79,493

	$1,521,964	$2,845,463	$(1,323,499)

Due to the lack of drilling activity during the first six months of 2005, we focused on technology development and lowering our controllable overhead, which has resulted in a decrease in payroll, external services, travel and entertainment, office rent, communications and miscellaneous. The license fee during the first six months of 2004 was the result of a renegotiation of the Landers note payable and the calculation of license fees payable. The decrease in insurance expense can be attributable to a reduction in the premium for our directors and officers liability coverage. The liquidated damages incurred in 2004 relate to our delay in registering shares that we sold in 2003. The class action settlement expense is the value of the 1,150,000 shares of our common stock to be issued to settle the lawsuit and the plaintiff’s estimated legal fees of $55,000.

Net Loss

The net loss for the first six months of 2005 decreased to $1.9 million from $3.4 million for the corresponding period in 2004. The decrease is attributable to the major revenue and expense items explained above. The tax benefit associated with our loss has been fully reserved as we have recurring net losses and it is more likely than not that the tax benefits will not be realized.

Fiscal Year ended December 31, 2004 Compared to the Fiscal Year Ended December 31, 2003

Lateral Drilling Services

Lateral Drilling Services’ revenues increased by $273,000 to $739,000 for the year ended December 31, 2004 compared to $466,000 for the year ended December 31, 2003. The operating margin from Lateral Drilling Services improved by $419,000 to a loss of $129,000 for the year ended December 31, 2004 compared to a loss of $548,000

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for the year ended December 31, 2003. We have had mixed results using the Landers technology and therefore have been unable to generate a profit during either year. The 2003 results were also negatively affected by the initial start-up costs of the lateral drilling service.

Effective as of October 27, 2004, we entered into a licensing agreement to develop a new generation of lateral drilling technology using the AFJ process. In the short term, the development activity will decrease lateral drilling revenues until such time as the new technology rigs are deployed into commercial operations.

Satellite Communications Services

Satellite Communication Services’ revenues increased by $296,000 to $715,000 for the year ended December 31, 2004 compared to $419,000 for the year ended December 31, 2003. The operating margin from Satellite Communication Services improved by $163,000 to a loss of $6,000 for the year ended December 31, 2004 compared to a loss of $169,000 for the year ended December 31, 2003. As this segment of our business grows it becomes more efficient and realizes economies of scale.

As hardware is sold, we recognize the revenue in the period it is delivered to the customer. We bill some of our bandwidth contracts in advance, but recognize revenue over the period benefited. At December 31, 2004, there was $317,615 reflected in the balance sheet as deferred revenue relating to Satellite Communication Services.

Selling, General and Administrative

Selling, general and administrative (“SG&A”) expenses decreased by $1.9 million to $4.7 million for the year ended December 31, 2004 compared to $6.6 million for the year ended December 31, 2003. The following table details the major components of SG&A expense over the periods.

	2004	2003	Increase (Decrease)
Payroll and related costs	$773,538	$828,117	$(54,579)
Option and warrant expense	747,480	2,392,291	(1,644,811)
License fee	735,192	—	735,192
Legal fees	718,678	518,077	200,601
External services	567,883	446,606	121,277
Insurance	447,109	157,254	289,855
Liquidated damages	500,000	—	500,000
Travel & entertainment	139,627	193,393	(53,766)
Office rent	66,777	42,325	24,452
Communications	55,842	60,935	(5,093)
Expired purchase option	—	620,000	(620,000)
Purchase guarantee	—	300,000	(300,000)
Impairment on software	—	1,000,000	(1,000,000)
Miscellaneous	265	55,541	(55,276)

	$4,752,391	$6,614,539	$(1,862,148)

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The decrease in option and warrant expense can be attributed to the fact that in 2004, we started issuing options at market price and therefore recognized no expense under our accounting policy. The license fee is related to the lateral drilling license and note payable with Carl Landers. We issued 300,000 shares of our common stock with a value of $1.9 million to reduce the then outstanding note balance by $1.2 million and record expense of $0.7 million. Legal fees continue to increase due to the level of legal activity we have experienced over the last two years. Our external services have increased due to greater reliance on independent contractors instead of employees and rising audit fees. The increase in the cost of insurance was primarily attributable to the increase in the directors and officers liability policy premium due to legal activity. The liquidated damages relate to our delay in registering shares that we sold. In 2003, we paid $0.5 million for a sixteen day option to purchase a large gas field with significant gas production. The purchase option expired and we incurred additional fees of $120,000 related to the transaction. In 2003, we guaranteed Edge’s purchase of oil and gas properties from another entity (see Financial Note 17 to the December 31, 2004 Financial Statements). In 2003, we issued 2 million shares of common stock for what management believed was satellite communications management software pursuant to an asset purchase agreement with a related party. Subsequently, management determined that the software was impaired by $1.0 million.

Depreciation and Amortization

Depreciation and amortization expense increased by $293,000 to $0.5 million for the year ended December 31, 2004 compared to $220,000 for the year ended December 31, 2003. This increase can be attributed to the depreciation on the four drilling rigs in service for 2004, compared to only two rigs in service for three months of 2003 and the amortization on the drilling license acquired in late 2003.

Debt Forgiveness Income

In 2003, we negotiated settlements with 9 vendors for various debts originally recorded on the books at $0.5 million for $44,000 cash and 33,333 shares of stock valued at $.50 resulting in debt forgiveness income of $460,000. There was no similar event in 2004.

Gain or Loss on Sale of Property

In 2004, we had a net loss from the sale and or disposition of equipment in the normal course of business of $11,000. In 2003, we recognized a gain of $120,000 from the assignment of a 75% net revenue interest in property located in Monroe, Louisiana. We received the net revenue interest from a third party in exchange for agreeing to perform lateral drilling services on the property. In October 2003, we assigned the net revenue interest to Edge for $200,000. Edge paid us $120,000 and agreed to pay the balance of $80,000 by March 31, 2004. The $80,000 was not collected and under terms of the Settlement Agreement and Mutual Release entered into with Edge, we have relinquished our right to these funds.

Interest Expense

Interest expense decreased by $108,000 to $105,000 for the year ended December 31, 2004 compared to $213,000 for the year ended December 31, 2003. The decrease in expense can be attributed to an average debt outstanding for the year ended December 31, 2004 of approximately $0.7 million compared to average debt outstanding of approximately $1.9 million for the year ended December 31, 2003.

Net Loss

The net loss for the year ended December 31, 2004 decreased to $5.6 million from $7.4 million for the year ended December 31, 2003. The decrease is attributable to the major items explained above. The tax benefit associated with our loss has been fully reserved as we have recurring net losses and it is more likely than not that tax benefits will not be realized.

Liquidity and Capital Resources

As of June 30, 2005, our cash balance was $79,000 compared to a cash balance of $267,000 at December 31, 2004 and $167,000 at June 30, 2004. Our cash balance as of August 31, 2005 was approximately $530,000. We continue to utilize cash, notes and stock to fund operations.

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Funding for developing this abrasive cutting service has been primarily met by a $1 million loan from Berg McAfee Companies, our major shareholder. The loan has a senior and subordinated structure and has been fully funded except for the final advance of $100,000 which is due by October 1, 2005. The loan is due and payable on September 15, 2006. The loans carry a combined interest rate of 7.4% and will share in 10% of the future gross revenues from the abrasive jetting rig for a period of ten years. In addition, working capital needs have been through the assignment of our exclusive rights acquired in 2003 for the previous generation technology to Maxim TEP, Inc. (“Maxim”). Maxim is in default on both the $500,000 payment due June 3, 2005 and the $500,000 payment due September 2, 2005. To date Maxim has paid $535,000 in principal and has entered into several amendments to extend the payments resulting in penalties of $300,000. The CEO of Maxim is Dan Williams, one of our former officers. No assurances can be given that the capital from these sources or any other, if received, will be adequate or timely.

As of August 31, 2005, we had expended $757,000 towards the rig construction project and have a formal commitment as well as plans to spend another $443,000, bringing the projected total cost of the rig to approximately $1.2 million

We have $350,000 of convertible notes that become due on December 31, 2005 and a $50,000 note that is due on demand. In addition, we have $200,000 of convertible notes with related parties that mature on May 31, 2006. Both sets of convertible notes are convertible into common stock at the rate of one share for each $2.00 of principal and interest outstanding.

In February 2005, we entered into an Agreed Judgment and Order of Severance with Gryphon as to all breach of contract claims related to our delay in registering common stock acquired by Gryphon in October 2003. Under the terms of the Agreed Judgment, we are obligated to pay liquidated damages of $0.5 million to Gryphon on or before September 30, 2005. Our current cash position is not sufficient to meet this obligation. Additional financing or positive cash flow will be required to satisfy this obligation.

Our continued operating losses raise substantial doubt as to our ability to continue as a going concern. We are in an early stage of development and are rapidly depleting our cash resources, therefore we have determined that we will need to raise additional financing in the short term to continue in operation and fund future growth. We currently plan to raise additional financing. The use of stock for currency in financing or making acquisitions has been heavily curtailed while we have been under SEC investigation (see Financial Note 17 to the December 31, 2004 Financial Statements). If we are unable to arrange new financing or generate sufficient revenue from new business arrangements, we will be unable to continue in our current form and will be forced to restructure or seek creditor protection.

Capital Expenditures

We expect to spend approximately $1.2 million in 2005 for the building of the first rig utilizing the AFJ cutting technique. As of August 31, 2005, we had expended $757,000 and committed an additional $443,000 towards this project. The project is being financed primarily through debt and from the proceeds of the license sold in March of 2005. Capital expenditures for 2004 were $3,705 as compared to $799,493 from 2003. Capital expenditures for 2003 include the purchase of four drilling rigs for $737,720.

Research and Development, Patents and Licenses

We believe our future success depends on the ability to effectively utilize the lateral drilling technology obtained through our purchase of an interest in the intellectual property behind the AFJ technology provided by Alberta Energy Holding, Inc. See “Patents and Licenses” in the Description of Business section of this prospectus.

Description of Property

Office Facilities

We lease approximately 2,000 square feet of office space in Houston, Texas for our principal executive office at a cost of $2,800 per month. Our lease has been extended through August of 2006.

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Equipment

As of December 31, 2004, our primary equipment consisted of three mobile lateral drilling rigs, which can be driven to oil and gas fields throughout North America. Lateral drilling equipment consists of heavy trucks mounted with high powered water compressors, flexible hose and other assorted downhole equipment which is used to conduct the lateral drilling process with high pressure jetting technology. We also maintained certain satellite communication and computer equipment at our principal executive office.

On March 8, 2005, Blast Energy assigned its rights in the license of the Landers Horizontal Drilling Process to Maxim TEP, Inc. (“Maxim”) along with all current and future assignments, sublicenses or territorial royalty pertaining to the license. In connection with the assignment, Blast Energy sold two of its three drilling rigs for the release of a customer deposit obligation that Blast Energy owed Maxim. Maxim took delivery of the first rig during the first quarter and the second rig will be delivered when the default is cured. That delivery will cause Blast Energy to no longer own any of the older generation mobile lateral drilling rigs.

We believe that our facilities and equipment are in good operating condition and that they are adequate for their present use.

Insurance

Our operations are subject to hazards inherent in the oil and gas industry, such as accidents, blowouts, explosions, craterings, fires and oil spills. These conditions can cause:

a)    personal injury or loss of life

b)    damage to or destruction of property, equipment and the environment

c)    suspension of operations

In addition, claims for loss of oil and gas production and damage to formations can occur in the well service industry. Litigation arising from a catastrophic occurrence at a location where our equipment and services are being used may result in us being named as a defendant in lawsuits asserting large claims.

We maintain insurance coverage that we believe to be customary in the industry against these hazards. However, we may not be able to maintain adequate insurance in the future at rates we consider reasonable. In addition, our insurance is subject to coverage limits and some policies exclude coverage for damages resulting from environmental contamination. The occurrence of a significant event or adverse claim in excess of the insurance coverage that we maintain or that is not covered by insurance could have a materially adverse effect on our financial condition and results of operations.

BLAST ENERGY SERVICES, INC.

Certain Relationships and Related Transactions

Energy 2000 NGC, Inc. and Natural Gas Systems, Inc.

Energy 2000 NGC, Inc. (“Energy 2000”) is a subsidiary of Berg McAfee Energy, LLC, which is a wholly owned subsidiary of Berg McAfee Companies (“Berg McAfee”). Berg McAfee has a more than 25% beneficial interest in us. Natural Gas Systems, Inc. (“NGS”) is an independent company with substantial shareholdings owned by Eric McAfee, a 50% owner of Berg McAfee Companies and one of our former directors. Energy 2000 and NGS are beneficially owned 80% and 23% respectively by Berg McAfee or Eric McAfee personally.

We billed $666,250 and $153,960 to Energy 2000 and NGS, respectively, for services performed in 2003. We received $397,500 and $130,000, respectively. However, for Energy 2000 we had inadequate documentation to substantiate whether some of the services were performed. For Energy 2000, we were able to substantiate $328,750 of revenue leaving $68,750 in deferred revenue. We billed $20,457 and $2,000 to Energy 2000 and NGS, respectively, for expenses incurred in 2004. The amount billed to Energy 2000 was deemed uncollectible and the amount billed to NGS was collected. In October 2004, we entered into an agreement with Berg McAfee Companies, Energy 2000 and Eric McAfee to settle several outstanding legal issues. Under the agreement, we are entitled to retain the $68,750 and Energy 2000 has waived all claims to the funds.

In September 2003, we signed a drilling service contract with NGS, whereby NGS would have paid us a minimum of $7,800,000 for the lateral drilling of 120 wells. This contract was for a fixed amount with the total price dependent upon the number of wells serviced and offshoot lateral bores drilled. In addition, we would receive a 70 percent interest in the net operating income after payback from these properties. This contract was renegotiated in February 2004 to a smaller agreement with an initial four well commitment and removed our rights to post-production. The contract was subsequently suspended.

In April 2003, we signed a drilling service contract with Energy 2000 NGC, Inc., whereby Energy 2000 would have paid us a minimum of $1,800,000 for the lateral drilling of 45 wells. This contract was for a fixed amount, dependent upon the number of wells serviced and offshoot lateral bores drilled. In addition, we would receive an 80 percent interest in the net operating income after payback from these properties and also be reimbursed for 20 percent of its field costs. In September, 2003 we entered into another contract with Energy 2000 for an additional 57 wells with terms similar to the original contract. These contracts have been suspended for lack of payment.

Lateral drilling services for these two customers ceased in December 2003 because of a change in our management.

Berg McAfee Companies

In addition to the transactions involving Energy 2000 and NGS, we had an additional transaction with Berg McAfee.

In December 2004, Berg McAfee purchased 400,000 shares of our common stock at a price of $0.50 per share in a private transaction. The sale had a provision that allows the buyer to reprice the shares to the extent we offer more favorable terms to third parties prior to March 31, 2005. This provision will result in the issuance of two year warrants to purchase 400,000 shares of our common stock at a price of $1.00 per share.

In October 2004, Berg McAfee loaned us $100,000 under the terms of a convertible promissory note bearing interest at 8% and maturing May 31, 2006. In connection with the note, we issued warrants to purchase 50,000 shares of common stock at $2.00 per share during the term of the note to Berg McAfee.

On July 15, 2005, Blast Energy entered into an agreement to develop it’s initial abrasive jetting rig with Berg McAfee Companies, LLC (“BMC”), a major shareholder. The arrangement involves two loans for a total of $1 million to fund the completion of the initial rig and sharing in the expected rig revenues for a ten-year period. To date, Blast Energy has received $900,000 in funding under this agreement and is scheduled to receive the balance by October 1, 2005. Under the terms of the loan agreement with BMC, cash revenues will be shared on the basis of allocating 90 percent to Blast Energy and 10 percent to BMC for a ten-year period following repayment. After ten years, Blast Energy will receive all of the revenue from the rig. The loan, which has a senior and subordinated structure, carries an average interest rate of 7.4 percent, and the senior portion is due September 15, 2006 and the subordinated portion is due September 30, 2006. BMC also has the option to fund an additional three rigs under these commercial terms.

BLAST ENERGY SERVICES, INC.

Eric McAfee

In addition to the transactions involving Energy 2000, NGS and Berg McAfee, we had the following transactions with Eric McAfee.

On January 19, 2005, we entered into a settlement agreement and mutual release with Eric McAfee, Edge Capital Group, Inc. (“Edge”) and certain entities affiliated with Robert Frazier, Sr. As part of the settlement, Mr. McAfee paid us $625,000 and gave us 300,000 shares of NGS common stock in exchange for 500,000 shares of our common stock. The 300,000 shares of NGS common stock was collateral for a $375,000 required payment to us. That payment was made in April 2005, and the NGS shares were released. The $625,000 in cash was then distributed to Edge along with 750,000 shares of our common stock. At the closing of the settlement agreement, the parties executed a mutual release and dismissed all pending claims and litigation between them.

In October 2004, Mr. McAfee loaned us $100,000 under the terms of a convertible promissory note bearing interest at 8% and maturing May 31, 2006. In connection with the note, we issued warrants to purchase 50,000 shares of common stock at $2.00 per share during the term of the note to Mr. McAfee.

We had a consulting agreement with Mr. McAfee for $10,000 per month through April 30, 2005, with $120,000 due during 2004 and $40,000 in 2005. This agreement was cancelled upon his resignation as a director.

In April 2003, we issued 2,000,000 shares of our common stock for what management believed was satellite communications management software pursuant to an asset purchase agreement with a related party. Management in place as of August 2003 maintained the software was not useful and impaired it as of June 30, 2003. Eric McAfee, a principal to the counterparty in the transaction, acquired 11.5% of the 2,000,000 shares. In June 2004, we filed a lawsuit against Eric McAfee, Mark Crone and QuikView Inc. in an attempt to negate the transaction. In November 2004, we dismissed the lawsuit against all defendants with prejudice.

In April 2003, Mr. McAfee was granted options to purchase 50,000 shares of our common stock for his role as a director. The options had an exercise price of $0.10 per share, but where granted when the market value was $0.50 per share. The options vested quarterly over one year and have a ten year term. Mr. McAfee’s role as a director terminated effective March 2, 2004.

Directors and Officers

In June 2005, we granted options to purchase 12,000 shares of our common stock to the following directors: John A. Block, Robert P. Herbert, Joseph J. Penbera and Frederick R. Ruiz. We also granted options to purchase 24,000 shares of our common stock to O. James Woodward III, Chairman of the Board. The options have a ten-year term and are exercisable at $0.38 per share, the market price at the date of grant. The options vest quarterly over 12 months.

In March 2005, the Board of Directors awarded to certain employees and officers a total of 560,000 shares of company stock as a bonus payment in lieu of cash for 2004 performance. These shares were issued in September 2005.

In July 2004, we granted options to purchase 350,000 shares of our common stock to David M. Adams and options to purchase 420,000 shares of our common stock to John O’Keefe. Mr. Adams is our president and Co-CEO, while Mr. O’Keefe is our Co-CEO and CFO. The options have a ten year term and are exercisable at $0.90 per share, the market price at date of grant. The options vest quarterly over three years.

In May 2004, we granted options to purchase 12,000 shares of our common stock to the following directors; John R. Block, Joseph J. Penbera, Frederick R. Ruiz and Ronald J. Robinson. We also granted options to purchase 24,000 shares of our common stock to O. James Woodward III, Chairman of the Board. The options have a ten year term and are exercisable at $2.20 per share, the market price at date of grant. The options vest quarterly over one year.

In May 2004, Messrs. Adams, O’Keefe, Penbera and Ruiz loaned $25,000 to us, while Mr. Block loaned $10,000. The notes bear interest at 8% and mature on May 14, 2005. In connection with the notes we issued warrants to purchase 5,000 shares of common stock to Messrs. Adams, O’Keefe, Penbera and Ruiz and warrants to purchase 2,000 shares of common stock to Mr. Block. The warrants are exercisable at $2.00 per share.

In January 2004, we granted options to purchase 150,000 shares of our common stock to Mr. Adams and options to purchase 80,000 shares of our common stock to Mr. O’Keefe. We also granted options to purchase 20,000 shares of our common stock to the following directors; Messrs. Block, Penbera, Ruiz and Woodward. The options have a ten

BLAST ENERGY SERVICES, INC.

year term and are exercisable at $4.28 per share, the market price at date of grant. The options granted to the officers vest quarterly over one year, while the options granted to the directors vested immediately.

In January 2004, we entered into an employment agreement with Mr. O’Keefe to serve as CFO. The agreement stipulates compensation of $175,000 in year one, $195,000 in year two and $215,000 in year three. The agreement renews annually.

In December 2003, we entered into an employment agreement with Mr. Adams to serve as CEO. The agreement provides for a base salary of not less than $185,000. The agreement renews annually.

In December 2003, we granted options to purchase 500,000 shares of our common stock to Ronald J. Robinson, our then Chairman of the Board and interim CEO. The options have a ten year term and are exercisable at $9.55 per share, the market price at date of grant. 50,000 vested immediately, 50,000 were performance options and did not vest, and the remaining 400,000 options vest evenly over 12 months in 2004.

In April 2003, we granted options to purchase 50,000 shares of our common stock to each of our directors. The directors awarded options were Messrs. Block, Penbera, Robinson, Ruiz and Woodward. We also granted options to purchase 200,000 shares of our common stock to our interim CEO, Dr. Robinson. The options all have an exercise price of $0.10 per share and were granted at a time when the market value was $0.50 per share. The options vest quarterly over one year and have a ten year term.

BLAST ENERGY SERVICES, INC.

Market for Common Equity and Related Stockholder Matters

After the consummation of the merger between Reconstruction Data Group, Inc. and Verdisys, our common stock commenced trading on the OTC Bulletin Board on July 18, 2003 under the symbol “VDYS”. Prior to the merger, our common stock had been listed for trading on the OTC Bulletin Board under the symbol “RDGI”. The RDGI stock was listed on January 13, 2003, but active trading did not begin until May 2, 2003. Effective June 6, 2005, the symbol for our stock became “BESV”. The following table sets forth, for the periods indicated, the high and low bid prices of a share of our common stock as reported on the OTC Bulletin Board since active trading began on May 2, 2003. The quotations provided are for the over the counter market which reflect interdealer prices without retail mark-up, mark-down or commissions, and may not represent actual transactions.

	HIGH	LOW
2003
Second Quarter (from May 2, 2003)	$1.72	$1.53
Third Quarter	$6.32	$5.65
Fourth Quarter	$11.03	$10.14

2004
First Quarter	$9.54	$3.35
Second Quarter	$4.75	$1.50
Third Quarter	$1.95	$0.25
Fourth Quarter	$1.00	$0.40

2005
First Quarter	$0.59	$0.35
Second Quarter	$0.52	$0.30

Holders

As of September 26, 2005, we had 39,519,665 shares of common stock issued and outstanding held by approximately 460 shareholders of record.

Dividends

We have never paid cash dividends. At present, we do not anticipate paying any dividends on our common stock in the foreseeable future and intend to devote any earnings to the development of our business.

BLAST ENERGY SERVICES, INC.

Executive Compensation

Compensation of Executive Officers

Dr. Robinson served as interim CEO from January to May 2004 and President for a brief period in January 2004 until Messrs. Adams and O’Keefe were elevated to Co-CEOs. Dr. Robinson retired from our Board of Directors when his term expired, effective June 6, 2005. Other than for Dr. Robinson, Mr. Adams, and Mr. O’Keefe, we have no other person that is a named executive officer as of December 31, 2004.

Compensation Summary

The following table provides certain summary information concerning compensation for the last three fiscal years earned by or paid to our CEOs and each of our other executive officers who had compensation in excess of $100,000 during the last fiscal year (collectively the “Named Executive Officers”).

SUMMARY COMPENSATION TABLE

		Annual Compensation			Award(s)		Payouts
Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation(1) ($)	Restricted Stock Award(s) ($)	Securities Underlying Options/SARs (#)	LTIP Payouts ($)	All Other Compensation ($)
Ronald J. Robinson	2004	90,000	0	10,000	0	12,000	0	0
Former	2003	70,000	0	0	0	700,000	0	0
Interim CEO (1)	2002	0	0	0	0	50,000	0	0
David M. Adams	2004	181,146	50,000	0	0	500,000	0	0
Co-CEO	2003	0	0	0	0	0	0	0
COO	2002	0	0	0	0	0	0	0
John O’Keefe	2004	172,500	40,000	0	0	500,000	0	0
Co-CEO	2003	0	0	0	0	0	0	0
CFO	2002	0	0	0	0	0	0	0

During the periods indicated, perquisites for each individual named in the Summary Compensation Table aggregated less than 10% of the total annual salary and bonus reported for such individual in the Summary Compensation Table. Accordingly, no such amounts are included in the Summary Compensation Table.

BLAST ENERGY SERVICES, INC.

Option Grants

The following table provides certain information with respect to options granted to our Named Executive Officers named in the Summary Compensation Table during the fiscal year ended December 31, 2004 under our stock option plan:

OPTION GRANTS IN 2004

Name	Number of Securities Underlying Options Granted	Percent of Total Granted to Employees in Fiscal Year	Exercise Price	Market Price on Date of Grant	Expiration Date
Ronald J. Robinson	12,000	1%	$4.28	$4.28	1/21/2014
David M. Adams	150,000	13%	$4.28	$4.28	1/21/2014
	350,000	30%	$0.90	$0.90	7/29/2014
John O’Keefe	80,000	7%	$4.28	$4.28	1/21/2014
	420,000	36%	$0.90	$0.90	7/29/2014

Option Exercises and Values

The following table sets forth the information concerning option exercises and the value of unexercised options held by our Named Executive Officers named in the Summary Compensation Table as of the end of the last fiscal year.

AGGREGATED OPTION EXERCISES IN 2004

AND OPTION VALUES AT DECEMBER 31, 2004

Name	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options Held at December 31, 2004		Value of Unexercised In-The-Money Options Held at December 31, 2004
			Exercisable	Unexercisable	Exercisable	Unexercisable
Ronald J. Robinson	None	—	189,332	6,000	$0	$0
David M. Adams	None	—	170,834	329,166	$0	$0
John O’Keefe	None	—	130,000	370,000	$0	$0

Note:

Value of Unexercised In-The-Money Options Held at December 31, 2004 computed based on the difference between aggregate fair market value and aggregate exercise price. The fair market value of our common stock on December 31, 2004 was $0.57, based on the closing price on the OTC Bulletin Board.

BLAST ENERGY SERVICES, INC.

Compensation of Directors

We pay our directors fees for attendance at board and other committee meetings in the form of cash compensation or similar remuneration, and reimburse them for any out-of-pocket expenses incurred by them in connection with our business.

Currently, each independent director earns compensation of $1,000 per month with an additional $1,000 per month for chairing a committee with the exception of the audit committee chair who earns an additional $2,000 per month and the chairman of the board who earns an additional $3,000 per month. Meeting fees are earned at a rate of $1,000 per day for regularly scheduled Board meetings and $500 per day for committee meetings. Currently, only the Chairman of the Board is receiving cash payments toward fees earned. Additionally, the Chairman receives options to purchase 24,000 shares of our common stock per year and all other independent directors receive options to purchase 12,000 shares per year.

Employment Agreements

Ronald J. Robinson

In July 2003, we entered into an advisory agreement with Dr. Robinson, and we amended the agreement in December 2003. Pursuant to the agreement, as amended, Dr. Robinson agreed to serve as our interim President and CEO until a suitable replacement was found. For his services as interim President and CEO, he received an option to purchase 500,000 shares of our common stock pursuant to a 12 month vesting schedule (except with respect to 50,000 shares that were tied to certain revenue milestones for the fourth quarter of 2003 and which milestones were not met), and he received monthly compensation of $20,000 and a monthly office allowance of $2,500. Dr. Robinson also served as Chairman of the Board. In January 2004, David Adams was selected to serve as President thus terminating Dr. Robinson’s service as interim President and CEO. Dr. Robinson retired from the Board of Directors when his term expired, effective June 6, 2005. Is any of this needed now he has retired?

David M. Adams

In January 2004, we entered into an employment agreement with David Adams. The term of the agreement is for one year, and it may be renewed at the pleasure of both parties. Pursuant to the agreement, Mr. Adams serves as our President and COO in exchange for a base salary of $185,000 per year. Mr. Adams also received an option to purchase 150,000 shares of common stock to vest quarterly over the initial term of the employment agreement. Mr. Adams also received a signing bonus in the amount of $50,000 on the effective date of the employment agreement, and is entitled to participate in our annual incentive compensation program with a potential bonus being up to fifty percent of his base salary.

John O’Keefe

In January 2004, we entered into an employment agreement with John O’Keefe. The term of the agreement is for one year, and it may be renewed at the pleasure of both parties. Pursuant to the agreement, Mr. O’Keefe serves in the position of Executive Vice President and CFO in exchange for a base annual salary of $175,000 for the first twelve months of his employment, $195,000 for the second year of employment and $215,000 for the third year of employment. Mr. O’Keefe also received an option to purchase 80,000 shares of common stock to vest quarterly over the initial term of the employment agreement. Mr., O’Keefe received a one time payment of $40,000 as a sign-on bonus entitled to participate in our annual compensation program with a potential bonus being up to fifty percent of his base salary.

BLAST ENERGY SERVICES, INC.

Changes In and Disagreements with Accountants on Accounting and Financial Disclosure

Over the past two fiscal years, we have had no disagreements with our independent accountant and they have not resigned or declined to stand for re-election during this period. The report of the independent registered public accounting firm related to the financial statements for the past two years contains an additional paragraph as to uncertainty of the company to continue as a going concern.

BLAST ENERGY SERVICES, INC.

AVAILABLE INFORMATION

We have filed with the SEC a registration statement on Form SB-2 under the Securities Act with respect to the shares of our common stock offered by this prospectus. This prospectus does not contain all the information set forth in the registration statement and the exhibits and schedules thereto. For further information about us and shares of our common stock, we refer you to the registration statement and to the exhibits and schedules filed with it. Statements contained in this prospectus as to the contents of any contract or other documents are not necessarily complete. We refer you to those copies of contracts or other documents that have been filed as exhibits to the registration statement, and statements relating to such documents are qualified in all aspects by such reference.

We are subject to the information requirements of the Exchange Act of 1934, as amended (“Exchange Act”); therefore, we file reports and other information with the SEC. You can inspect and copy the reports and other information that we file at the public reference facilities maintained by the SEC at the Public Reference Room, Headquarters Office, 100 F Street, N.E., Room 1580, Washington, D.C., 20549. Please call the SEC at 1800-SEC-0330 for further information on the Public Reference Rooms. The SEC also makes electronic filings publicly available on its web site at www.sec.gov.

Our common stock is traded on the OTC Bulletin Board under the symbol “BESV.OB.” Certain information and reports of ours are also available for inspection at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, Washington, D.C. 20006.

BLAST ENERGY SERVICES, INC.

Financial Statements

BLAST ENERGY SERVICES, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Blast Energy Services, Inc.

(formerly Verdisys, Inc.)

Houston, Texas

We have audited the accompanying balance sheet of Blast Energy Services, Inc. (formerly Verdisys, Inc.) as of December 31, 2004 and the related statements of operations, stockholders’ equity and cash flows for each of the two years then ended. These financial statements are the responsibility of Blast Energy Services’ management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Blast Energy Services, Inc. as of December 31, 2004 and the results of its operations and cash flows for each of the two years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that Blast Energy Services will continue as a going concern. As discussed in Note 2 to the financial statements, Blast Energy Services suffered recurring losses from operations and has a working capital deficiency, which raises substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters also are described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

MALONE & BAILEY, PC

www.malone-bailey.com

Houston, Texas

March 21, 2005

ANNUAL FINANCIAL STATEMENTS

BLAST ENERGY SERVICES, INC. (FORMERLY VERDISYS, INC.)

BALANCE SHEET

December 31, 2004

ASSETS
Current Assets
Cash	$266,917
Accounts receivable, net of allowance for doubtful accounts of $30,000	58,726
Lease receivable	125,000
Other current assets	44,076

Total Current Assets	494,719
Equipment, net of accumulated depreciation of $130,467	447,401
License, net of accumulated amortization of $549,167	4,475,833

Total Assets	$5,417,953

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$738,442
Accrued expenses	1,270,732
Deferred revenue	254,726
Customer deposit	276,850
Notes payable – related parties, net of unamortized discount of $7,674	102,326
Notes payable, net of unamortized discount of $74,148	400,852

Total Current Liabilities	3,043,928
Long Term Liabilities
Notes payable – related parties, net of unamortized discount of $50,622	149,378
Deferred revenue, less current portion	81,878

Total Liabilities	3,275,184
Commitments & Contingencies
Stockholders’ Equity
Common Stock, $.001 par value, 50,000,000 shares authorized, 33,443,691 shares issued and outstanding	33,444
Additional paid-in capital	26,000,119
Accumulated deficit	(23,890,794)

Total Stockholders’ Equity	2,142,769

Total Liabilities and Stockholders’ Equity	$5,417,953

See accompanying summary of accounting policies and notes to financial statements.

ANNUAL FINANCIAL STATEMENTS

BLAST ENERGY SERVICES, INC. (FORMERLY VERDISYS, INC.)

STATEMENTS OF OPERATIONS

Years Ended December 31, 2004 and 2003

	2004	2003
Revenue
Satellite Service – third parties	$714,634	$419,247
Drilling Services
Third parties	716,163	7,444
Related parties	22,547	458,750

Total Revenue	1,453,344	885,441
Cost of Services Provided
Satellite Services
Third parties	720,912	588,498
Drilling Services
Third parties	868,160	787,560
Related parties	—	226,611

Total Cost of Services Provided	1,589,072	1,602,669

Gross Loss	(135,728)	(717,228)
Operating Expenses
Selling, general & administrative	4,752,391	6,614,539
Depreciation and amortization	512,706	219,692
Bad debts	73,249	172,003

Operating Loss	(5,474,074)	(7,723,462)
Other (Income) Expense
Debt forgiveness income	—	(460,235)
Loss (gain) on sale of property	11,237	(120,000)
Interest income	(89)	(417)
Interest expense	105,053	213,235

Total other (income) expense	116,201	(367,417)

Net Loss	$(5,590,275)	$(7,356,045)

Basic and diluted net loss per share	$(.18)	$(.33)
Weighted average shares outstanding	31,415,041	22,180,185

See accompanying summary of accounting policies and notes to financial statements.

ANNUAL FINANCIAL STATEMENTS

BLAST ENERGY SERVICES, INC. (FORMERLY VERDISYS, INC.)

STATEMENTS OF STOCKHOLDERS’ EQUITY

Years Ended December 31, 2003 and 2004

	Preferred Stock		Common Stock
	Shares	Amount	Shares	Amount
Balances, December 31, 2002	1,410,000	$705,000	13,553,139	$13,553
Series B preferred stock exchanged for common stock	(1,410,000)	(705,000)	1,410,000	1,410
Stock issued for:
Cash, net of fundraising costs			2,740,733	2,741
Services			4,679,194	4,679
Accounts payable			33,333	33
Notes payable and accrued interest			2,890,688	2,891
Cash exercise of warrants and options			1,995,178	1,995
Cashless exercise of warrants for note payment			200,000	200
Note payment on lease			125,000	125
Reduction of royalty			500,000	500
RDGI merger			1,500,000	1,500
Fair value of options and warrants issued for services
Contribution to capital
Net loss

Balances, December 31, 2003	—	—	29,627,265	29,627
Stock issued for:
Cash, net of fundraising costs			829,500	830
Services			47,950	48
Accounts payable			104,000	104
Notes payable, accrued interest and licensing fees			300,000	300
Cash exercise of warrants and options			1,207,198	1,207
Prior fundraising agreement			277,778	278
Lawsuit settlements			1,050,000	1,050
Fair value of options and warrants issued for services
Net Loss

Balances, December 31, 2004	—	$—	33,443,691	$33,444

See accompanying summary of accounting policies and notes to financial statements.

ANNUAL FINANCIAL STATEMENTS

BLAST ENERGY SERVICES, INC. (FORMERLY VERDISYS, INC.)

STATEMENTS OF STOCKHOLDERS’ EQUITY

Years Ended December 31, 2003 and 2004

	Paid-In Capital	Retained Deficit	Totals
Balances, December 31, 2002	$6,098,924	$(10,944,474)	$(4,126,997)
Series B preferred stock exchanged for common stock	703,590
Stock issued for:
Cash, net of fundraising costs	6,559,409		6,562,150
Services	1,619,660		1,624,339
Accounts payable	16,633		16,666
Notes payable and accrued interest	1,503,299		1,506,190
Cash exercise of warrants and options	366,820		368,815
Cashless exercise of warrants for note payment	19,800		20,000
Note payment on lease	249,875		250,000
Reduction of royalty	2,274,500		2,275,000
RDGI merger	(1,500)		—
Fair value of options and warrants issued for services	1,844,311		1,844,311
Contribution to capital	488,000		488,000
Net loss		(7,356,045)	(7,356,045)

Balances, December 31, 2003	21,743,321	(18,300,519)	3,472,429
Stock issued for:
Cash, net of fundraising costs	633,170		634,000
Services	(48)		—
Accounts payable	51,873		51,977
Notes payable, accrued interest and licensing fees	1,919,700		1,920,000
Cash exercise of warrants and options	80,010		81,217
Prior fundraising agreement	(278)		—
Lawsuit settlements	836,950		838,000
Fair value of options and warrants issued for services	735,421		735,421
Net Loss		(5,590,275)	(5,590,275)

Balances, December 31, 2004	$26,000,119	$(23,890,794)	$2,142,769

See accompanying summary of accounting policies and notes to financial statements.

ANNUAL FINANCIAL STATEMENTS

BLAST ENERGY SERVICES, INC. (FORMERLY VERDISYS, INC.)

STATEMENTS OF CASH FLOWS

Years Ended December 31, 2004 and 2003

	2004	2003
Cash Flows From Operating Activities
Net loss	$(5,590,275)	$(7,356,045)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock issued for services or litigation	1,573,192	1,624,339
Release of deferred revenue from litigation settlement	(565,750)	—
Option and warrant expense	544,579	1,844,311
Amortization of note discount	58,398	—
Depreciation and amortization	512,706	219,692
Debt forgiveness income	—	(460,235)
Guarantee of third party debt	(300,000)	300,000
Loss (gain) on sale of property	11,237	(120,000)
Bad debts	73,249	172,003
Changes in:
Accounts receivable	32,131	(201,747)
Accounts receivable – related party	—	(23,960)
Lease receivable	50,000	—
Employee advances	—	42,620
Accounts payable	473,437	(277,755)
Accrued expenses	787,767	(171,815)
Deferred revenue	15,039	724,648
Customer deposit	208,568	68,282

Net Cash Used In Operating Activities	(2,115,722)	(3,615,662)

Cash Flows From Investing Activities
Purchase of equipment	(3,705)	(459,493)
Cash payments for license	—	(100,000)
Proceeds from sale of property	12,500	120,000
Deposit on equipment purchase	—	(340,000)
Loan to third party	—	(100,000)

Net Cash Provided By (Used In) Investing Activities	8,795	(879,493)

Cash Flows From Financing Activities
Proceeds from sales of common stock	634,000	6,562,150
Proceeds from exercise of options and warrants	81,217	368,815
Proceeds from notes payable, related parties	345,000	50,000
Proceeds from notes payable	475,000	—
Payments on notes payable, related parties	(35,000)	(363,558)
Payments on note payable related to license	(500,000)	(748,760)

Net Cash Provided By Financing Activities	1,000,217	5,868,647

Net change in cash	(1,106,710)	1,373,492
Cash at beginning of year	1,373,627	135

Cash at end of year	$266,917	$1,373,627

Cash paid during the year for:
Interest	$—	$176,240
Income taxes	$—	$—

See accompanying summary of accounting policies and notes to financial statements.

ANNUAL FINANCIAL STATEMENTS

BLAST ENERGY SERVICES, INC. (FORMERLY VERDISYS, INC.)

NOTES TO FINANCIAL STATEMENTS

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business. Verdisys, Inc. (“Verdisys”) was formed in California on April 7, 1999 as TheAgZone, Inc. In January 2001, the name was changed to Verdisys, Inc. Effective June 6, 2005, Verdisys formally changed its name to Blast Energy Services, Inc. (“Blast”) in part to reflect its focus on the energy service business. The Company has shifted its business strategy away from an agricultural related business toward energy services. The Company believes such a name change creates better name recognition related to the types of service that it intends to provide and the ability to trademark new applications and services in a way to uniquely identify them with our company. In May 2001, Blast began selling secure intra-company and wide-area network satellite communications systems to energy companies to manage distant oil and gas producing wells, power distribution and other equipment sites by remote computer control. In June 2003, Verdisys began selling a lateral drilling technique using high pressure water jetting for the enhancement and production of oil and gas reserves using licensed technology acquired in April 2003.

On July 18, 2003, Verdisys signed an Agreement and Plan of Merger with Reconstruction Data Group, Inc. (“RDGI”), a publicly-reporting inactive entity. The shareholders of Verdisys received 25,202,539 shares of RDGI in exchange for all of the 25,202,539 shares of Verdisys then outstanding. Verdisys became a wholly-owned subsidiary of RDGI. As of that transfer, Verdisys shareholders owned 94.4% of the outstanding stock of the combined entity.

In 2004 and 2003, Blast provided lateral drilling services through the utilization of its drilling rigs by oil and gas operators primarily in Texas and Louisiana. Blast also provided satellite services to oil and gas companies throughout North America and West Africa.

Management Estimates. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, as well as certain financial statement disclosures. While management believes that the estimates and assumptions used in the preparation of the financial statements are appropriate, actual results could differ from these estimates.

Cash Equivalents. Highly liquid investments with original maturities of three months or less are considered cash equivalents.

Revenue Recognition. All revenue is recognized when persuasive evidence of an arrangement exists, the service or sale is complete, the price is fixed or determinable and collectibility is reasonably assured. Revenue is derived from sales of satellite hardware, satellite bandwidth, satellite service and lateral drilling services. Revenue from satellite hardware is recognized when the hardware is installed. Revenue from satellite bandwidth is recognized evenly over the term of the contract. Revenue from satellite service is recognized when the services are performed. Blast provides no warranty but sells commercially obtained 3 to 12 month warranties for satellite hardware. Blast has a 30 day return policy. Revenue for lateral drilling services is recognized when the services are performed and collectibility is reasonably assured and when collection is uncertain, revenue is recognized when cash is collected.

Allowance for Doubtful Accounts. Bad debt expense is recognized based on management’s estimate of likely losses per year, based on past experience and an estimate of current year uncollectible amounts.

Equipment. Equipment is valued at cost. Maintenance and repairs are charged to expense as incurred. Renewals and betterments which extend the life or improve existing equipment are capitalized. Upon disposition or retirement of equipment, the cost and related accumulated depreciation are removed and any resulting gain or loss is reflected in operations. Depreciation is provided using the straight-line method over the estimated useful lives of the assets, which are three to seven years.

Impairment of Long-Lived Assets. Blast reviews the carrying value of its long-lived assets annually or whenever events or changes in circumstances indicate that the historical cost-carrying value of an asset may no longer be appropriate. Blast assesses recoverability of the carrying value of the asset by estimating the future net cash flows expected to result from the asset, including eventual disposition. If the future net cash flows are less than the carrying value of the asset, an impairment loss is recorded equal to the difference between the asset’s carrying value and fair value.

Stock Options and Warrants. Blast accounts for all stock-based employee compensation plans in accordance with

ANNUAL FINANCIAL STATEMENTS

BLAST ENERGY SERVICES, INC. (FORMERLY VERDISYS, INC.)

NOTES TO FINANCIAL STATEMENTS

Statement of Financial Accounting Standard No. 123, Accounting for Stock-Based Compensation (“SFAS No. 123”), which permits the measurement of compensation expense in accordance with Accounting Principles Board Opinion 25 Accounting for Stock Issued to Employees (“APB 25”). Under APB 25, no stock-based employee compensation cost is reflected in net income, as all options granted under those plans had an exercise price equal to or in excess of the market value of the underlying common stock on the date of grant. Blast accounts for stock-based compensation issued to non-employees in accordance with the provisions of SFAS No. 123 and EITF No. 96-18, Accounting for Equity Investments That Are Issued to Non-Employees for Acquiring, or in Conjunction with Selling Goods or Services. Common stock issued to non-employees and consultants is based upon the fair value of the services received or the fair value of the equity instruments issued whichever value is more reliably measurable. The following table illustrates the effect on net loss and net loss per share if Blast had applied the fair value provisions of SFAS No. 123 to stock-based employee compensation.

	2004	2003
Net loss as reported	$(5,590,275)	$(7,356,045)
Less: stock based compensation determined under fair value-based method	(2,337,230)	(828,737)

Pro forma net loss	$(7,927,505)	$(8,184,782)

Basic and diluted net loss per common share:
As reported	$(.18)	$(.33)
Pro forma	(.25)	(.37)

The weighted average fair value of the stock options granted during 2004 and 2003 was $1.78 and $7.30, respectively. Variables used in the Black-Scholes option-pricing model include (1) 1.5% risk-free interest rate, (2) expected option life is the actual remaining life of the options as of each year end, (3) expected volatility is zero, and (4) zero expected dividends.

Income Taxes. Blast utilizes the asset and liability method in accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for operating loss and tax credit carryforwards and for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of operations in the period that includes the enactment date. A valuation allowance is recorded to reduce the carrying amounts of deferred tax assets unless it is more likely than not that such assets will be realized.

Earnings Per Share. Basic earnings per share equals net earnings divided by weighted average shares outstanding during the year. Diluted earnings per share includes the impact on dilution from all contingently issuable shares, including options, warrants and convertible securities. The common stock equivalents from contingent shares are determined by the treasury stock method. Blast has incurred net losses for the years ended December 31, 2004 and 2003 and has, therefore, excluded certain securities from the computation of diluted earnings per share as the effect would be anti-dilutive.

Recently Issued Accounting Pronouncements. In December 2004, the FASB issued SFAS No. 123R, “Accounting for Stock-Based Compensation.” SFAS No. 123R establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. This Statement focuses primarily on accounting for transactions in which and entity obtains employee services in share-based payment transactions. SFAS No. 123R requires that the fair value of such equity instruments be recognized as expense in the historical financial statements as services are performed. Prior to SFAS No. 123R, only certain pro forma disclosures of fair value were required. SFAS No. 123 shall be effective for small business issuers as of the beginning of the first interim or annual reporting period that begins after December 15, 2005. The impact of the adoption of this new accounting pronouncement would be similar to Blast’s calculation of the pro forma impact on net income of FAS 123 included in Note 1 above.

Reclassifications. Certain amounts in the financial statements of the prior year have been reclassified to conform to the presentation of the current year for comparative purposes.

ANNUAL FINANCIAL STATEMENTS

BLAST ENERGY SERVICES, INC. (FORMERLY VERDISYS, INC.)

NOTES TO FINANCIAL STATEMENTS

NOTE 2 – GOING CONCERN

As shown in the accompanying financial statements, Blast incurred recurring net losses of $5,590,275 and $7,356,045 in 2004 and 2003, respectively, has an accumulated deficit of $23,890,794 and a working capital deficit of $2,549,209 as of December 31, 2004. These conditions create an uncertainty as to Blast ability to continue as a going concern. Management is trying to raise additional capital through sales of common stock or convertible instruments as well as seeking financing from third parties. The financial statements do not include any adjustments that might be necessary if Blast is unable to continue as a going concern.

NOTE 3 – LEASE RECEIVABLE

In November of 2004, Blast sold one its lateral drilling rigs to an unrelated third party under the terms of a seven month direct financing lease. After the lease payment for the seventh month is earned and received, the customer has the right to purchase the unit at a nominal cost of $1 on a “as is, where is” basis. The monthly payments are $25,000 resulting in a total purchase price of $175,000. The net book value of the equipment sold by Blast was $148,879.

At December 31, 2004, the receivable consists of five future lease payments. Under the terms of the lease a $25,000 security deposit was collected, this deposit can be applied to the last lease payment. Unearned income under the lease as of December 31, 2004 was $18,990.

NOTE 4 – EQUIPMENT

Equipment consisted of the following at December 31, 2004:

Description	Life	Amount
Lateral drilling equipment	5 years	$548,480
Computer equipment	3 years	29,388

		577,868
Less: accumulated depreciation		(130,467)

		$447,401

Lateral drilling equipment consists of three heavy trucks mounted with high powered water compressors, flexible hose and other assorted downhole equipment which is used to conduct the lateral drilling process with high pressure jetting technology (see Note 22).

Depreciation expense totaled $159,352 and $23,881 in 2004 and 2003, respectively.

ANNUAL FINANCIAL STATEMENTS

BLAST ENERGY SERVICES, INC. (FORMERLY VERDISYS, INC.)

NOTES TO FINANCIAL STATEMENTS

NOTE 5 – LATERAL DRILLING LICENSE & NOTE PAYABLE ON LICENSE TO RELATED PARTY

In April 2003, an individual licensed his horizontal drilling technology and equipment to Blast for $2,750,000 plus 10% of related gross revenue from lateral drilling operations. Blast paid $100,000 upon signing and signed a note payable for $2,650,000 plus effective interest of 12.14% due in monthly installments from May 2003 through March 2004.

In July 2003, Blast issued 125,000 shares in exchange for a $250,000 reduction of the note payable. In August 2003, Blast and the licensor amended the agreement whereby, in exchange for 500,000 shares of Blast common stock and the grant of a board seat, the licensor agreed to eliminate the 10% royalty and instead receive $500 per well serviced. The stock price at the time of the amendment was $4.55 per share, resulting in a $2,275,000 increase in the carrying value of the license. Blast did not make the December 2003 or January 2004 payment on the note payable. In February 2004, Blast and the licensor agreed to restructure the note payments. Blast issued the licensor 300,000 shares of common stock and $500,000 in cash for the unpaid amounts due under the original note. The 300,000 shares had a value of $1,920,000 with approximately $1,185,000 reducing the overall note balance and approximately $735,000 recognized as compensation expense.

At December 31, 2004 the total cost of the license was $5,025,000 with $549,167 of accumulated amortization. The license is being amortized on a straight-line method over the life of the patent, which is now 12.67 years. In March 2005, Blast agreed to sell the master license and retain a sub-license (see Note 22).

NOTE 6 – ACCRUED EXPENSES

Accrued expenses at December 31, 2004 consisted of the following:

Description	Amount
Liquidated damages (see Note 17)	$500,000
Accrued payroll	328,034
Litigation settlement (see Note 22)	240,000
Director fees	78,250
Interest	49,934
Other	74,514

$1,270,732

NOTE 7 – DEFERRED REVENUE

Blast bills some of its satellite bandwidth contracts in advance over periods ranging from 3 months to 36 months. Blast recognizes revenue evenly over the contract. Deferred revenue related to satellite services totaled $317,615, of which $235,737 will be recognized in 2005 and $81,878 will be recognized during 2006.

Deferred revenue also includes the unearned income of $18,989 related to the equipment financing lease discussed in Note 3.

ANNUAL FINANCIAL STATEMENTS

BLAST ENERGY SERVICES, INC. (FORMERLY VERDISYS, INC.)

NOTES TO FINANCIAL STATEMENTS

NOTE 8 – NOTES PAYABLE, RELATED PARTIES

Notes payable, related parties at December 31, 2004 consisted of the following:

One year unsecured notes with officers and directors, 8%, maturing on May 14, 2005, issued in connection with 40% warrant coverage to purchase Verdisys common stock at $2.00 per share during the term of the note.	$110,000

Convertible promissory notes with related individual and entity, 8%, maturing on May 31, 2006, issued in connection with 100% warrant coverage to purchase Verdisys common stock at $.001 per share until October 26, 2005, conversion rate of one share of common stock for every $2.00 of outstanding principal and unpaid interest.	200,000
Less: discount for warrants	58,296

251,704
Less: current maturities	102,326

Long-term debt, related parties	$149,378

NOTE 9 – NOTES PAYABLE

Notes payable at December 31, 2004 consisted of the following:

One year unsecured notes, 8%, maturing on May 14, 2005, issued in connection with 40% warrant coverage to purchase Verdisys common stock at $2.00 per share during the term of the note.	$75,000

Convertible promissory notes, 8%, maturing on December 31, 2005, issued in connection with 100% warrant coverage to purchase Verdisys common stock until December 31, 2005, conversion rate of one share of common stock for every $2.00 of outstanding principal and unpaid interest.	350,000

Note payable, individual, 10%, due on demand	50,000

Less: discount for warrants	74,148

$400,852

NOTE 10 – RELATED PARTY REVENUES

Energy 2000 NGC, Inc. (“Energy 2000”) is a subsidiary of Berg McAfee Energy, LLC, which is a wholly owned subsidiary of Berg McAfee Companies. Berg McAfee Companies are beneficial owners of more than 25% of Blast and Eric McAfee is a former Vice Chairman of the board and Chief Executive Officer of Blast. In April 2003, Blast signed a drilling service contract with Energy 2000, whereby Energy 2000 would have paid Blast a minimum of $1,800,000 for lateral drilling of 45 wells. This contract was a fixed amount due to Blast dependent upon the number of wells drilled and offshoot lateral bores drilled. In addition, Blast would receive an 80 percent interest in

ANNUAL FINANCIAL STATEMENTS

BLAST ENERGY SERVICES, INC. (FORMERLY VERDISYS, INC.)

NOTES TO FINANCIAL STATEMENTS

the net operating income after payback from these properties and also be reimbursed for 20 percent of its field costs. In September, 2003 Blast entered into another contract with Energy 2000 for an additional 57 wells with terms similar to the original contract. This contract was suspended for lack of payment.

Natural Gas Systems, Inc. (“NGS”) is an independent company with substantial shareholdings owned by Eric McAfee. In September 2003, Blast signed a drilling service contract with NGS, whereby NGS would have paid Blast a minimum of $7,800,000 for lateral drilling of 120 wells. This contract was a fixed amount due to Blast dependent upon the number of wells drilled and offshoot lateral bores drilled. In addition, Blast would receive a 70 percent interest in the net operating income after payback from these properties. This contract was renegotiated in February 2004 to a smaller agreement with an initial four well commitment and removed the Blast’s rights to post-production. The contract was subsequently suspended.

Blast billed $666,250 and $153,960 to Energy 2000 and NGS, respectively, for services performed in 2003. Blast received $397,500 and $130,000, respectively. However, Blast has inadequate documentation to substantiate whether some of the services were performed. For Energy 2000, Blast was able to substantiate $328,750 of revenue leaving $68,750 in deferred revenue. Blast billed $20,547 and $2,000 to Energy 2000 and NGS, respectively, for expenses incurred in 2004. The amount billed to Energy 2000 was deemed uncollectible and the amount billed to NGS was collected. As of December 31, 2004, deferred revenues from related parties totaled $0. In October 2004, Blast entered into an agreement with Berg McAfee Companies, Energy 2000 and Eric McAfee to settle several outstanding legal issues. Under the agreement, Blast is entitled to retain the $68,750 and Energy 2000 has waived all claims to the funds.

NOTE 11 – INCOME TAXES

During 2004 and 2003, Blast incurred net losses and, therefore, had no tax liability. The net deferred tax asset generated by the loss carry-forward has been fully reserved. The cumulative net operating loss carry-forward is approximately $18,000,000 at December 31, 2004, and will expire in the years 2019 through 2024.

At December 31, 2004, deferred tax assets consisted of the following:

Deferred tax assets
Net operating losses	$6,300,000
Less: valuation allowance	(6,300,000)

Net deferred tax asset	$0

The change in the valuation allowance for the years ended December 31, 2004 and 2003 totaled $1,800,000 and $4,383,879, respectively.

NOTE 12 – PREFERRED STOCK

650,000 and 760,000 shares of Series B preferred stock were issued in 2001 and 2002, respectively, for $.50 per share. In early 2003, Blast converted all 1,410,000 shares of Series B convertible preferred stock into 1,410,000 shares of common stock.

There are currently no preferred shares issued or outstanding. Blast currently has no authorized preferred stock.

NOTE 13 – COMMON STOCK

In the second quarter of 2003, Blast sold 1,239,000 shares of common stock in private placements for between $.50 and $.75 per share for total proceeds of $779,250 before $15,100 costs of fundraising.

ANNUAL FINANCIAL STATEMENTS

BLAST ENERGY SERVICES, INC. (FORMERLY VERDISYS, INC.)

NOTES TO FINANCIAL STATEMENTS

In the second quarter of 2003, Blast converted $1,506,190 of notes payable and accrued interest to investors to 2,890,688 shares of common stock.

In the second quarter of 2003, director and employee options were exercised at $.10 per share for 2,409,291 shares of common stock. In lieu of cash, Blast agreed to expense the exercise price as compensation of $240,929.

In the second quarter of 2003, warrants were exercised for 1,580,000 shares of common stock. $56,500 in cash was received for the exercise of 430,000 warrants, accounts payable was reduced by $95,000 for the exercise of 950,000 warrants and notes payable to investor was reduced by $20,000 for the exercise of 200,000 warrants.

In April 2003, Blast issued 2,000,000 shares of common stock purportedly to acquire the assets of QuikView, Inc. The shares were valued at $1,000,000 and have been accounted for as expense.

In June 2003, 100,000 shares valued at $75,000 were issued to a consultant.

In May 2003, Blast issued 33,333 shares of stock for a $16,666 reduction in accounts payable.

On July 18, 2003, Verdisys signed an Agreement and Plan of Merger with RDGI, a publicly-reporting inactive entity. The shareholders of Verdisys received 25,103,223 shares of RDGI in exchange for all of the 25,202,539 shares of Verdisys then outstanding. RDGI was renamed Blast and the former Verdisys Entity was extinguished. As of that transfer, Verdisys shareholders owned 94.4% of the outstanding stock and RDGI shareholders owned 1,500,000 shares or 1.6% of the combined entity.

In July and August 2003, Blast sold 609,000 shares of common stock at $2.00 per share in a private placement for total proceeds of $1,218,000. Offering costs consisted of 59,400 shares of restricted common stock and 9,501 warrants exercisable at $2.00 per share anytime through September 5, 2008.

In the third quarter of 2003, warrants were exercised for 269,547 shares of common stock. $177,751 in cash was received for the exercise.

In the third quarter of 2003, Blast issued 625,000 shares of common stock to the licensor of the lateral drilling license. 125,000 shares were for a reduction of the note payable by $250,000 and 500,000 were for an amendment to the royalty agreement. The 500,000 shares were valued at $2,275,000.

In September 2003, 144,903 shares granted in 2001, but never recorded, were issued to former employees and valued at the 2001 value of $52,160.

In October 2003, Blast sold 833,333 shares of common stock to Gryphon Master Fund, L.P. (“Gryphon”) at $6.00 per share for $5,000,000 total proceeds. Offering costs associated with the sale were $420,000 in cash, 83,334 warrants at $6.00 per share that expire October 24, 2008, 9,501 warrants at $2.00 per share that expire in September 2008 and 20,000 shares of common stock. The warrants are exercisable at any time prior to October 24, 2008 by paying cash at the exercise price or by electing a cashless exercise. In October 2004, Blast issued 277,778 additional shares of common stock for no additional compensation as the 30 day average closing price of Blast’s common stock dropped below $6.00 per share in the ten months subsequent to the agreement. After this issuance, a total of 1,111,111 common shares were issued for an effective average price of $4.50 per share.

In the fourth quarter of 2003, Blast issued 25,000 shares of common stock valued at $256,250 to a consultant for services.

In the fourth quarter 2003, warrants were exercised for 245,631 shares of common stock and options were exercised for 100,000 shares of common stock for $29,564 and $10,000, respectively.

In February 2004, Blast issued 300,000 shares of common stock as part of a renegotiation of a note associated with the lateral drilling license and the license agreement. The shares had a value of $1,920,000 with $1,184,808 reducing the note balance and $735,192 recognized as expense.

In the first quarter of 2004, warrants were exercised for 779,957 shares of common stock and options were exercised for 25,000 shares of common stock for $38,494 and $2,500, respectively. The exercised warrants included a cashless exercise of 400,000 warrants for 395,022 shares of common stock.

In the second quarter of 2004, warrants were exercised for 57,658 shares of common stock and options were exercised for 344,583 shares of common stock for $5,766 and $34,458, respectively.

ANNUAL FINANCIAL STATEMENTS

BLAST ENERGY SERVICES, INC. (FORMERLY VERDISYS, INC.)

NOTES TO FINANCIAL STATEMENTS

From May through June 2004, Blast sold 179,500 shares of common stock at a price of $2.00 per share in a private placement for total proceeds of $359,000. Two year warrants to purchase 71,800 shares of common stock at a price of $2.00 per share were issued in connection with the private placement. The proceeds were allocated between the common stock and the warrants based on their respective relative fair values. Offering costs consisted of 17,950 shares of common stock and 7,180 warrants exercisable at $2.00 per share until August 23, 2006.

During the third quarter of 2004, Blast issued 30,000 shares of common stock for commissions on a future fundraising effort. Blast also issued 300,000 shares of common stock for a lawsuit settlement valued at $213,000.

During the fourth quarter of 2004, Blast issued 104,000 shares of common stock in payment of consulting services valued at $52,000. Blast also sold 250,000 shares of common stock at a price of $0.30 per share in the fourth quarter to settle a dispute with a former consultant.

In October 2004, Blast issued 750,000 shares of common stock in a move to settle outstanding litigation matters. In a Settlement Agreement and Mutual Release (“Agreement) between Edge Capital Group, Inc. (“Edge”), Eric McAfee and Blast, the parties would release each other from any claims upon the completion of the terms of the Agreement (see Note 17). One of the provisions under the Agreement was that 250,000 shares of Blast common stock were issued to Edge and 500,000 shares of Blast common stock were issued to Eric McAfee.

During the fourth quarter of 2004, Blast sold 400,000 shares of common stock at a price of $0.50 per share to Berg McAfee. The sale had a provision that allows the buyer to re-price the shares to the extent Blast offers more favorable terms to third parties prior to March 31, 2005. This provision will result in the issuance of two year warrants to purchase 400,000 shares of Blast common stock at a price of $1.00 per share.

NOTE 14 – STOCK OPTIONS AND WARRANTS

Options

In April 2003, Blast granted options to purchase 780,000 shares of common stock to an employee, options to purchase 250,000 shares of common stock to non-employee directors and options to purchase 250,000 shares of common stock to an employee director. The options all have an exercise price of $0.10 per share and a ten year term. The market value at time of grant was $0.50 per share resulting in an intrinsic value of $512,000. 30,000 options vest monthly over four months, 750,000 options vest quarterly over three years and 500,000 options vest quarterly over one year.

In August 2003, Blast granted options to purchase 100,000 shares of common stock to an employee at an exercise price of $4.10 per share, the market price at the date of grant. The options vest quarterly over one year and have a five year term.

In December 2003, Blast granted options to purchase 500,000 shares of common stock to an officer/director with an exercise price of $9.55 per share, the market price at the date of grant. The options have a ten year term. 50,000 vest immediately, 50,000 were to vest by December 31, 2003 if Blast could collect all of the Edge disputed accounts receivable by December 31, 2003 and the remaining 400,000 options vest evenly over 12 months in 2004. Because Blast was unable to collect the accounts receivable from Edge, 50,000 of the 500,000 options were forfeited.

Blast recorded expense of $714,524 for the intrinsic value associated with options vesting in 2003. The expense is included in selling, general & administrative expense on the statement of operations.

In January 2004, Blast granted options to purchase 230,000 shares of common stock to officers and options to purchase 80,000 shares of common stock to non-employee directors at an exercise price of $4.28 per share, the market price at the date of grant. The options have a ten year term. The options granted to the officers vest quarterly over one year, while the options granted to the directors vested immediately.

In May 2004, Blast granted options to purchase 72,000 shares of common stock to non-employee directors at an exercise price of $2.20 per share, the market price at the date of grant. The options vest quarterly over one year and have a ten year term.

In July 2004, Blast granted options to purchase 770,000 shares of common stock to officers at an exercise price of

ANNUAL FINANCIAL STATEMENTS

BLAST ENERGY SERVICES, INC. (FORMERLY VERDISYS, INC.)

NOTES TO FINANCIAL STATEMENTS

$0.90 per share, the market price at the date of grant. The options vest quarterly over three years and have a ten year term.

Blast recorded expense of $245,829 for the intrinsic value associated with options vesting in 2004. The expense is included in selling, general & administrative expense on the statement of operations.

Warrants

Blast issues warrant to non-employees from time to time. The board of directors has discretion as to the terms under which the warrants are issued. All warrants vest immediately unless specifically noted in warrant agreements.

In April 2003, Blast issued warrants to purchase 200,000 shares of common stock at $0.10 per share. Half of the warrants expire in January 2007 and the remainder expires in January 2008. The warrants have a fair value of $80,000 which was expensed when the warrants were granted.

During the summer of 2003, Blast negotiated settlements the two original founders for various debts recorded on the books at $576,000 by paying cash of $28,000 and issuing warrants to purchase 150,000 shares of common stock at $0.10 per share. The warrants were valued at $0.40 or $60,000, resulting in a contribution to capital of $488,000 (see Note 19).

During the fall of 2003, Blast issued warrants to purchase 92,835 shares of common stock, 83,334 at $6.00 per share that expire October 2008 and 9,501 at $2.00 per share that expire September 2008. The warrants were issued in connection with raising the $5,000,000 from Gryphon (see Note 13) and their fair value of $822,738 was treated as a cost of fundraising.

Blast issued warrants to purchase 2,644,438 shares of common stock in 2003 at an exercise price $0.10 per share. The fair value of $1,050,687 has been expensed accordingly in 2003.

In 2003, previously expired warrants to purchase 232,334 shares of common stock were extended and exercised. At the time of the extension Blast stock was selling for $0.50 per share in private placements and the warrant was exercised at $0.75 per share. Using the minimum value method, the modification resulted in no additional compensation expense.

In May 2004, Blast borrowed $185,000 under one year promissory notes issued to certain private investors with interest of 8%. Warrants to purchase 37,000 shares of our common stock at $2.00 per share were issued in connection with the notes (see Notes 8 and 9). The warrants have a term of one year. The notes have been discounted for the relative fair value of the warrants.

From May to June 2004, Blast issued warrants to purchase 71,800 shares of common stock at $2.00 per share in connection with the private placement that raised $359,000 (see Note 13). An additional warrant to purchase 7,180 shares of common stock at $2.00 per share was issued as part of the offering costs of the private placement. The warrants have a term of two years.

In July 2004, Blast issued $200,000 in convertible notes to third party lenders and warrants to purchase 100,000 shares of common stock at an exercise price of $0.001 per share. The warrants have a term of one year. We also issued $150,000 in convertible notes to third party lenders and warrants to purchase 75,000 shares of common stock at an exercise price of $0.01 per share. The warrants have a term of two years. The notes have been discounted for the relative fair value of the warrants (see Note 9).

In August 2004, Blast issued warrants to purchase 140,000 shares of common stock at $0.80 per share to certain subcontractors. The warrants vest at the rate of 20% immediately and then 20% every 90 days thereafter until fully vested. The warrants have a term of two years. The fair value of $98,000 was expensed in 2004.

In October 2004, Blast issued $200,000 in convertible notes to Berg McAfee Company and Eric McAfee ($100,000 each) and warrants to purchase 100,000 shares of common stock at $0.001 per share (see Note 8). The warrants have a term of one year. The notes have been discounted for the relative fair value of the warrants.

In October 2004, Blast issued warrants to purchase 250,000 shares of common stock at $0.50 per share to Alberta Energy Holdings (“Alberta”) as part of a licensing agreement (see Note 17). The warrants have a term of three years. The fair value of $199,750 was expensed in 2004.

ANNUAL FINANCIAL STATEMENTS

BLAST ENERGY SERVICES, INC. (FORMERLY VERDISYS, INC.)

NOTES TO FINANCIAL STATEMENTS

Summary information regarding options and warrants is as follows:

	Options	Weighted Average Share Price	Warrants	Weighted Average Share Price
Outstanding at December 31, 2002	9,502,189	$0.10	3,550,909	$0.33
Year ended December 31, 2003:
Granted	1,880,000	2.83	3,319,607	0.26
Exercised	(2,509,291)	0.10	(2,092,961)	0.10
Forfeited	(4,760,522)	0.23	(352,840)	0.31

Outstanding at December 31, 2003	4,112,376	1.35	4,424,715	0.38
Year ended December 31, 2004:
Granted	1,152,000	1.89	780,980	0.48
Exercised	(369,583)	0.10	(837,605)	0.10
Forfeited	(2,481,113)	1.47	(573,871)	0.18

Outstanding at December 31, 2004	2,413,680	$1.67	3,794,219	$0.49

ANNUAL FINANCIAL STATEMENTS

BLAST ENERGY SERVICES, INC. (FORMERLY VERDISYS, INC.)

NOTES TO FINANCIAL STATEMENTS

Options outstanding and exercisable as of December 31, 2004:

	Outstanding
Exercise Price	Number of Shares	Remaining life	Exercisable Number of Shares
$0.10	5,000	6 years	5,000
0.10	118,556	7 years	118,556
0.10	954,792	8 years	685,790
9.55	183,332	9 years	183,332
4.28	310,000	9 years	252,500
2.20	72,000	9 years	36,000
0.90	770,000	10 years	128,333

	2,413,680		1,409,511

Warrants outstanding and exercisable as of December 31, 2004:

	Outstanding
Exercise Price	Number of Shares	Remaining life	Exercisable Number of Shares
$ 0.00 –0.15	1,150,000	1 years	1,150,000
2.00	378,482	1 years	378,482
0.01 – 0.50	260,889	2 years	218,889
1.00	85,000	2 years	85,000
2.00	16,180	2 years	16,180
0.10 – 0.50	1,810,833	3 years	1,810,833
2.00	9,501	4 years	9,501
6.00	83,334	4 years	83,334

	3,794,219		3,752,219

NOTE 15 – CONCENTRATIONS

One customer accounted for 14% and 38% of total revenues in 2004 and 2003, respectively. Related parties accounted for 2% and 52% of total revenues in 2004 and 2003, respectively.

Blast at times has cash in bank in excess of Federal Deposit Insurance Corporation (“FDIC”) insurance limits. At December 31, 2004, Blast had $160,262 in cash in excess of FDIC insurance limits.

Blast performs ongoing credit evaluations of its customers’ financial condition and does not generally require collateral from them.

ANNUAL FINANCIAL STATEMENTS

BLAST ENERGY SERVICES, INC. (FORMERLY VERDISYS, INC.)

NOTES TO FINANCIAL STATEMENTS

NOTE 16 – COMMITMENTS & CONTINGENCIES

In August 2003, Blast obtained a 75% net revenue interest in property located in Monroe, Louisiana from a third party in exchange for agreeing to perform lateral drilling services on the property. In October 2003, Blast assigned the net revenue interest to Edge for $200,000. Edge only paid Blast $120,000. Blast agreed to refund the money to Edge if Blast did not deliver a lease between Edge and the original owner within 90 days if Edge desired. As of December 31, 2004, Blast had not delivered the necessary lease and Edge had the right under the agreement to request a refund of the $120,000 (see Note 20). Effective January 19, 2005, Blast, Edge and certain other parties entered in a settlement agreement and mutual release to fully settle and resolve disputes among the parties. Under the settlement, Blast will retain the $120,000 already received and both Edge and Blast will drop their claims in the dispute. See Note 22 for further details.

Under the terms of the Landers lateral drilling license (see Note 5), Blast is obligated to pay a royalty of $500 for every well in which that technology is utilized. The Landers license expires upon the expiration of the underlying patents, the earliest date being October 2013.

Under the terms of an exclusive worldwide licensing agreement for the application of Abrasive Fluid Jet (“AFJ”) cutting technique, Blast agreed to pay Alberta a $10,000 per month consulting fee for six months beginning on November 30, 2004. In addition, royalties are payable by Blast at the rate of $1,000 per well for services billed at $40,000 or less and for services above $40,000, a royalty of 2% per well is payable quarterly. As specific phases of the AFJ process are successfully applied, Alberta is entitled to receive four tranches of warrants to purchase 250,000 shares of common stock. The first tranche has already been issued (see note 14). The warrants have a three year term, with an exercise price of $0.62 per share for the pending tranches. The agreement also provides for the mutual sharing of the proceeds from the sale of the technology with Blast, subject to a maximum of $10 million. The AFJ license is for a term of ten years and automatically extends for additional two-year terms.

Three of Blast’s employees are under employment agreements. One agreement was entered into June 2003 and provides for a base salary of $150,000 in year one, $180,000 in year two and $210,000 in year three. The other agreements have a one year term but provide for one year renewals. One of the agreements is for a minimum base salary of $185,000, while the other agreement provides for a $20,000 escalation for two years from the original base salary of $175,000 in 2004.

NOTE 17 – LITIGATION

Lawsuits involving Edge Capital Group, Inc. (Settled)

Effective January 19, 2005, Edge, certain entities affiliated with Edge, Eric McAfee (Blast’s former Vice Chairman) and Blast, entered into a Settlement Agreement and Mutual Release to fully settle and resolve the disputes between Edge and its affiliated entities, Mr. McAfee, Blast’s directors and Blast (see Note 22). The settlement removed Blast’s liability for a $300,000 guarantee and deferred revenue of $497,000. In July 2003, Blast guaranteed Edge’s purchase of oil and gas properties from another entity for $450,000. Edge paid $150,000 and signed a note payable for $300,000 due in 2004. Edge defaulted on the note and had requested Blast to pay the amounts due. In June 2003, Blast signed an agreement to drill wells for Edge and Edge paid $497,000 in 2003. Edged had disputed whether services were actually performed and requested the $497,000 to be returned to their third party financing source but did not initiate any court action. Blast had inadequate documentation to substantiate what services were actually performed, so the revenue was deferred in 2003.

ANNUAL FINANCIAL STATEMENTS

BLAST ENERGY SERVICES, INC. (FORMERLY VERDISYS, INC.)

NOTES TO FINANCIAL STATEMENTS

Blast had initiated a lawsuit against Edge that requested a declaratory judgment that a purported agreement between Blast and Edge was not enforceable. It was filed in Montgomery County, Texas in February 2004. The lawsuit arose from Edge’s contention that one of Blast’s ex-officers committed the company to purchase certain oil and gas properties from Edge. Edge had filed a counterclaim against Blast and asserted claims against Dan Williams (Blast’s former President and CEO), Eric McAfee, Ron Robinson (Blast former CEO and current Board member), Andrew Wilson (Blast former CFO) and Blast current Board members Joseph Penbera, Frederick Ruiz, James Woodward and John Block. Edge has also made claims against Solarcom, L.L.C., DeLage Landen Financial Services, Inc., Andrew Wilson and Allen Voight. Edge had sought to enforce the agreement Blast challenged and alleged several causes of action including claims for fraud, breach of contract, negligence and conspiracy. Edge had asserted actual damages in excess of $85 million and had claimed punitive damages as well.

Edge and one of its apparent owners, Frazier Ltd., initiated a lawsuit in Summin County, Ohio against Blast, Solarcom, L.L.C., DeLage Landen Financial Services, Inc., and Firstmerit Bank, N.A. that sought an injunction against the draw against a letter of credit pledged as collateral for a credit advanced to Edge. Edge asserted that its transaction with Blast was the product of fraud and that its creditor, DeLage Landen as assignee from Solarcom, should not be allowed to draw against Edge’s letter of credit from Firstmerit. The Ohio state court denied Edge’s request for a temporary injunction. The pleadings in the Ohio action did not include any claim for damages from Blast.

Class Action Lawsuit (Settled)

In March 2005, Blast entered into an agreement, subject to court approval, to settle the class action lawsuit brought by former shareholders in March 2004 in the U.S. District Court for the Southern District. Under terms of the agreement, Blast will issue to the class 1,150,000 shares of common stock and pay up to $55,000 in legal and administrative fees for the plaintiffs. The lawsuit alleged that Blast and its former CEO, Dan Williams, and Blast’s former CFO, Andrew Wilson, violated Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, and Rule 10b-5 promulgated thereunder. The lawsuit alleged that defendants made material misstatements about Blast’s financial results. More specifically, the Complaints alleged that defendants failed to disclose and indicate: (1) that Blast had materially overstated its net income and earnings per share; (2) that Blast prematurely recognized revenue from contracts between Blast, Edge Capital and Energy 2000 in violation of GAAP and its own revenue recognition policy; (3) that Blast lacked adequate internal controls and was therefore unable to ascertain the true financial condition of the company; and (4) that as a result of recognizing revenue prematurely, Blast’s financial results were inflated at all relevant times. Blast had filed a motion to dismiss all actions in the litigation against it.

Securities and Exchange Commission Investigation Inquiries

Blast received notice in January 2004 that the Securities and Exchange Commission (“SEC”) has initiated a formal investigation into its reporting practices and public statements about Blast in 2003.

The SEC has requested substantiation and documentary evidence from Blast concerning the performance of certain lateral drilling services by subcontractors in the period from May 2003 to September 2003, supervision of such services by Blast’s executive management at the time, revenue recognition related to the performance of such services, the third quarter 2003 earnings restatement, public statements concerning the services performed, and related matters. The SEC has also requested information and documentary evidence related to Blast’s acquisition of certain assets of QuikView, Inc., a related party company, in June, 2003.

ANNUAL FINANCIAL STATEMENTS

BLAST ENERGY SERVICES, INC. (FORMERLY VERDISYS, INC.)

NOTES TO FINANCIAL STATEMENTS

Since December 2003, Blast has taken several steps to address issues related to the SEC’s inquiries, including the termination and replacement of the previous Chief Executive Officer and Chief Operating Officer and the reassignment of its Chief Financial Officer. Two directors have resigned from the Blast’s board and Blast has appointed a new CFO. Internal controls have been strengthened overall, particularly with respect to the public release of Blast information and the recognition of revenue. Blast had also initiated an internal investigation of the matters of concern to the SEC. Consequently, Blast restated its second and third quarter financial statements for fiscal year 2003 to reverse all revenue related to the aforementioned.

Blast is cooperating fully with the SEC, including the provision of numerous documents and voluntary testimony by its current executives. In December 2004, the staff of the SEC notified Blast that it was considering recommending that the SEC bring a civil injunction (including a possible permanent injunction and a civil penalty) against Blast alleging violations of provisions of the Sections 10(b), 13(b)(2)(A), 13(b)(2)(B) and 15(d) of the Securities Exchange Act of 1934 and rules promulgated thereunder in connection with the purchase and sale of securities of Blast, recordkeeping, internal controls, certification and disclosure obligations. Blast was notified of its right to make a Wells submission. Blast has provided information to the SEC setting forth the specific steps it has taken to upgrade the quality and effectiveness of its board of directors, replace the previous management team with industry experts, improve its recordkeeping, internal and disclosure controls, and revenue recognition procedures. Although Blast is working to bring the matter to a prompt conclusion, it cannot make any assurance that the investigation will be resolved positively or that it will not have negative effects on Blast’s limited resources or its ability to raise capital and use its stock as acquisition currency during the period of the investigation.

Claims by Investor (Partially Settled)

In February 2005, Blast entered into an Agreed Judgment and Order of Severance with Gryphon Master Fund, L.P. (“Gryphon”) as to all breach of contract claims related to Blast’s delay in registering common stock acquired by Gryphon in October 2003 (see Note 22). Under the terms of the Agreed Judgment, Blast is obligated to pay liquidated damages of $500,000 to Gryphon on or before September 30, 2005 (see Note 6). Additionally, Gryphon has agreed to abate their remaining claims and related discovery in the lawsuit against Blast until after September 30, 2005. Blast agreed to register the shares issued to Gryphon on or before March 2004 or be subject to certain liquidated damages. Gryphon made a claim against Blast for the maximum liquidated damages in an amount of $400,000. Gryphon has also claimed it has sustained actual damages in excess of $6.2 million. In July 2004, Gryphon filed a lawsuit in the state district court in Dallas County, Texas against Blast, alleging, among other things, breach of contract and securities fraud by Blast. In connection with the lawsuit, Gryphon requested liquidated damages, actual damages, punitive damages, interest, costs and attorneys’ fees among other claims Blast intends to vigorously defend itself in this matter with respect to the remaining claims of Gryphon. If Gryphon prevails, it may obtain significant damages that may have a material adverse effect on Blast’s financial condition.

Claims by Former CEO

In July 2004, Blast was informed that a former Chief Executive Officer of Blast filed a lawsuit against Blast for breach of contract and wrongful discharge. The lawsuit seeks relief in excess of $500,000 related to an alleged employment agreement and also seeks damages related to an excess of 4 million stock options claimed due pursuant to the alleged agreement. The lawsuit was filed in state court in San Diego, California. Blast intends to vigorously defend itself in this matter. If the plaintiff prevails, it may obtain significant damages that may have a material adverse effect on Blast’s financial condition.

ANNUAL FINANCIAL STATEMENTS

BLAST ENERGY SERVICES, INC. (FORMERLY VERDISYS, INC.)

NOTES TO FINANCIAL STATEMENTS

Energy 2000 (Settled)

In October 2004, Blast entered into an agreement with Berg McAfee Companies, Energy 2000 and Eric McAfee (collectively, “McAfee Group”) to settle several outstanding legal issues. Energy 2000 has agreed to settle a finder’s fee and lateral drilling services dispute by delivering 300,000 shares of NGS stock into escrow for Blast. Due to uncertainties on the liquidity of the shares, Blast has assigned no value to them as of December 31, 2004. Furthermore, to settle the “Lawsuits involving Edge Capital Group, Inc.”, the McAfee Group exchanged into escrow 500,000 shares of NGS stock for 500,000 shares of Blast common stock. In January 2005, the McAfee Group replaced the 500,000 shares of NGS stock with $625,000 in cash. Blast submitted that cash and an additional 250,000 shares of Blast common stock to Edge as part of the settlement. Blast also has agreed to dismiss the QuikView, Inc. lawsuit, which it had filed against certain individuals.

General

Blast has never been in bankruptcy, receivership or any similar legal proceeding. Other than the aforementioned legal matters, Blast is not aware of any other threatened legal proceedings. The foregoing is also true with respect to each officer, director and control shareholder as well as any entity owned by any officer, director and control shareholder, over the last five years.

As part of its regular operations, Blast may become party to various pending or threatened claims, lawsuits and administrative proceedings seeking damages or other remedies concerning its’ commercial operations, products, employees and other matters. Although Blast can give no assurance about the outcome of these or any other pending legal and administrative proceedings and the effect such outcomes may have on the company, except as described above, Blast believes that any ultimate liability resulting from the outcome of such proceedings, to the extent not otherwise provided for or covered by insurance, will not have a material adverse effect on Blast’s financial condition or results of operations.

NOTE 18 – NON-CASH TRANSACTIONS ON CASH FLOW STATEMENT

	2004	2003
Seller financed purchase of license with note	$1,184,808	$2,650,000
Stock issued for license amendment	—	2,275,000
Stock issued for reduction of note payable on license	—	250,000
Contributions to capital by founders for debt forgiveness	—	488,000
Conversion of notes payable to common stock	—	1,245,000
Conversion of accrued interest on notes payable to common stock	—	261,190
Conversion of Series B preferred stock to common stock	—	705,000
Stock issued for accounts payable	51,977	16,666
Warrants exercised with notes payable	—	20,000
Warrants issued with notes payable	190,842	—

NOTE 19 – DEBT FORGIVENESS INCOME & CONTRIBUTION TO CAPITAL

During 2003, Blast negotiated settlements with 9 vendors for various debts originally recorded on the books at $520,501 for $43,600 cash and 33,333 shares of stock valued at $.50 or $16,666 resulting in debt forgiveness income of $460,235. During the same period, Blast negotiated settlements with the two original founders for various debts recorded on the books at $576,000 for $28,000 cash and 150,000 warrants exercisable at $.10 and valued at $.40 or $60,000 resulting in a contribution to capital of $488,000.

ANNUAL FINANCIAL STATEMENTS

BLAST ENERGY SERVICES, INC. (FORMERLY VERDISYS, INC.)

NOTES TO FINANCIAL STATEMENTS

NOTE 20 – GAIN ON SALE OF PROPERTY

In August 2003, Blast obtained a 75% net revenue interest in property located in Monroe, Louisiana from a third party in exchange for agreeing to perform lateral drilling services on the property. In October 2003, Blast assigned the net revenue interest to Edge for $200,000. Edge paid Blast $120,000 and agreed to pay the balance of $80,000 by March 31, 2004. Blast agreed to refund the money to Edge if Blast did not deliver a lease between Edge and the original owner within 90 days if Edge desired. Blast recognized a $120,000 gain for the monies received due to a $0 cost basis by Blast. The $80,000 was not collected and under terms of the Settlement Agreement and Mutual Release entered into with Edge effective January 19, 2005, Blast has relinquished its right to these funds. See Note 22 for further detail.

NOTE 21 – BUSINESS SEGMENTS

Blast has two reportable segments: (1) lateral drilling and (2) satellite service. A reportable segment is a business unit that has a distinct type of business based upon the type and nature of services and products offered.

Blast evaluates performance and allocates resources based on profit or loss from operations before other income or expense and income taxes. The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies. The table on the next page reports certain financial information by reportable segment:

	For the Years Ended December 31,
	2004	2003
Revenues from external customers
Lateral drilling	$738,710	$466,194
Satellite service	714,634	419,247
	$1,453,344	$885,441
Depreciation and amortization
Lateral drilling	$499,631	$215,258
Corporate	13,075	4,434
	$512,706	$219,692
Operating loss [1]
Lateral drilling	$(1,521,185)	$(935,238)
Satellite service	(195,521)	(169,251)
Corporate	(3,757,368)	(6,618,973)
	$(5,474,074)	$(7,723,462)
Acquisition of equipment
Lateral drilling	$—	$767,420
Corporate	3,705	32,073
	$3,705	$799,493

1	– Operating loss is total operating revenue less operating expenses, selling general & administrative expenses, depreciation and amortization, bad debts and does not include other income and expense or income taxes.

ANNUAL FINANCIAL STATEMENTS

BLAST ENERGY SERVICES, INC. (FORMERLY VERDISYS, INC.)

NOTES TO FINANCIAL STATEMENTS

One customer of Blast lateral drilling, Maxim Energy, represented approximately 14% of total revenue in 2004. Energy 2000, a customer of Blast lateral drilling and a related party, represented approximately 38% of total revenue in 2003.

Blast assets at December 31, 2004 were as follows:

Lateral drilling	$5,030,476
Satellite service	73,936
Corporate	313,541
$5,417,953

All of Blast’s long-term assets are attributable to North America. The following table sets forth financial information with respect to Blast’s revenues by geographic area:

	2004	2003
North America United States	$1,279,053	$885,441
Africa	174,291	—
	$1,453,344	$885,441

NOTE 22 – SUBSEQUENT EVENTS

In January and February 2005, Blast issued 433,000 shares of common stock for $216,500 in a private placement for $0.50 per share. Two year warrants to purchase 433,000 common shares at $1.00 per share were attached to the common stock. Offering costs consisted of 15,800 shares of common stock and warrants to purchase 15,800 shares of common stock at $1.00 per share.

In January 2005, we issued 16,000 shares of common stock for the payment of leasing fees valued at approximately $8,000 and 10,666 shares of common stock to settle unpaid compensation issues with two former AgZone employees. Blast also issued 388,502 shares of common stock under a program to compensate our directors, employees, contractors and former employees for unpaid wages, commissions and director fees accrued in 2004.

Effective January 19, 2005, Blast, Edge, certain entities affiliated with Edge and Eric McAfee entered into a settlement agreement and mutual release to fully settle and resolve the disputes. As part of the settlement, Blast issued an aggregate of 750,000 shares of common stock along with warrants to purchase 750,000 shares of common stock to Edge. 250,000 shares were issued during October 2004 and the remaining 500,000 shares were issued in 2005 and were valued at $240,000. In addition, Blast agreed to provide Edge a drilling rig to provide certain lateral drilling services in return for a fee per well and a share of the revenues generated from each well drilled. At closing, we sublicensed our Landers horizontal drilling technology to Edge for a period of five years and for the purpose of marketing and using the technology and trade secrets within North America for the sole purpose of entering into production sharing transactions or joint ventures in oil and gas production. As part of the settlement, the parties to the agreement have agreed to a mutual release and have agreed to dismiss all pending claims and litigation between them upon performance of the obligations in the settlement agreement. The remaining obligations under the settlement agreement were performed by us.

In February 2005, Blast entered into an Agreed Judgment and Order of Severance with Gryphon as to all breach of contract claims related to Blast’s delay in registering common stock acquired by Gryphon in October 2003. Under the terms of the Agreed Judgment, Blast is obligated to pay liquidated damages of $500,000 to Gryphon on or before September 30, 2005. Additionally, Gryphon has agreed to abate their remaining claims and related discovery in the lawsuit against Blast until after September 30, 2005.

On March 8, 2005, Blast entered in an Assignment of License Agreement with Maxim TEP, Inc. (“Maxim”). The President and Chief Executive Officer of Maxim is Dan Williams, a former president and CEO of Blast. Blast and

ANNUAL FINANCIAL STATEMENTS

BLAST ENERGY SERVICES, INC. (FORMERLY VERDISYS, INC.)

NOTES TO FINANCIAL STATEMENTS

Carl Landers entered into a license agreement on April 23, 2003 for the exclusive use of the Landers horizontal drilling process (see Note 5). Under the Assignment, Blast assigned to Maxim its rights in the license; all current and future negotiations for assignments, sublicenses or territorial royalty pertaining to the license and two lateral drilling rigs. The first rig is to be delivered upon payment of the first installment by Maxim and the second rig is to be delivered no later than June 30, 2005. As consideration, Maxim agreed to pay Blast a total of $1.3 million in cash and release a $270,000 credit obligation owed by Blast to Maxim. The cash payments will be made in four installments: $300,000 on March 9, 2005; $100,000 on March 18, 2005; $500,000 on June 3, 2005 and $400,000 on September 2, 2005. Blast will retain a non-exclusive sublicense interest as long as Blast pays all required royalties on which the Landers horizontal technology is utilized.

In March 2005, Blast entered into an agreement, subject to court approval, to settle the class action lawsuit brought by former shareholders in March 2004 in the U.S. District Court for the Southern District. Under the terms of the agreement, Blast would issue to the class 1,150,000 shares of common stock and pay up to $55,000 in legal and administrative fees for the plaintiffs.

QUARTERLY FINANCIAL STATEMENTS

BLAST ENERGY SERVICES, INC.

(FORMERLY VERDISYS, INC.)

BALANCE SHEET

(Unaudited)

June 30, 2005

Assets
Current Assets:
Cash	$78,604
Accounts receivable, net of allowance for doubtful accounts of $10,736	123,512
Other current assets	76,573

Total Current Assets	278,689
Equipment, net of accumulated depreciation of $123,393	851,686
License, net of accumulated amortization of $717,790	3,807,210

Total Assets	$4,937,585

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$706,055
Accrued expenses	1,165,861
Advances – related parties	249,500
Deferred revenue	246,052
Customer deposits	76,850
Notes payable – related parties, net of unamortized discount of $32,864	167,136
Notes payable – other, net of unamortized discount of $34,743	365,257

Total Current Liabilities	2,976,711
Long Term Liabilities:
Deferred revenue, less current portion	27,120

Total Liabilities	3,003,831

Commitments & Contingencies
Stockholders’ Equity:
Common Stock, $.001 par value, 100,000,000 shares authorized; 36,791,727 shares issued and outstanding	36,792
Additional paid-in capital	27,729,163
Accumulated deficit	(25,832,201)

Total Stockholders’ Equity	1,933,754

Total Liabilities and Stockholders’ Equity	$4,937,585

See accompanying notes to financial statements.

QUARTERLY FINANCIAL STATEMENTS

BLAST ENERGY SERVICES, INC.

(FORMERLY VERDISYS, INC.)

STATEMENTS OF OPERATIONS

(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2005	2004	2005	2004
Revenue:
Satellite Communications	$235,973	$162,519	$508,775	$254,269
Downhole Services	4,010	158,756	18,991	272,914

Total Revenue	239,983	321,275	527,766	527,183

Cost of Services Provided:
Satellite Communications	211,315	154,598	385,118	318,676
Downhole Services	118,068	167,816	237,552	423,078

Total Cost of Services Provided	329,383	322,414	622,670	741,754

Gross Deficit	(89,400)	(1,139)	(94,904)	(214,571)
Operating Expenses:
Selling, general and administrative	487,337	903,014	1,521,964	2,845,463
Depreciation and amortization	100,504	136,108	218,652	265,931
Bad debts	—	—	10,000	—

Operating Loss	(677,241)	(1,040,261)	(1,845,520)	(3,325,965)
Other (Income) Expense:
Interest expense	45,601	6,309	96,862	39,879
Gain on sale	—	—	(971)	—
Interest income	—	(8)	(4)	(18)

Total other (income) expense	45,601	6,301	95,887	39,861

Net Loss	$(722,842)	$(1,046,562)	$(1,941,407)	$(3,365,826)

Basic and diluted net loss per share	$(0.02)	$(0.04)	$(0.05)	$(0.11)
Weighted average shares outstanding	36,067,903	31,313,963	35,440,245	30,716,019

See accompanying notes to financial statements.

BLAST ENERGY SERVICES, INC.

(FORMERLY VERDISYS, INC.)

STATEMENTS OF CASH FLOWS

(Unaudited)

	For the Six Months Ended June 30,
	2005	2004
Cash Flows From Operating Activities:
Net loss	$(1,941,407)	$(3,365,826)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock issued for services or litigation	1,029,361	735,192
Option and warrant expense	50,000	160,198
Amortization of note discount	64,837	4,397
Depreciation and amortization	218,652	265,931
Gain on sale of property	(971)	—
Bad debts	10,000	—
Change in working capital items	(19,700)	818,212

Net Cash Used In Operating Activities	(589,228)	(1,381,896)

Cash Flows From Investing Activities:
Proceeds from sale of license	500,000	—
Construction of equipment	(590,335)	—

Net Cash Used In Investing Activities	(90,335)	—

Cash Flows From Financing Activities:
Proceeds from sale of stock	241,500	359,000
Proceeds from exercise of options and warrants	250	81,217
Advance on future financing	249,500	—
Proceeds from notes payable to stockholders	—	235,000
Payments on note payable related to license	—	(500,000)

Net Cash Provided By Financing Activities	491,250	175,217

Net change in cash	(188,313)	(1,206,679)
Cash at beginning of period	266,917	1,373,627

Cash at end of period	$78,604	$166,948

Non-Cash Transactions:
Conversion of liabilities to common stock	$253,287	$—
Exchange of equipment for customer deposit	$175,000	$—
Exchange of equipment for accounts payable	$3,883	$—
Conversion of notes payable and accrued interest to common stock	$200,044	$1,184,808
Discount on notes payable	$—	$35,157

See accompanying notes to financial statements.

BLAST ENERGY SERVICES, INC.

(FORMERLY VERDISYS, INC.)

NOTES TO FINANCIAL STATEMENTS

(Unaudited)

NOTE 1 – BASIS OF PRESENTATION

The accompanying unaudited interim financial statements of Blast Energy Services, Inc. (“Blast Energy”) have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions to Form 10-QSB. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements and should be read in conjunction with the Management’s Discussion and Analysis and the audited financial statements and notes thereto contained in Blast Energy’s 2004 Annual Report filed with the SEC on Form 10-KSB. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations for the interim periods presented have been reflected herein. Mike—your insert made no sense in this sentence. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the full year. Notes to the financial statements which would substantially duplicate the disclosure contained in the audited financial statements for 2004 as reported in the 10-KSB have been omitted.

Effective June 6, 2005, the Company changed its name to Blast Energy Services, Inc. from Verdisys, Inc. in part to reflect its focus on the energy service business. The Company believes such a name change creates better name recognition related to the types of service that it intends to provide and the ability to trademark new applications and services in a way to uniquely identify them with our company.

Reclassifications. Certain amounts in the financial statements of the prior year have been reclassified to conform to the presentation of the current year for comparative purposes.

NOTE 2 – GOING CONCERN

As shown in the accompanying financial statements, Blast Energy incurred a net loss of $1.9 million for the six months ended June 30, 2005, has an accumulated deficit of $25.8 million and a working capital deficit of $2.7 million as of June 30, 2005 and has several significant future financial obligations. These conditions create an uncertainty as to Blast Energy’s ability to continue as a going concern. Management is trying to raise additional capital. The financial statements do not include any adjustments that might be necessary if Blast Energy is unable to continue as a going concern.

NOTE 3 – STOCK OPTIONS

Blast Energy accounts for all stock-based employee compensation plans in accordance with Statement of Financial Accounting Standard No. 123, Accounting for Stock-Based Compensation (“SFAS No. 123”), which permits the measurement of compensation expense in accordance with Accounting Principles Board Opinion 25 Accounting for Stock Issued to Employees (“APB 25”). Under APB 25, no stock-based employee compensation cost is reflected in net income, as all options granted under those plans had an exercise price equal to or in excess of the market value of the underlying common stock on the date of grant. Blast Energy accounts for stock-based compensation issued to non-employees in accordance with the provisions of SFAS No. 123 and EITF No. 96-18, Accounting for Equity Investments That Are Issued to Non-Employees for Acquiring, or in Conjunction with Selling Goods or Services. Common stock issued to non-employees and consultants is based upon the fair value of the services received or the fair value of the equity instruments issued whichever value is more reliably measurable.

In the second quarter of 2005, Blast Energy granted 50,000 ten-year options to an employee with an exercise price at the then market price of $0.38. The options vest quarterly over 36 months. There was no intrinsic value associated with the grant, however, fair value totaled $15,706. Blast Energy also granted 72,000 ten year options to non-employee directors in the second quarter of 2005. The options vest over 12 months and have an exercise price of $0.38, the market price at the date of grant. There was no intrinsic value associated with the grants, however, fair value totaled $22,617.

In the first quarter of 2005, Blast Energy granted 130,000 ten-year options to employees with exercise prices at the then market price. The options vest quarterly over 36 months. There was no intrinsic value associated with the grants, however, fair value totaled $54,231.

In the second quarter of 2004, Blast Energy granted 72,000 options to non-employee directors with an exercise price of $2.20. The options vested immediately. There was no intrinsic value associated with the grants, however, fair value totaled $156,913.

In the first quarter of 2004, Blast Energy granted 310,000 ten-year options to officers and non-employee directors with exercise prices at the then market price of $4.28. The options to officers vest monthly over 12 months and the options to non-employee directors vest immediately. There was no intrinsic value associated with the grants, however, fair value totaled $1,200,623.

The following table illustrates the effect on net loss and net loss per share if Blast Energy had applied the fair value provisions of SFAS No. 123 to stock-based employee compensation.

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2005	2004	2005	2004
Net loss as reported	$(722,842)	$(1,046,562)	$(1,941,407)	$(3,365,826)
Less: stock based compensation determined under fair value based method	(84,171)	(379,610)	(165,804)	(912,145)

Pro forma net loss	$(807,013)	$(1,426,172)	$(2,107,211)	$(4,277,971)

Basic and diluted net loss per common share:
As reported	$(.02)	$(.04)	$(0.05)	$(.11)
Pro forma	$(.02)	$(.05)	$(0.06)	$(.13)

The weighted average fair value of the stock options granted during 2005 and 2004 was $.37 and $3.09, respectively. Variables used in the Black-Scholes option-pricing model include (1) 2.0% risk-free interest rate, (2) expected option life is the actual remaining life of the options as of each year end, (3) expected volatility is 133% and 124%, respectively, and (4) zero expected dividends.

NOTE 4 – EQUIPMENT & LATERAL DRILLING LICENSE

Blast Energy entered into a license agreement on April 23, 2003 for the exclusive use of the Landers lateral drilling process. On March 8, 2005, Blast Energy assigned its rights in that license to Maxim TEP, Inc. (“Maxim”) along with all current and future assignments, sublicenses or territorial royalty pertaining to the license. The President and CEO of Maxim is Dan Williams, a former President and CEO of Verdisys, Inc. As consideration, Maxim agreed to pay Blast Energy a total of $1.3 million over four installments: $300,000 on March 9, 2005; $100,000 on March 18, 2005; $500,000 on June 3, 2005 and $400,000 on September 2, 2005. As of June 30, 2005, Blast Energy has received the two installments due in March of 2005 and $100,000 towards the June installment (See Note 12). The carrying value of the license has been and will continue to be reduced for installments received. Blast Energy retains a non-exclusive Landers sublicense provided Blast Energy pays all required royalties on which the technology is utilized.

In connection with the assignment, Blast Energy sold two of its three drilling rigs for the release of a customer deposit obligation that Blast Energy owed Maxim. Maxim took delivery of the first rig during the first quarter and the second rig will be delivered when the default is cured. The gain on the sale of the first rig of $41,890 has been deferred as Blast Energy will recognize a loss on the second rig and the rigs were sold as a package. Blast Energy will continue to depreciate the second rig until its delivery to Maxim.

The Equipment asset includes the cost incurred for the abrasive fluid jetting rig that is currently under construction.

NOTE 5 – ACCRUED EXPENSES

Accrued expenses at June 30, 2005 consisted of the following:

Description	Amount
Gryphon stock registration delay penalty	$500,000
Accrued payroll	416,027
Litigation settlement	55,000
Director fees	76,500
Interest	58,824
Other	59,510

$1,165,861

NOTE 6 – ADVANCES – RELATED PARTIES

Blast Energy had entered into an agreement to develop up to five abrasive jetting rigs with Advanced Drilling Systems, LLC (“ADS”), a Delaware private investment group partially owned by a major Blast Energy shareholder. The arrangement involved ADS putting up 100% of the capital investment and the two parties sharing in the expected revenues from the program. The terms of the agreement include funding of Blast Energy’s first abrasive fluid jetting rig for $1.2 million gross and $1.1 million net of placement fees. ADS was unable to perform under the agreement. As of June 30, 2005, funds of $249,500 received under the agreement will be accounted for under a separate financing arrangement described in Note 12.

The $249,500 and an additional $250,000 received in July of 2005 were funded primarily by Eric McAfee and Clyde Berg and will be used towards the proceeds of promissory notes with Berg McAfee Companies, LLC (“BMC”) described in Note 12. BMC, Eric McAfee and Clyde Berg are considered significant holders of Blast Energy’s common stock.

NOTE 7 – DEFERRED REVENUE

Blast Energy bills some of its satellite bandwidth contracts in advance over periods ranging from 3 to 36 months. Blast Energy recognizes revenue evenly over the contract. Deferred revenue related to satellite services totaled $231,282, of which $204,162 will be recognized in the next twelve months. Deferred revenue also includes $41,890 from the sale of a rig (See Note 4).

NOTE 8 – COMMITMENT

Blast Energy entered into an Abrasive Fluid Jet Rig (“AFJ”) Construction Agreement with Alberta Energy Holdings Inc. (“Alberta”) in which Alberta will engineer, design, source and build the AFJ Coiled Tubing Rig for a lump-sum price of $850,000 (See Note 12). Under the agreement the first $100,000 of budget overruns will be borne by Alberta, with additional overruns being the responsibility of Blast Energy. As of June 30, 2005, Blast Energy had expended $539,000 under the agreement. Blast Energy anticipates the total cost of the rig under construction to approximate $1.2 million.

NOTE 9 – STOCKHOLDERS EQUITY

In June 2005, Blast Energy increased the number of authorized common shares from 50 million to 100 million.

In June 2005, Blast Energy issued 592,000 shares of common stock for the payment of notes payable and accrued interest that matured on May 15, 2005.

During the second quarter of 2005, Blast Energy issued 83,000 shares of common stock for the payment of legal fees valued at approximately $32,000. In addition, Blast Energy issued 64,897 shares of common stock under a program to compensate its directors, employees, contractors and former employees for unpaid wages, commissions and director fees of $28,500.

In March 2005, Blast Energy entered into an agreement, subject to court approval, to settle the class action lawsuit brought by former shareholders in March 2004 in the U.S. District Court for the Southern District. Under the terms of the agreement, Blast Energy would issue to the class 1,150,000 shares of common stock valued at $448,500 and pay up to $55,000 in legal and administrative fees for the plaintiffs.

In February 2005, Blast Energy sold 83,333 shares of common stock at a price of $0.30 per share in continuation of a dispute settlement with a former consultant.

In January and February 2005, Blast Energy issued 433,000 shares of common stock for $216,500 in a private placement for $0.50 per share. Two year warrants to purchase 433,000 common shares at $1.00 per share were attached to the common stock. Offering costs consisted of 15,800 shares of common stock and warrants to purchase 15,800 shares of common stock at $1.00 per share.

Effective January 19, 2005, Blast Energy, Edge Capital Group, Inc. (“Edge”), certain entities affiliated with Edge and Eric McAfee entered into a settlement agreement and mutual release to fully settle and resolve the disputes between them. As part of the settlement, Blast Energy issued an aggregate of 750,000 shares of common stock along with warrants to purchase 750,000 shares of common stock to Edge. 250,000 shares were issued during October 2004 and the remaining 500,000 shares were issued in 2005 and were valued at $240,000.

In January 2005, Blast Energy issued 16,000 shares of common stock for the payment of leasing fees valued at approximately $8,000. In addition, 10,666 shares of common stock, valued at $5,226, were issued to settle unpaid compensation issues with two former employees.

During the first quarter of 2005, Blast Energy issued 25,000 shares of common stock pursuant to warrant exercises for a total consideration of $250. Blast Energy also issued 374,340 shares of common stock under a program to compensate its directors, employees, contractors and former employees for unpaid wages, commissions and director fees of $187,169 accrued in 2004.

NOTE 10 – LITIGATION

In March 2005, Blast Energy entered into an agreement, subject to court approval, to settle the class action lawsuit brought by former shareholders in March 2004 in the U.S. District Court for the Southern District. Under the terms of the agreement, Blast Energy would issue to the class 1,150,000 shares of common stock and pay up to $55,000 in legal and administrative fees for the plaintiffs.

In February 2005, Blast Energy entered into an Agreed Judgment and Order of Severance with Gryphon Master Fund, L.P. (“Gryphon”) as to all breach of contract claims related to Blast Energy’s delay in registering common stock acquired by Gryphon in October 2003. Under the terms of the Agreed Judgment, Blast Energy is obligated to pay liquidated damages of $500,000 to Gryphon on or before September 30, 2005. Additionally, Gryphon has agreed to abate their remaining claims and related discovery in the lawsuit against Blast Energy until after September 30, 2005.

Effective January 19, 2005, Blast Energy, Edge, certain entities affiliated with Edge and Eric McAfee entered into a settlement agreement and mutual release to fully settle and resolve the disputes. As part of the settlement, Blast Energy issued an aggregate of 750,000 shares of common stock along with warrants to purchase 750,000 shares of common stock to Edge. 250,000 shares were issued during October 2004 and the remaining 500,000 shares were issued in 2005. In addition, Blast Energy agreed to provide Edge a drilling rig to provide certain lateral drilling services in return for a fee per well and a share of the revenues generated from each well drilled. Upon closing of the settlement, Blast Energy will sublicense the lateral drilling technology to Edge for a period of five years and for the purpose of marketing and using the technology and trade secrets within North America for the sole purpose of entering into production sharing transactions or joint ventures in oil and gas production. As part of the settlement, the parties to the agreement have agreed to a mutual release and to dismiss all pending claims and litigation upon performance of the obligations in the settlement agreement. The remaining obligations under the settlement agreement including the payment of $375,000 to Blast Energy by Energy 2000, a McAfee company, were performed and the lawsuit was closed in the second quarter of 2005. The settlement agreement was reflected in the 2004 Statement of Operations, but had a minimal impact as the settlement costs were offset by the write-off of previously accrued liabilities.

NOTE 11 – BUSINESS SEGMENTS

Blast Energy has two reportable segments: (1) downhole services and (2) satellite communications. A reportable segment is a business unit that has a distinct type of business based upon the type and nature of services and products offered. Blast Energy evaluates performance and allocates resources based on profit or loss from operations before other income or expense and income taxes. The table below reports certain financial information by reportable segment:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2005	2004	2005	2004
Revenues from external customers
Downhole services	$4,010	$158,756	$18,991	$272,914
Satellite communications	235,973	162,519	508,775	254,269

	$239,983	$321,275	$527,766	$527,183

Operating profit (loss) 1
Downhole services	$(223,152)	$(158,977)	$(456,664)	$(1,165,096)
Satellite communications	23,880	3,663	72,097	(69,665)
Corporate	(477,969)	(884,947)	(1,460,953)	(2,091,204)

	$(677,241)	$(1,040,261)	$(1,845,520)	$(3,325,965)

1-	Operating loss is total operating revenue less operating expenses, selling general and administrative expenses, depreciation and amortization, bad debts and does not include other income and expense or income taxes.

NOTE 12 – SUBSEQUENT EVENTS

Blast Energy and Maxim have entered into an amended contract, which resulted in a $275,000 increase in the value of original Assignment of License Agreement (“Assignment”) dated March 8, 2005. The terms of the original Assignment required Maxim to make a $500,000 payment on June 3, 2005 and any delay of payment beyond a ten day period of the contracted payment date would cause a default of the contract which could be cured during a 45 day grace period if Maxim made a payment of $550,000 before the grace period expired. Maxim was unable to cure the default within the grace period, but Blast Energy and Maxim have entered into several amendments to extend the period to cure the default. The amendments have resulted in an extension of the due date until August 12, 2005, increased the final payment due on September 2, 2005 from $400,000 to $500,000 and assessed delinquency fees. As of August 5, 2005, Maxim has paid $135,000 towards the June 3, 2005 payment and has paid $175,000 in delinquency fees.

On July 15, 2005, Blast Energy entered into an agreement to develop its initial abrasive jetting rig with BMC, a major shareholder. The arrangement involves two loans for a total of $1 million to fund the completion of the initial rig and sharing in the expected rig revenues for a ten-year period. As of July 29, 2005, Blast Energy had received $500,000 in funding under this agreement and is scheduled to receive the balance in several payments before the end of September 2005. Previously announced negotiations to develop up to five abrasive jetting rigs in a profit sharing agreement with Advanced Drilling Systems did not materialize. Under the terms of the loan agreement with BMC, cash revenues will be shared on the basis of allocating 90 percent to Blast Energy and 10 percent to BMC for a ten-year period following repayment. After ten years, Blast Energy will receive all of the revenue from the rig. The loan, which has a senior and subordinated structure, carries an average interest rate of 7.4 % and is due September 15, 2006. BMC also has the option to fund an additional three rigs under these commercial terms.

On August 5, 2005, Blast Energy entered into a letter of intent to joint venture the Landers technology with RadTech North America (“RadTech”). Terms include a 50/50 joint venture with Blast Energy contributing its Landers sublicense for North America and RadTech contributing management and handling operations. The letter is subject to documentation.

On August 8, 2005, Blast Energy entered into a Term Sheet with Alberta Energy to purchase up to 50% of the abrasive jetting technology, for which Blast owns a worldwide exclusive license. Terms included the award of 3 million additional shares with registration rights and a commitment to pay $2 million in future cash from potential sale of sublicense revenues. The parties also agreed to a number of modifications to the licensing and rig construction agreements. Key terms were an expanded definition of the technology, pricing of 750,000 warrants at $0.45, amended royalty rates, a new provision for each owner of the IP to offer a right of first refusal to the other owner to enter into new business ventures using the technology. Another new provision gives Alberta the option to build future rigs at invoice cost plus $50,000 per rig as well as adjusting the contract cost of the current rig by $50,000 to $900,000. Alberta has undertaken to deliver the rig on a best efforts basis by October 1, 2005. The Term Sheet is subject to board approvals and final documentation.

We have not authorized any dealer, salesperson or other person to give you written information (other than this prospectus) or to make any representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or a solicitation of your offer to buy these securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sale made hereunder after the date of this prospectus shall create an implication that the information contained herein or that our affairs have not changed since the date thereof.

Until December XX, 2005, 90 days after the date of this Prospectus, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a Prospectus. This delivery requirement is in addition to the obligations of dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

BLAST ENERGY SERVICES, INC.

4,125,000 Shares

Common Stock

PROSPECTUS

September     , 2005

BLAST ENERGY SERVICES, INC.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Indemnification of Directors and Officers

Section 317 of the California Corporations Code authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors, officers, employees and other agents of the corporation in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act.

Our Articles of Incorporation, Article IV and Article X section 3 of our By-Laws permits us to indemnify our directors, officers, employees and other agents to the fullest extent of the law.

We may indemnify any person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative by reason of the fact that he is or was a director or officer of the corporation, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendre or its equivalent shall not, without more, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful. We may indemnify a director, officer, employee or agent of ours who is successful, in the merits or otherwise, in the defense of any action, suit or proceeding, or in defense of any claim, issue, or matter in the proceeding, to which they are a party because they are or were a director, officer employee or agent of us, against expenses actually and reasonably incurred by them in connection with the defense.

We may pay the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding as the expenses are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that they are not entitled to be indemnified by us.

The California Corporations Code also permits us to purchase and maintain liability insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of us for any liability asserted against them and liability and expenses incurred by them in their capacity as a director, officer, employee or agent, or arising out of their status as such, whether or not we have the authority to indemnify them against such liability and expenses. Presently we do carry such insurance.

BLAST ENERGY SERVICES, INC.

Other Expenses of Issuance and Distribution

The expenses relating to the registration of the shares of common stock being offered hereby, other than underwriting discounts and commissions, will be borne entirely by us and not the selling stockholders. Such expenses are estimated to be as follows:

Item	Amount
SEC Registration Fee	$300
Transfer Agent Fee	$1,500
Legal Fees	$50,000
Printing and Engraving Fee	$1,500
Accounting Fees	$25,000

Total	$78,300

Note: The above costs are estimates.

Recent Sales of Unregistered Securities

The following table details shares issued under transactions that were a private offering we believe to be exempt from registration under Regulation D promulgated under Section 4(2) of the Securities Act. The sales of stock were to individuals or entities, each of whom was an accredited investor, as that term is defined in Rule 501 of Regulation D promulgated under Section 4(2) of the Securities Act and had adequate access to information pertaining to us. Furthermore, no advertisements were made and the securities are restricted pursuant to Rule 144.

Date	Number of Shares of Common Stock	Value	Offering Costs	Other Terms
January and February 2005	433,000	$216,500	15,800 shares of common stock and warrants to purchase 15,800 shares of our common stock at $1.00 per share	Two year warrants to purchase 433,000 shares of our common stock at a price of $1.00 per share were issued in connection with the private placement. The proceeds will be allocated between the common stock and the warrants based on their respective relative fair values.

May through June 2004	179,500	$359,000	17,950 shares of common stock and warrants to purchase 7,180 shares of our common stock at $2.00 per share	Two year warrants to purchase 71,800 shares of our common stock at a price of $2.00 per share were issued in connection with the private placement. The proceeds were allocated between the common stock and the warrants based on their respective relative fair values.

July through August 2003	609,000	$1,218,000	59,400 shares of common stock and warrants to purchase 9,501 shares of our common stock at $2.00 per share

BLAST ENERGY SERVICES, INC.

The following table details sales of stock we believe to be exempt from registration under Section 4(2) of the Securities Act. Each of the recipients of our stock was an accredited investor, as that term is defined in Rule 501 of Regulation D promulgated under Section 4(2) of the Securities Act and had access to information concerning us and our business prospects. Furthermore, no advertisements were made and the securities are restricted pursuant to Rule 144.

Date	Number of Shares of Common Stock	Value	Comment
September 2005	95,000	$38,500	Shares issued in payment of consulting services.

Second Quarter of 2005	83,000	$32,050	Shares issued in payment of consulting services.

First Quarter of 2005	83,333	$25,000	To settle a dispute with a former consultant.

Fourth Quarter of 2004	104,000	$52,000	Shares issued in payment of consulting services.

Fourth Quarter of 2004	250,000	$75,000	To settle a dispute with a former consultant.

Fourth Quarter of 2004	400,000	$200,000	Shares for cash.

Third Quarter of 2004	30,000	$15,000	Shares issued in payment of a future fundraising effort.

Third Quarter of 2004	300,000	$213,000	Shares issued in lawsuit settlement.

February 2004	300,000	$1,920,000	Shares issued in payment of outstanding obligations to Mr. Landers for technology fees.

September 2003	500,000	$2,275,000	Shares issued in exchange for amendment to Landers licensing agreement.

July 2003	125,000	$250,000	Shares issued in payment of note payable to Mr. Landers.

Other Sales

In August 2005, Blast Energy entered into a definitive agreement to purchase from Alberta Energy an interest in the abrasive fluid jetting technology. Blast issued to Alberta 3,000,000 shares of restricted common stock, with registration rights, and warrants to purchase 750,000 shares of Blast common stock at an exercise price of $0.45 per share. The warrants have a three-year term and are exercisable when Blast receives $225,000 in revenue from its initial rig utilizing the technology.

In June 2005, Blast Energy issued 592,000 shares of common stock for the payment of notes payable and accrued interest that matured on May 15, 2005.

In March 2005, the Board of Directors awarded to certain employees and officers a total of 560,000 shares of company stock as a bonus payment in lieu of cash for 2004 performance. These shares were issued in September 2005.

In early 2005, we issued 403,340 shares of our common stock under a program to compensate our directors, employees, contractors and former employees for unpaid wages, commissions and director fees incurred in 2004.

In January 2005, we issued 16,000 shares of our common stock for the payment of leasing fees valued at approximately $8,000 and 10,666 shares of our common stock to settle unpaid compensation issues with two former AgZone employees. Additionally, 500,000 shares of common stock were issued to Edge under the final terms of the lawsuit settlement agreement.

BLAST ENERGY SERVICES, INC.

In October 2004, we issued 750,000 shares of our common stock in a move to settle outstanding litigation matters. In a Settlement Agreement and Mutual Release (“Agreement”) between Edge, Eric McAfee and us, the parties would release each other from any claims upon the completion of the terms of the Agreement. As a part of this Agreement, 250,000 shares of our common stock were placed in escrow for the benefit of Edge. In October 2004, we entered into an agreement with Berg McAfee Companies, Energy 2000 and Eric McAfee (collectively, “McAfee Group”) to settle several outstanding legal issues. Under this agreement, 500,000 shares of our common stock were placed in escrow for the benefit of the McAfee Group. In return, the McAfee Group contributed 875,000 shares of NGS. Further detail on these agreements can be found in the “litigation” section of this Form 10-KSB. The shares of stock were issued in transactions we believe to be exempt from registration under Section 4(2) of the Securities Act. The recipient of our stock was an accredited investor as defined in Rule 501 of Regulation D promulgated under Section 4(2) of the Securities Act and had access to information concerning us and our business prospects.

Furthermore, no advertisements were made and the securities are restricted pursuant to Rule 144.

On October 23, 2003, we sold 833,333 shares of our common stock to Gryphon Master Fund, L.P. at $6.00 per share for total proceeds of $5,000,000. Since the 30 day average closing price of our common stock dropped below $6.00 per share in the ten months subsequent to the agreement, we were required to issue 277,778 additional shares of common stock in the fourth quarter of 2004 for no additional compensation. Therefore a total of 1,111,111 common shares were issued for an average price of $4.50 per share under this transaction. Stonegate Securities, Inc. served as our placement agent and offering costs associated with the sale were $420,000 in cash, warrants to purchase 83,334 shares of our common stock at $6.00 per share expiring October 24, 2008 and 20,000 shares of our common stock. The warrants are exercisable until October 24, 2008 by paying cash at the exercise price or by electing a cashless exercise. The transaction was a private offering we believe to be exempt from registration under Regulation D promulgated under Section 4(2) of the Securities Act. The sales of stock were to individuals or entities, each of whom was an accredited investor, as that term is defined in Rule 501 of Regulation D promulgated under Section 4(2) of the Securities Act and had adequate access to information pertaining to us. Furthermore, no advertisements were made and the securities are restricted pursuant to Rule 144.

On July 18, 2003, we, as RDGI, executed an Agreement and Plan of Merger with Verdisys whereby the shareholders of Verdisys received 25,103,223 shares of our common stock in exchange for all of the 25,103,223 shares of Verdisys common stock then outstanding. The operations and management of Verdisys became our own, and we changed our name to Blast Energy Services, Inc. The shares of stock were issued in the transaction we believe to be exempt from registration under Regulation D promulgated under Section 4(2) of the Securities Act. The issuances were a share for share exchange resulting in a similar investment to that originally contemplated due to the continuation of management and business plan; the recipients in the exchange were accredited investors as defined in Rule 501 of Regulation D promulgated under Section 4(2) of the Securities Act, and took their shares for investment purposes without a view to distribution; they had access to information concerning us and our business prospects; there was no general solicitation or advertising for the purchase of our shares; there were no commissions paid; and the securities are restricted pursuant to Rule 144.

Common Stock Issued Upon Exercise of Options

Date	Shares Issued Upon Exercise	Value	Comment

Second Quarter of 2004	344,583	$34,458

First Quarter of 2004	25,000	$2,500

Fourth Quarter of 2003	100,000	$10,000

Second Quarter of 2003	2,409,291	$240,929	In lieu of cash, we agreed to expense the exercise price.

BLAST ENERGY SERVICES, INC.

Common Stock Issued Upon Exercise of Warrants

Date	Shares Issued Upon Exercise	Value	Comment
Third Quarter of 2005	50,000	$50

First Quarter of 2005	25,000	$250

Second Quarter of 2004	57,658	$5,766

First Quarter of 2004	779,597	$38,494	Includes cashless exercise of 400,000 warrants for 395,022 shares of common stock.

Fourth Quarter of 2003	245,631	$29,564

Third Quarter of 2003	269,547	$177,751

Second Quarter of 2003	430,000	$56,500

Second Quarter of 2003	950,000	$95,000	Accounts payable reduced in lieu of cash exercise.

Second Quarter of 2003	200,000	$20,000	Note payable reduced in lieu of cash for exercise.

Options

The following table summarizes option grants for the last three years:

Date	Number of Shares	Exercise Price	Market Price	Vesting	Term (years)	Fair Value	To Whom Issued
Aug 2005	900,000	$0.10	$0.40	Subject to terms of settlement agreement	2	$360,000	Former Officer

Aug 2005	140,000	$0.40	$0.40	Quarterly over 3 years	10	$56,000	Employees

June 2005	72,000	$0.38	$0.38	Quarterly over 1 year	10	$27,360	Non-employee directors

March 2005	100,000	$0.40	$0.40	Quarterly over 3 years	10	$39,990	Officers

Jan 2005	30,000	$0.50	$0.50	Quarterly over 3 years	10	$14,996	Officers

July 2004	770,000	$0.90	$0.90	Quarterly over 3 years	10	$689,232	Officers

May 2004	72,000	$2.20	$2.20	Quarterly over 1 year	10	$156,913	Non-employee directors

Jan 2004	230,000	$4.28	$4.28	Quarterly over 1 year	10	$890,785	Officers

Jan 2004	80,000	$4.28	$4.28	Immediate	10	$309,840	Non-employee directors

Dec 2003	500,000	$9.55	$9.55	10% immediate, 80% over 12 months, 10% on performance	10	$4,061,703	Officer/ director

Aug 2003	100,000	$4.10	$4.10	Quarterly over 1 year	5	$321,024	Employee

April 2003	750,000	$0.10	$0.50	Quarterly over 3 years	10	N/A	Officer

BLAST ENERGY SERVICES, INC.

April 2003	250,000	$0.10	$0.50	Quarterly over 1 year	10	N/A	Non-employee directors

April 2003	250,000	$0.10	$0.50	Quarterly over 1 year	10	N/A	Officer/ director

April 2003	30,000	$0.10	$0.50	Over 4 months	10	N/A	Officer

Dec 2002	3,450,000	$0.10	$0.50	Quarterly over 4 years	10	N/A	Officers and employees

June 2002	350,000	$0.10	$0.50	Quarterly over 1 year	10	N/A	Officers and directors

April 2002	105,000	$0.10	$0.50	Quarterly over 1 year	10	N/A	Employees

April 2002	2,000,000	$0.10	$0.50	Quarterly over 2 years	10	N/A	Officer

April 2002	200,000	$0.10	$0.50	Quarterly over 3 years	10	N/A	Employee

2002	1,050,000	$0.10	$0.50	Over 12 months	10	N/A	Officers

We recorded expense of $245,829 and $714,524 for the intrinsic value associated with the options vesting in 2004 and 2003, respectively. The expense is included in selling, general & administrative expense on the statement of operations.

Warrants

The following table summarizes warrants granted for the last three years:

Date	Number of Shares	Exercise Price	Term (years)	Other
August 2005	750,000	$.045	3	Issued in connection with definitive agreement to purchase from Alberta Energy an interest in the abrasive fluid jetting technology.

April 2005	400,000	$1.00	2	Issued in connection with stock sale.

Jan & Feb 2005	433,000	$1.00	2	Issued in connection with Private Placement.

Jan & Feb 2005	15,800	$1.00	2	Offering costs of Private Placement.

Jan 2005	750,000	$1.00	3	Issued in connection with Edge dispute settlement

October 2004	100,000	$0.001	1	Issued in connection with aggregate convertible notes of $200,000 to Berg McAfee and Eric McAfee. The notes have been discounted for the relative fair value of the warrants.

October 2004	250,000	$0.50	3	Issued to Alberta as part of a licensing agreement. The fair value of $199,750 was expensed in 2004.

August 2004	140,000	$0.80	2	Issued to certain subcontractors and the fair value of $98,000 was expensed in 2004. 20% of the warrants vest immediately and the balance vest 20% every 90 days thereafter.
July 2004	100,000	$0.001	1	Issued in connection with $200,000 in convertible notes to third party lenders. The notes have been discounted for the relative fair value of the warrants.

BLAST ENERGY SERVICES, INC.

July 2004	75,000	$0.01	2	Issued in connection with $150,000 in convertible notes to third party lenders. The notes have been discounted for the relative fair value of the warrants.

May & June 2004	71,800	$2.00	2	Issued in connection with Private Placement.

June 2004	7,180	$2.00	2	Offering costs of Private Placement.

May 2004	37,000	$2.00	1	Issued in connection with $185,000 in promissory notes to third party lenders. The notes have been discounted for the relative fair value of the warrants.

Fall 2003	92,835	$6.00	5	Issued in connection with raising $5,000,000 from Gryphon and the fair value of $822,738 has been treated as a cost of fundraising.
Fall 2003	9,501	$2.00	5

Summer 2003	150,000	$0.10	1	Part of a settlement, along with $28,000 in cash, with the two original founders for various debts recorded on the books at $576,000. The warrants were valued at $0.40 per share or $60,000, resulting in a contribution to capital of $488,000.

May 2003	2,644,438	$0.10	Var	Issued to former employees and the fair value of $1,050,687 were expensed in 2003.

April 2003	200,000	$0.10	4	Issued to consultants and the fair value of $80,000 was expensed in 2003.

April 2003	232,334	$0.75	1	Previously expired warrants were extended.

2002	120,000	$0.10	4	Issued to investors and fair value of $4,800 expensed in 2002.

2002	980,000	$0.10	5	Issued to consultants and the fair value of $392,000 was expensed in 2002.

Each of the foregoing were issued pursuant to the exemption afforded by Section 4(2) of the Securities Act.

BLAST ENERGY SERVICES, INC.

Undertakings

The undersigned registrant hereby undertakes to:

1.	File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

a.	Include any prospectus required by section 10(a)(3) of the Securities Act;

b.	Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and not withstanding the foregoing, any increase or decrease in volume of securities offered, and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

c.	Include any additional or changed material information on the plan of distribution.

2.	For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

3.	File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

4.	Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the act and is, therefore, unenforceable. In the event that a claim for indemnification against liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

BLAST ENERGY SERVICES, INC.

Exhibits

Exhibit Table

Blast Energy Services, Inc. includes by reference, unless otherwise indicated, the following exhibits:

Number	Description

2.1	Agreement and Plan of Reorganization, dated April 24, 2003, as amended June 30, 2003; Filed July 18, 2003 with the SEC, Report on Form 8-K

3.1	Restated Articles of Incorporation dated July 15, 2003 Filed June 29, 2004 with the SEC, Form SB-2

3.2	Bylaws, as amended September 25, 2003 Filed June 29, 2004 with the SEC, Form SB-2

3.3	Amendment to the Restated Articles of Incorporation dated June 6, 2005 Filed June 20, 2005 with the SEC, Form SB-2, Post-Effective Amendment No. 1 (Registration No. 333-116943).

4.1	Form of Subscription Agreement Filed August 11, 2004 with the SEC, Form 10-QSB

4.2	Form of Warrant Agreement Filed August 11, 2004 with the SEC, Form 10-QSB

4.3	Form of Promissory Note Filed August 11, 2004 with the SEC, Form 10-QSB

4.4	Form of Convertible Promissory Note Filed August 11, 2004 with the SEC, Form 10-QSB

4.5	Form of Registration Rights Agreement Filed August 11, 2004 with the SEC, Form 10-QSB

4.6	$800,000 Secured Promissory Note dated July 15, 2005 by and among Blast Energy Services, Inc. and Berg McAfee Companies, LLC. Filed July 26, 2005 with the SEC, Report on Form 8-K

4.7	$200,000 Secured Subordinated Promissory Note dated July 15, 2005 by and among Blast Energy Services, Inc. and Berg McAfee Companies, LLC. Filed July 26, 2005 with the SEC, Report on Form 8-K

*5.1	Opinion on Legality

10.1	Employment Agreement – John O’Keefe, dated January 6, 2004 Filed April 15, 2004 with the SEC, Form 10-KSB

10.2	Employment Agreement – David Adams, dated December 31, 2003 Filed April 15, 2004 with the SEC, Form 10-KSB

10.3	Advisor Agreement – Dr. Ron Robinson, amended December 11, 2003 Filed April 15, 2004 with the SEC, Form 10-KSB Filed April 15, 2004 with the SEC, Form 10-KSB

10.4	Employment Agreement – Andrew Wilson, dated June 2003; Filed November 20, 2003 with the SEC, Form 10-QSB, as amended

10.5	License Agreement – Carl W. Landers, dated April 24, 2003; Filed October 6, 2003 with the SEC, Report on Form 8-K

10.5.1	Amendment to License Agreement – Carl W. Landers, dated September 4, 2003; Filed October 6, 2003 with the SEC, Report on Form 8-K

10.5.2	Second Amendment to License Agreement – Carl W. Landers, dated February 28, 2004; Filed February 28, 2004 with the SEC, Report on Form 8-K

10.6	Technology Report, “Landers Technology”, dated October 13, 2003; Filed November 20, 2003 with the SEC, Form 10-QSB, as amended

10.7	Subscription Agreement, Gryphon Master Fund, L.P., dated October 23, 2003 and Registration Rights Agreement dated October 24, 2003; Filed October 27, 2003 with the SEC, Report on Form 8-K

10.8	Form of Registration Rights Agreement, re: Private Placement Offering July/August 2003; Filed December 3, 2003 with the SEC, Form 10-QSB, as amended

10.9	Alternative Form of Registration Rights Agreement, re: Offering July/August 2003; Filed December 3, 2003 with the SEC, Form 10-QSB, as amended

10.10	Placement Agency Agreement, Stonegate Securities, Inc., dated August 26, 2003; Filed November 20, 2003 with the SEC, Form 10-QSB, as amended

10.11	Independent Contractor Agreement, Terronne Petroleum Corporation, dated August 1, 2003; Filed November 20, 2003 with the SEC, Form 10-QSB, as amended

BLAST ENERGY SERVICES, INC.

10.12	Master Services Contract, Esperada Energy Partners, L.L.C., dated March 2004 Filed April 15, 2004 with the SEC, Form 10-KSB

10.13	Services Contract, Maxim Energy, Inc., dated March 2004 Filed April 15, 2004 with the SEC, Form 10-KSB

10.14	Services Contract, Natural Gas Systems, dated January 2004 Filed April 15, 2004 with the SEC, Form 10-KSB

10.15	Contract – Natural Gas Systems, “Delhi Field”, dated September 22, 2003; Filed November 20, 2003 with the SEC, Form 10-QSB, as amended

10.16	Services Contract, Amvest Osage, Inc.; dated January 2004 Filed April 15, 2004 with the SEC, Form 10-KSB

10.17	Acknowledge of amounts owed at September 30, 2003, re: Edge Capital Group contract dated June 16, 2003; Filed November 20, 2003 with the SEC, Form 10-QSB, as amended

10.18	Contract – Edge Capital Group, “Franklin Field”, dated September 27, 2003; Filed November 20, 2003 with the SEC, Form 10-QSB, as amended

10.19	Contract – Edge Capital Group, “Monroe Field”, dated June 16, 2003; Filed August 20, 2003 with the SEC, Form 10-QSB, as amended

10.19.1	Addendum to Contract, Edge Capital Group, “Monroe Field”, dated November 19, 2003 Filed November 20, 2003 with the SEC, Form 10-QSB, as amended

10.20	Contract - Noble Energy, re: Satellite Services, dated September 17, 2003; Filed November 20, 2003 with the SEC, Form 10-QSB, as amended

10.21	Contract – Apache Corp., re: Satellite Services, dated September 11, 2002; Filed November 20, 2003 with the SEC, Form 10-QSB, as amended

10.22	Contract – Energy 2000 NGC, “Monroe Field”, dated April 30, 2000; Filed August 20, 2003 with the SEC, Form 10-QSB, as amended

10.23	Verdisys, Inc. 2003 Stock Option Plan; Filed November 20, 2003 with the SEC, Form 10-QSB, as amended

10.24	Master Service Contract – BlueRidge Gas Partners, LLC – June 23, 2004 Filed August 11, 2004 with the SEC, Form 10-QSB

10.25	Master Service Contract – VJI Natural Resources, LLC – July 20, 2004 Filed August 11, 2004 with the SEC, Form 10-QSB

10.26	Contract/Order – U. S. Department of Energy – June 4, 2004 and Letter of Intent, Radial Drilling Optimization Services – April 14, 2004 Filed August 11, 2004 with the SEC, Form 10-QSB

10.27	Contract – License Agreement between Alberta Energy Holdings, Inc. and Verdisys, Inc. for Abrasive Fluid Jet Technology, dated October 27, 2004 Filed November 15, 2004 with the SEC, Form 10-QSB

10.28	Contract – Agreement among Verdisys, Berg McAfee Companies, Energy 2000 NGC, and Eric McAfee Filed November 15, 2004 with the SEC, Form 10-QSB

10.29	Settlement Agreement and Mutual Release dated as of January 19, 2005 by and among Verdisys, Inc., Eric McAfee, Edge Capital Group, Inc. and Certain entities affiliated with Robert Frazier, Sr.
Filed February 4, 2005 with the SEC, Form 8-K

10.30	Assignment of License Agreement dated March 8, 2005 by and among Verdisys, Inc, and Maxim TEP, Inc. Filed March 14, 2005 with the SEC, Form 8-K

10.31	License Agreement dated March 15, 2005, by and among Edge Capital Group, Inc. or its assignee and Verdisys, Inc.; Filed May 5, 2005 with the SEC; Report on Form 10-QSB

10.32	Abrasive Fluid Jet Rig Construction Agreement dated March 17, 2005, by and among Verdisys, Inc. and Alberta Energy Holding Inc.; Filed May 5, 2005 with the SEC, Report on Form 10-QSB

10.33	Drilling Rig Development and Management Agreement dated April 12, 2005, by and between Verdisys, Inc. and Advanced Drilling Services, LLC; Filed May 5, 2005 with the SEC; Report on Form 10-QSB

10.34	$800,000 Secured Promissory Note dated July 15, 2005 by and among Blast Energy Services, Inc. and Berg McAfee Companies, LLC Filed July 26, 2005 with the SEC, Report on Form 8-K

10.35	First Amendment to the Assignment of License Agreement dated July 18, 2005 by and among Blast Energy Services, Inc. and Maxim TEP, Inc. Filed July 26, 2005 with the SEC, Report on Form 8-K

BLAST ENERGY SERVICES, INC.

10.36	Second Amendment to the Assignment of License Agreement dated July 21, 2005 by and among Blast Energy Services, Inc. and Maxim TEP, Inc. Filed July 26, 2005 with the SEC, Report on Form 8-K

10.37	Third Amendment to the Assignment of License Agreement dated July 25, 2005 by and among Blast Energy Services, Inc. and Maxim TEP, Inc. Filed July 26, 2005 with the SEC, Report on Form 8-K

10.38	Fourth Amendment to the Assignment of License Agreement dated July 29, 2005 by and among Blast Energy Services, Inc. and Maxim TEP, Inc. Filed August 11, 2005 with the SEC, Report on Form 10-QSB

10.39	Fifth Amendment to the Assignment of License Agreement dated July 29, 2005 by and among Blast Energy Services, Inc. and Maxim TEP, Inc. Filed August 11, 2005 with the SEC, Report on Form 10-QSB

10.40	Letter of Intent dated August 5, 2005 by and between Blast Energy Services, Inc. and RadTech North America. Filed August 11, 2005 with the SEC, Report on Form 10-QSB

10.41	Settlement Agreement dated August 12, 2005 between Blast Energy Services and Charles Steinberger. Filed August 17, 2005 with the SEC, Report on Form 8-K.

10.42	Abrasive Fluid Jet Technology Purchase Agreement dated August 25, 2005 between Blast Energy Services, Inc. and Alberta Energy Holding, Inc. Filed August 31, 2005 with the SEC, Report on Form 8-K.

10.43	Amendment #1 dated August 25, 2005 to the Construction Agreement between Blast Energy Services, Inc. and Alberta Energy Holding, Inc. Filed August 31, 2005 with the SEC, Report on Form 8-K.

*10.44	Amendments Six through Ten to the Assignment of License Agreement dated August and September 2005 by and among Blast Energy Services, Inc. and Maxim TEP, Inc

10.45	$200,000 Secured Subordinated Promissory Note dated July 15, 2005 by and among Blast Energy Services, Inc. and Berg McAfee Companies, LLC Filed July 26, 2005 with the SEC, Report on Form 8-K

*23.1	Consent of Accountant

23.2	Consent of Attorney (included in Exhibit 5.1)

24.1	Power of Attorney (included on the signature page hereto)

*	Filed herewith

BLAST ENERGY SERVICES, INC.

Signatures

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Houston; State of Texas;

on September 29, 2005

REGISTRANT:	Blast Energy Services, Inc.

	By:	/s/ DAVID M. ADAMS
David M. Adams
Co - Chief Executive Officer
Principal Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below constitutes and appoints John O’Keefe and David M. Adams, and each of them individually, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any additional registration statement to be filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection there with, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

By:	/s/ DAVID M. ADAMS	By:	/s/ JOHN O’KEEFE
	David M. Adams		John O’Keefe
	Co-Chief Executive Officer		Co-Chief Executive Officer
	Principal Executive Officer		Chief Financial Officer
	President		Principal Accounting Officer

Date: September 29, 2005		Date: September 29, 2005

By:	/s/ JOHN R. BLOCK
John R. Block
Director

Date: September 29, 2005

By:	/s/ JOSEPH J. PENBERA, PH.D.	By:	/s/ ROGER P. (PAT) HERBERT
	Joseph J. Penbera, Ph.D.		Roger P. (Pat) Herbert
	Director		Director

Date: September 29, 2005		Date: September 29, 2005

By:	/s/ FREDERICK R. RUIZ	By:	/s/ O. JAMES WOODWARD III
	Frederick R. Ruiz		O. James Woodward III
	Director		Director and Chairman of the Board

Date: September 29, 2005		Date: September 29, 2005

S-1